SECURITIES AND EXCHANGE COMMISSION



                             Washington, D. C. 20549


                                ----------------



                                    FORM U5S


                                  ANNUAL REPORT


                   For the Fiscal Year Ended December 31, 1996


        Filed pursuant to the Public Utility Holding Company Act of 1935 by


                              THE SOUTHERN COMPANY


                           270 PEACHTREE STREET, N. W.
                             ATLANTA, GEORGIA 30303

                              THE SOUTHERN COMPANY
                                    FORM U5S
                                      1996


                                TABLE OF CONTENTS
                                -----------------


                ITEM                                                PAGE NUMBER
               ------                                               -----------

1.       System Companies and Investments Therein as of
           December 31, 1996                                             1

2.       Acquisitions or Sales of Utility Assets                         4

3        Issue, Sale, Pledge, Guarantee or Assumptions
           of System Securities                                          4

4.       Acquisition, Redemption or Retirement of System
           Securities                                                    5

5.       Investments in Securities of Nonsystem Companies                7

6.       Officers and Directors                                          8

7.       Contributions and Public Relations                              39

8.       Service, Sales and Construction Contracts                       42

9.       Wholesale Generators and Foreign Utility Companies              43

10.      Financial Statements and Exhibits                               A

                                       i
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



                                      ITEMS

ITEM 1.   SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1996.
--------------------------------------------------------------------------

Name of Company                                  Number of          Percentage         Issuer
(Add abbreviation                                 Common             of Voting          Book           Owner's
  used herein)                                 Shares Owned            Power            Value        Book Value
-----------------                              ------------          ---------          -----        ----------
                                                                                             In Thousands
THE SOUTHERN COMPANY
     (SOUTHERN)                                       None               None               n/a              n/a

     ALABAMA POWER COMPANY
        (ALABAMA)                                5,608,955                100        $2,714,277       $2,714,277

        Alabama Property Company                     1,000                100             8,417            8,417

        Alabama Power Capital Trust I
           (ALABAMA TRUST I)                           n/a                n/a             3,000            3,000

        Southern Electric
           Generating
           Company (SEGCO) (a)                     164,000                 50            26,032           26,032

     ENERGIA DE NUEVO LEON, S. A.
        DE C. V.                                       358             33 1/3                 -                -

     GEORGIA POWER COMPANY
        (GEORGIA)                                7,761,500                100         4,154,281        4,154,281

        SEGCO (a)                                  164,000                 50            26,032           26,032

        Piedmont-Forrest
           Corporation (PIEDMONT)                  100,000                100             8,646            8,646
                                                                                         12,599  (b)      12,599

        Georgia Power LP Holdings Corp.
           (GEORGIA POWER
           HOLDINGS)                                   500                100                 -                -

        Georgia Power Capital, L.P.
           (GEORGIA CAPITAL)                           n/a                n/a             3,660            3,660

        Georgia Power Capital Trust I
           (GEORGIA TRUST I)                           n/a                n/a             7,093            7,093

     GULF POWER COMPANY (GULF)                     992,717                100           435,758          435,758

     MISSISSIPPI POWER COMPANY
        (MISSISSIPPI)                            1,121,000                100           383,734          383,734

     MOBILE ENERGY SERVICES
        HOLDINGS, INC. (MESH)                        1,000                100            31,374           31,374

        Mobile Energy Services
           Company, LLC (MESCO)                        n/a                 99            62,908           62,908



                                       1
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

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1996.
-------------------------------------------------------------------------
        Continued)

Name of Company                                             Number of       Percentage       Issuer
(Add abbreviation                                            Common          of Voting        Book           Owner's
  used herein)                                            Shares Owned         Power          Value        Book Value
-----------------                                         ------------       ---------        -----        ---------
                                                                                                   In Thousands
                                                                                                   -------------
     SAVANNAH ELECTRIC AND
        POWER COMPANY
        (SAVANNAH)                                         10,844,635          100         $172,284          $172,284

     SEI HOLDINGS, INC.  (SEIH)                                 1,000          100          987,712           987,712

        ASOCIADOS DE ELECTRICIDAD                              11,999          (c)              (d)               (d)

        SEI Y ASOCIADOS DE ARGENTINA S. A.                  9,840,000          (c)              (d)               (d)
           Hidroelectrica Alicura, S. A.                  166,380,000          (c)              (d)               (d)

        SOUTHERN ELECTRIC, INC.                                 1,000          100               17                17

        SOUTHERN ENERGY FINANCE
           COMPANY, INC. (e)                                    1,000          100           13,993            13,993
           EPZ Lease, Inc. (e)                                  1,000          (c)              (d)               (d)
              EPZ Lease, L.L.C. (e)                              None          (c)              (d)               (d)
                 EPZ Lease Holding A, L.L.C. (e)                 None          (c)              (d)               (d)
                 EPZ Lease Holding B, L.L.C. (e)                 None          (c)              (d)               (d)
                 EPZ Lease Holding C, L.L.C. (e)                 None          (c)              (d)               (d)

        SOUTHERN ENERGY, INC. (Southern
           Energy)                                              1,000          100            2,421             2,421
           SEI Operadora de Argentina, S. A.                   11,999          (c)              (d)               (d)
           Southern Electric International-
              Asia, Inc                                         1,000          (c)              (d)               (d)
           Southern Electric International, GmbH                  500          (c)              (d)               (d)

        SOUTHERN ENERGY INTERNATIONAL,                          1,000          100          792,139           792,139
           INC. (Formerly SEI Newco 1, Inc.)

           SOUTHERN ENERGY - ASIA, INC.                         1,000          100          107,641           107,641

           SOUTHERN ENERGY - NEWCO 2, INC.                      1,000          100          170,389           170,389
              SEI Chile, S. A.                                    999          (c)              (d)               (d)
                 Inversiones SEI Chile Limitada                   n/a          (c)              (d)               (d)
                 Empresa Electrica del Norte
                    Grande, S. A.  (Edelnor)              158,643,607          (c)              (d)               (d)
                     Sitranor S. A.                               n/a          (c)              (d)               (d)
                 Electrica SEI Chile Limitada                     n/a          (c)              (d)               (d)
                 Energia Del Pacifico S. A.                     1,000          (c)              (d)               (d)
              Cayman Energy Traders                                 1          (c)              (d)               (d)
              SEI Beteiligungs GmbH                                 1          (c)              (d)               (d)
                 P. T. Tarahan Power Company                      n/a          (c)              (d)               (d)
              Southern Electric Bahamas
                 Holdings, Ltd.                                 1,000          100           31,061            31,061
                 Southern Electric Bahamas, Ltd.                5,000          (c)              (d)               (d)
                 ICD Utilities Limited                      2,500,000          (c)              (d)               (d)
                 Freeport Power Company Limited               910,809          (c)              (d)               (d)

                                       2

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


ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1996.
-------------------------------------------------------------------------
        (Continued)

Name of Company                                               Number of          Percentage       Issuer
(Add abbreviation                                             Common             of Voting        Book          Owner's
  used herein)                                               Shares Owned            Power        Value       Book Value
----------------                                            --------------        ------------    ------     -----------
                                                                                                  In Thousands

     SOUTHERN ELECTRIC INTERNATIONAL-
        EUROPE, INC.                                              1,000          100         $475,413          $475,413
        The Southern Company - Europe plc                        50,000          (c)              (d)               (d)
        Southern Electric International Finance, Inc.             1,000          (c)              (d)               (d)
        Southern Electric International - Europe Limited              2          (c)              (d)               (d)
        Southern Electric International - Netherlands B.V.           55          (c)              (d)               (d)
           Zamojska Spolka Energetycnza Sp. z.o.o.                  n/a          (c)              (d)               (d)
        Southern Investments UK Holdings Limited                150,000          (c)              (d)               (d)
           Southern Investments UK plc                      500,400,587          (c)              (d)               (d)
        South Western Electricity plc                       113,989,525          (c)              (d)               (d)

     SOUTHERN ELECTRIC BRASIL
        PARTICIPACOES LTDA.                                       1,000          (c)              (d)               (d)
           Southern Energy E Associados
              Participacoes, S. A.                                  999          (c)              (d)               (d)

     SOUTHERN ELECTRIC INTERNATIONAL
        TRINIDAD, INC.                                            1,000          100           37,411            37,411
        The Power Generation
           Company of Trinidad
           and Tobago Limited                               188,370,000          (c)              (d)               (d)

  SOUTHERN ENERGY NORTH
     AMERICA, INC. (Formerly Southern
     Wholesale Generators, Inc.)                                    500          100            6,388             6,388
     SEI Birchwood, Inc.                                          1,000          (c)              (d)               (d)
        Birchwood Power Partners, L. P.                             n/a          (c)              (d)               (d)
        Greenhost, Inc.                                              50           50              (d)               (d)
     SEI Hawaiian Cogenerators, Inc.                              1,000          (c)              (d)               (d)
     SEI State Line, Inc. (f)                                     1,000          (c)              (d)               (d)
        State Line Energy, L.L.C. (g)                               n/a          (c)              (d)               (d)
     Southern Energy - Cajun, Inc. (h)                           10,000          (c)              (d)               (d)
     Southern Energy Trading and Marketing, Inc.                  1,000          (c)              (d)               (d)

  SOUTHERN COMPANY
     SERVICES, INC. (SCS)                                        14,500          100              875               875

  SOUTHERN COMMUNICATIONS
     SERVICES, INC. (Southern
     Communications)                                                500          100          132,303           132,303

  SOUTHERN ELECTRIC RAILROAD
     COMPANY (SERC)                                               5,000          100                5                 5


ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1996.
-------------------------------------------------------------------------
        (Continued)


Name of Company                                           Number of          Percentage       Issuer
(Add abbreviation                                          Common             of Voting        Book          Owner's
  used herein)                                          Shares Owned            Power          Value       Book Value
----------------                                        -------------        ------------     -------      ----------
                                                                                             In Thousands
     SOUTHERN INFORMATION HOLDING
        COMPANY, INC. (f)                                  1,000               100          $     5           $     5
        Southern Information 1, Inc. (f)                   1,000               100                 1                1
        Southern Information 2, Inc. (f)                   1,000               100                1                 1

     SOUTHERN NUCLEAR OPERATING
        COMPANY, INC. (Southern Nuclear)                   1,000               100            1,869             1,869
                                                                                              5,000  (i)        5,000
     SOUTHERN TELECOM HOLDING
        COMPANY, INC. (f)                                  1,000               100              203               203
        Southern Telecom 1, Inc. (f)                       1,000               100              171               171
        Southern Telecom 2, Inc. (f)                       1,000               100                1                 1

     THE SOUTHERN DEVELOPMENT AND
        INVESTMENT GROUP, INC. (Southern                     500               100           14,620            14,620
           Development)

Notes to Item 1:

(a)      SEGCO is 50% owned by ALABAMA and 50% owned by GEORGIA.
         The amounts shown reflect the respective ownership interests of each company.
(b)      Promissory note due on demand; interest rate, based on GEORGIA's embedded cost of capital, was 9.90% at January 1, 1997.
(c)      This information is contained in Item 9, Part I(a).
(d)      This information is filed confidentially pursuant to Rule 104.
(e)      Incorporated in Delaware in December 1996.
(f)      Incorporated in Delaware in April 1996.
(g)      Incorporated in Indiana in April 1996.
(h)      Incorporated in Delaware in October 1996.
(i)      Unsecured notes payable due on or before December 31, 2000 at an end-of-year interest rate of 5.42%.

ITEM 2.  ACQUISITION OR SALES OF UTILITY ASSETS.

NONE.

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES.

NONE.
                                       4

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


ITEM 4.      ACQUISITION, REDEMPTION, OR RETIREMENT OF SYSTEM SECURITIES.
-------------------------------------------------------------------------
                               Calendar Year 1996

                                Name of Company                                                                    Indicate
    Name of Issuer and        Acquiring, Redeeming    Number of Shares or Principal Amount                         Commission
      Title of Issue         or Retiring Securities   Acquired       Redeemed        Retired   Consideration       Authorization
    -------------------      ----------------------   ----------     --------        -------   ------------        -------------
                                                                                                                   (See Note)
ALABAMA:

First Mortgage Bonds

9 1/4% Series due 2021                  ALABAMA           None     $23,797,000     $23,797,000     $23,797,000
4 1/2% Series due 1996                  ALABAMA           None            None     $60,000,000     $60,000,000

Pollution Control Revenue Bonds

7.40% Series G due 2016                 ALABAMA           None     $21,000,000     $21,000,000     $21,420,000

GEORGIA:

First Mortgage Bonds

4.75% Series due 1996                   GEORGIA           None    $150,000,000    $150,000,000    $150,000,000
7.70% Series due 2025                   GEORGIA    $13,000,000            None     $13,000,000     $12,501,000
8.625% Series due 2022                  GEORGIA       $110,000            None        $110,000        $111,100
7.95% Series due 2023                   GEORGIA    $21,750,000            None     $21,750,000     $21,683,125
7.55% Series due 2023                   GEORGIA     $5,000,000            None      $5,000,000      $4,800,150
7.625% Series due 2023                  GEORGIA    $16,000,000            None     $16,000,000     $15,480,000
7.75% Series due 2023                   GEORGIA     $5,000,000            None      $5,000,000      $4,912,500

Pollution Control Revenue Bonds

6 3/8% Series due 2008                  GEORGIA           None        $980,000        $980,000        $980,000
6 3/8% Series due 2008                  GEORGIA           None        $980,000        $980,000        $980,000
6 3/8% Series due 2008                  GEORGIA           None      $6,100,000      $6,100,000      $6,100,000
6.40% Series due 2007                   GEORGIA           None        $970,000        $970,000        $970,000
6.40% Series due 2007                   GEORGIA           None        $970,000        $970,000        $970,000
6 3/4% Series due 2006                  GEORGIA           None        $960,000        $960,000        $960,000
6 3/4% Series due 2006                  GEORGIA           None        $960,000        $960,000        $960,000
7.25% Series due 2021                   GEORGIA           None     $26,400,000     $26,400,000     $26,400,000
7.25% Series due 2021                   GEORGIA           None     $24,945,000     $24,945,000     $24,945,000
8.00% Series due 2016                   GEORGIA           None     $46,000,000     $46,000,000     $46,000,000
8.00% Series due 2016                   GEORGIA           None      $1,600,000      $1,600,000      $1,600,000
8.00% Series due 2016                   GEORGIA           None      $5,000,000      $5,000,000      $5,000,000
8.00% Series due 2016                   GEORGIA           None      $3,800,000      $3,800,000      $3,800,000

Preferred Stock

$7.80 Series                            GEORGIA           None     $75,000,000     $75,000,000     $76,365,000
$1.9375 Series                          GEORGIA     $1,242,500            None      $1,242,500      $1,268,575
$1.9875 Series                          GEORGIA       $845,000            None        $845,000        $856,290
$1.925 Series                           GEORGIA     $1,087,500            None      $1,087,500      $1,109,693
$1.90 Series                            GEORGIA       $972,500            None        $972,500        $974,445
$2.125 Series                           GEORGIA           None    $100,000,000    $100,000,000    $100,000,000



ITEM 4.      ACQUISITION, REDEMPTION, OR RETIREMENT OF SYSTEM SECURITIES.
-------------------------------------------------------------------------
                               Calendar Year 1996


                                Name of Company                                                                 Indicate
    Name of Issuer and        Acquiring, Redeeming    Number of Shares or Principal Amount                     Commission
      Title of Issue         or Retiring Securities   Acquired       Redeemed        Retired   Consideration  Authorization
   ---------------------     ---------------------    ----------     --------        -------   -------------  -------------
                                                                                                               (See Note)

GULF:

First Mortgage Bonds

8.75% Series due 2021               GULF                  None     $49,180,000     $49,180,000     $52,047,194

Pollution Control Revenue Bonds

7.125% Series due 2021              GULF                  None     $21,200,000     $21,200,000     $21,624,000
6.000% Series due 2006              GULF                  None     $12,075,000     $12,075,000     $12,075,000

MISSISSIPPI:

First Mortgage Bonds

9 1/4% Series due 2021              MISSISSIPPI           None     $45,447,000             None    $50,190,421

Pollution Control Bonds

5.80% Series due 2007               MISSISSIPPI           None         $10,000             None        $10,000

SAVANNAH:

First Mortgage Bonds

9 3/8% Series due 2021             SAVANNAH               None     $29,400,000      $29,400,000    $31,278,120


Note to Item 4: All transactions exempt pursuant to Rule 42(b)(2), (4) or (5) or authorized in File No. 70-8095 or in the respective proceedings relating to the issuance and sale of preferred stock.




ITEM 5.   INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES.
----------------------------------------------------------

                                                                Number of
                                                                 Shares or                Carrying
                                                                 Principal                  Value
Name of Owner                       Name of Issuer            Amount Owned                to Owner
-------------                       --------------            ------------                --------
ALABAMA (one item)                        (1)                      204 shares                    $1
ALABAMA (four items)                      (2)                        $654,000              $654,000
GEORGIA (one item)                        (3)                      $2,500,000            $2,500,000
Southern Development (one item)           (4)                  130,381 shares                    $1

Notes to Item 5:

      (1) Securities representing bankruptcy distributions applicable to obligations of customers incurred in the ordinary course of business.

      (2) Debt securities issued by instrumentalities of political subdivisions within ALABAMA's service area to build promotional industrial buildings that will assist in advancing business and industrial development.

      (3)  Investment made in a private venture capital fund for the purpose of assisting early-stage and high technology companies located principally in the Southeast, with a focus on Georgia-based firms.  (See File No. 70-8085.)

      (4)  Represents Southern Development's investment in Integrated Communication Systems, Inc. (ICS).  ICS is engaged in providing two-way communications over local telephone lines for a wide range of energy-related services in the residential and small commercial markets.



ITEM 6.      OFFICERS AND DIRECTORS.
-----------------------------------
             PART I.
             -------

The following are the abbreviations to be used for principal business address and positions.

Principal Business Address            Code
------------------------------------------

270 Peachtree Street
Atlanta, GA 30303                     (a)

600 North 18th Street
Birmingham, AL 35291                  (b)

333 Piedmont Avenue, N.E.
Atlanta, GA 30308                     (c)

500 Bayfront Parkway
Pensacola, FL 32520                   (d)

900 Ashwood Parkway
Suite 500
Atlanta, GA 30338                     (e)

2992 West Beach Boulevard
Gulfport, MS 39501                    (f)

600 East Bay Street
Savannah, GA 31401                    (g)

Suipacha 1111 Piso 18
1368 Buenos Aires, Argentina          (h)

LN Alem 712 - Piso 7
(1001) Buenos Aires, Argentina        (i)

Apoquindo 3721 Office 114
Las Condes, Chile                     (j)

Avenida Grecia 750
Casilla 1290
Antofagasta, Chile                    (k)

800 Park Avenue, Aztec West
Almondsbury, Bristol BS12 4SE         (l)

64 Perimeter Center East
Atlanta, GA 30346                     (m)

42 Inverness Center Parkway
Birmingham, AL 35242                  (n)

40 Inverness Center Parkway
Birmingham, AL 35242                  (o)

Position                              Code
------------------------------------------
Director                              D
President                             P
Chief Executive Officer               CEO
Chief Financial Officer               CFO
Chief Accounting Officer              CAO
Chief  Information Officer            CIO
Chief Production Officer              CPO
Senior Executive Vice President       SEVP
Executive Vice President              EVP
Senior Vice President                 SVP
Financial Vice President              FVP
Vice President                        VP
Controller/Comptroller                C
Counsel                               L
Secretary                             S
Treasurer                             T
General Manager                       GM
Managing Director                     MD
Commissioner                          M

SOUTHERN
Name and Principal Address  (a) Position
---------------------------------------------
John C. Adams                       D
 755 Lee Street
 P. O. Box 272
 Alexander City, AL 35011-0272
A. D. Correll                       D
 133 Peachtree Street, N.E.
 Atlanta, GA 30303
A. W. Dahlberg                      D,P,CEO
Paul J. DeNicola  (m)               D,EVP
Jack Edwards                        D
 P. O. Box 123
 Mobile, AL 36601
H. Allen Franklin  (c)              D,EVP
Bruce S. Gordon                     D
 1310 N. Court House Road
 Arlington, VA 22201
L. G. Hardman III                   D
 P. O. Box 149
 Commerce, GA 30529
Elmer B. Harris  (b)                D,EVP
William A. Parker, Jr.              D
 1380 West Paces Ferry Road, N.W.
 Suite 260
 Atlanta, GA 30327
William J. Rushton, III             D
 P. O. Box 2606
 Birmingham, AL 35202
Dr. Gloria M. Shatto                D
 610 Mount Berry Station
 Mount Berry, GA 30149

ITEM 6.    OFFICERS AND DIRECTORS.
----------------------------------
           PART I.  (Continued)
           --------------------

SOUTHERN (continued)
Name and Principal Address  (a) Position
----------------------------------------

Gerald J. St. Pe'                   D
 P. O. Box 149
 Pascagoula, MS 39568
Herbert Stockham                    D
 P. O. Box 13018
 Birmingham, AL 35213
W. L. Westbrook                     FVP,CFO,T
David M. Ratcliffe                  SVP
David R. Altman                     VP
Thomas G. Boren  (e)                VP
Bill M. Guthrie  (b)                VP
C. Alan Martin                      VP
John G. Richardson                  VP
 1130 Connecticut Avenue, NW
 Washington, DC 20036
Dr. W. Robert Woodall, Jr.          VP
W. Dean Hudson  (m)                 C
Tommy Chisholm                      S


ALABAMA
Name and Principal Address  (b) Position
--------------------------------------------
Whit Armstrong                      D
 P. O. Box 900
 Enterprise, AL 36331
A. W. Dahlberg  (a)                 D
Peter V. Gregerson, Sr.             D
 644 Walnut Street
 Gadsden, AL 35901
Bill M. Guthrie  (b)                D,EVP,CPO
Elmer B. Harris                     D,P,CEO
Carl E. Jones, Jr.                  D
 P. O. Box 2527
 Mobile, AL 36622
Wallace D. Malone, Jr.              D
 P. O. Box 2554
 Birmingham, AL 35290
William V. Muse                     D
 Auburn University
 107 Samford Hall
 Auburn, AL 36849
John T. Porter                      D
 1101 Martin L. King, Jr. Dr. S.W.
 Birmingham, AL 35211
Gerald H. Powell                    D
 P. O. Drawer 909
 Jacksonville, AL 36265
Robert D. Powers                    D
 202 East Broad Street
 Eufaula, AL 36027
John W. Rouse                       D
 P. O. Box 55305
 Birmingham, AL 35255
William J. Rushton, III             D
 P. O. Box 2606
 Birmingham, AL 35202
James H. Sanford                    D
 1001 McQueen Smith Road South
 Prattville, AL 36066
John C. Webb, IV                    D
 125 W. Washington Street
 Demopolis, AL 36732
John W. Woods                       D
 P. O. Box 11007
 Birmingham, AL 35288
Banks H. Farris                     EVP
William B. Hutchins, III            EVP,CFO
Charles D. McCrary                  EVP
Robert A. Buettner                  SVP,L
Michael D. Garrett                  SVP
Earl B. Parsons, Jr.                SVP
Christopher C. Womack               SVP
Art P. Beattie                      VP,S,T
James M. Corbitt                    VP
W. Roy Crow                         VP
Andy J. Dearman                     VP
John E. Dorsett                     VP
Thomas A. Fanning                   VP,CIO
C. Stephen Fant                     VP
Robert Holmes, Jr.                  VP
Robin A. Hurst                      VP
J. Bruce Jones                      VP
C. Alan Martin  (a)                 VP
Donald W. Reese                     VP
Michael L. Scott                    VP
Julian H. Smith, Jr.                VP
William R. Smith                    VP
Susan N. Story                      VP
Anthony J. Topazi                   VP
Terry H. Waters                     VP
David L. Whitson                    VP,C,CAO


ALABAMA PROPERTY COMPANY
Name and Principal Address  (b) Position
----------------------------------------

Elmer B. Harris                     D,P
William B. Hutchins, III            D,VP
Susan N. Story                      D,VP
David L. Whitson                    C
Art P. Beattie                      S,T

ITEM 6.    OFFICERS AND DIRECTORS
---------------------------------
           PART I.  (Continued)
           -------------------

GEORGIA
Name and Principal Address  (c) Position
--------------------------------------------

Bennett A. Brown                    D
 P. O. Box 4899
 Atlanta, GA 30302-4899
A. W. Dahlberg  (a)                 D
William A. Fickling, Jr.            D
 P. O. Box 1976
 Macon, GA 31202-1976
H. Allen Franklin                   D,P,CEO
L. G. Hardman III                   D
 P. O. Box 149
 Commerce, GA 30529
Warren Y. Jobe                      D,EVP,T,
                                    CFO
James R. Lientz, Jr.                D
 P. O. Box 4899
 Atlanta, GA 30302-4899
William A. Parker, Jr.              D
 1380 West Paces Ferry Road, N.W.
 Suite 260
 Atlanta, GA 30327
G. Joseph Prendergast               D
 191 Peachtree Street, N.E.
 Atlanta, GA 30303-1757
Herman J. Russell                   D
 504 Fair Street, S.W.
Atlanta, GA 30313
Dr. Gloria M. Shatto                D
 P. O. Box 490039
 Mount Berry, GA 30149-0039
William Jerry Vereen                D
 P. O. Box 460
 Moultrie, GA 31776-0460
Carl Ware                           D
 P. O. Box Drawer 1734
 Atlanta, GA 30301
Thomas R. Williams                  D
 3200 Arden Rd. NW
 Atlanta, GA 30305
William C. Archer, III              EVP
Bill M. Guthrie  (b)                EVP
William G. Hairston, III  (o)       EVP
Gene R. Hodges                      EVP
William P. Bowers                   SVP
Wayne T. Dahlke                     SVP
James K. Davis                      SVP
Robert H. Haubein, Jr.              SVP
Fred D. Williams                    SVP
J. D. Woodard  (o)                  SVP
Judy M. Anderson                    VP,S
J. Thomas Beckham, Jr. (o)          VP
Robert L. Boyer                     VP
M. A. Brown                         VP
J. L. Conn                          VP
Fred W. DeMent, Jr.                 VP
Thomas A. Fanning                   VP,CIO
J. W. George                        VP
Leonard J. Haynes                   VP
Craig S. Lesser                     VP
J. B. Manley                        VP
C. Alan Martin                      VP
J. L. Martin, Jr.                   VP
Charles K. McCoy  (o)               VP
J. A. Parramore, Jr.                VP
Cliff Thrasher                      VP,C,CAO
James A. Wilson                     VP
Dr. W. Robert Woodall, Jr.  (a)     VP


PIEDMONT
Name and Principal Address  (c) Position
----------------------------------------

H. Allen Franklin                   D,P
Warren Y. Jobe                      D,EVP,T
Judy M. Anderson                    VP,S


GEORGIA POWER HOLDINGS
Name and Principal Address  (c) Position
----------------------------------------

Warren Y. Jobe                      D,P,T
Judy M. Anderson                    VP,S
Charles O. Rawlins  (m)             VP


SEGCO
Name and Principal Address  (b) Position
----------------------------------------

Robert L. Boyer  (c)                D
H. Allen Franklin  (c)              D,VP
Bill M. Guthrie                     D,VP
Elmer B. Harris                     D,P
Robert H. Haubein, Jr. (c)          D
William B. Hutchins, III            D,VP
Warren Y. Jobe  (c)                 D
Charles D. McCrary                  D
Earl B. Parsons, Jr.                D
David L. Whitson                    C
Art P. Beattie                      S,T

ITEM 6.    OFFICERS AND DIRECTORS
---------------------------------
           PART I.  (Continued)
           -------------------

GULF
Name and Principal Address  (d) Position
--------------------------------------------

Travis J. Bowden                    D,P,CEO
Paul J. DeNicola  (m)               D
Fred C. Donovan                     D
 P. O. Box 13370
 Pensacola, FL 32591
W. Deck Hull, Jr.                   D
 P. O. Box 2180
 Panama City, FL 32402
Joseph K. Tannehill                 D
 10 Arthur Drive
 Lynn Haven, FL 32444
F. M. Fisher, Jr.                   VP
Bill M. Guthrie  (b)                VP,CPO
J. E. Hodges, Jr.                   VP
G. Edison Holland, Jr.              VP,L
C. Alan Martin  (a)                 VP
Arlan E. Scarbrough                 VP,CFO
Ronnie R. Labrato                   C
Warren E. Tate                      S,T


ENERGIA de NUEVO LEON, S.A. DE C.V.
Name and Principal Address  (e) Position
----------------------------------------

Marcelo Canales Clarion             D
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico
William R. Easter                   D
Jean M. Fauvd                       D
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico
Ismael Garza T.                     D
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico
Tanenguy Le Marechal                D
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico
Raul Rangel Hinojosa                D
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico
Santiago C. Reyes Retana            D
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico
W. Clay Smith  (m)                  D

Andres Gonzalez Sandoval            S
 Lazaro Cardenas 2400 Despacho
 PD-11 PB Edificia Losoles,
 Garza Garcia 66220 N. L. Mexico


MISSISSIPPI
Name and Principal Address  (f) Position
---------------------------------------------

Paul J. DeNicola  (m)               D
Edwin E. Downer                     D
 7642 Poplar Springs Drive
 Meridian, MS 39305
Dwight H. Evans                     D,P,CEO
Robert S. Gaddis                    D
 P. O. Box 168
 Laurel, MS 39440
Walter H. Hurt, III                 D
 P. O. Box 9
 Inverness, MS 38753
Aubrey K. Lucas                     D
 Box 5164
 Hattiesburg, MS 39406
George A. Schloegel                 D
 Hancock Bank
 P. O. Box 4019
 Gulfport, MS 39502
Philip J. Terrell                   D
 701 West North Street
 Pass Christian, MS 39571
Gene Warr                           D
 2600 Beach Boulevard
 Biloxi, MS 39531
H. Ed Blakeslee                     VP
Bill M. Guthrie  (b)                VP,CPO
Frederick D. Kuester                VP
C. Alan Martin  (a)                 VP
Don E. Mason                        VP
Michael W. Southern                 VP,CFO,
                                    S,T
Frances V. Turnage                  C

ITEM 6.    OFFICERS AND DIRECTORS
--------------------------------
           PART I.  (Continued)
           -------------------

MOBILE ENERGY SERVICES HOLDINGS, INC.
Name and Principal Address (e) Position
---------------------------------------

Kerry E. Adams  (n)                 D
Thomas G. Boren                     D,P,CEO
S. Marce Fuller                     D,VP
Raymond D. Hill                     D,VP,T
                                    CFO
J. Bruce Jones                      D
Thomas J. Madden, III               D
Mark R. Ogle                        D
Dean G. Koch                        VP
James A. Ward                       VP,C
Tommy Chisholm  (a)                 S


MOBILE ENERGY SERVICES COMPANY, LLC
Name and Principal Address (e) Position
---------------------------------------

Thomas G. Boren                     P,CEO
S. Marce Fuller                     VP
Raymond D. Hill                     VP,CFO
Dean G. Koch                        VP,GM
Christopher Kysar                   VP
Mark R. Ogle                        VP
James A. Ward                       VP,C
Tommy Chisholm  (a)                 S


SAVANNAH
Name and Principal Address  (g) Position
-----------------------------------------

Helen Quattlebaum Artley            D
 9 Avenue of the Pines
 Savannah, GA 31406
Paul J. DeNicola  (m)               D
Brian R. Foster                     D
 P. O. Box 9586
 Savannah, GA 31412
Arthur M. Gignilliat, Jr.           D,P,CEO
Walter D. Gnann                     D
 P. O. Box 334
 Springfield, GA 31329
Robert B. Miller, III               D
 P. O. Box 8003
 Savannah, GA 31412
Arnold M. Tenenbaum                 D
 P. O. Box 2567
 Savannah, GA 31498
Frederick F. Williams, Jr.          D
 8 Rockwell Avenue South
 Savannah, GA 31419
W. Miles Greer                      VP
Bill M. Guthrie  (b)                VP,CPO
C. Alan Martin  (a)                 VP
Larry M. Porter                     VP
Kirby R. Willis                     VP,T,CFO
Lavonne Calandra                    S
Nancy Frankenhauser                 C


SEIH
Name and Principal Address  (e) Position
--------------------------------------------

Kerry E. Adams  (n)                 D
Thomas G. Boren                     D,P
Travis J. Bowden  (d)               D
A. W. Dahlberg (a)                  D
Paul J. DeNicola  (m)               D
H. Allen Franklin  (c)              D
W. L. Westbrook  (a)                D
Raymond D. Hill                     VP,T,CFO
Ronald E. Leggett                   VP
Richard J. Pershing                 VP
Charles W. Whitney  (l)             VP
Tommy Chisholm  (a)                 S
James A. Ward                       C


Asociados De Electricidad, S.A.
Name and Principal Address  (h) Position
--------------------------------------------

Felicia L. Bellows  (i)             D,VP
Mariano F. Grondona                 D,S
J. William Holden, III  (e)         D,P
S. Marce Fuller  (e)                D
Jose Martinez de Hoz                D


SEI y Asociados de Argentina, S.A.
Name and Principal Address  (i) Position
--------------------------------------------

Juan Carlos Apostolo                D
Felicia L. Bellows                  D,VP
Peter J. Davenport                  D
Mariano F. Grondona                 D,S
Raymond D. Hill  (e)                D
J. William Holden, III  (e)         D,P
W. L. Westbrook  (a)                D

ITEM 6.    OFFICERS AND DIRECTORS
---------------------------------
           PART I.  (Continued)
           -------------------

Hidroelectrica Alicura, S.A.
Name and Principal Address  (i) Position
---------------------------------------------

Felicia L. Bellows                  D,VP
Matias Bourdieu                     D
Peter J. Davenport                  D
Alfredo H. Estevez                  D
Mariano F. Grondona                 D,S
Roberto Guillermo Haas              D
J. William Holden, III  (e)         D
Jose Alberto Michaux                D


Southern Electric, Inc.
Name and Principal Address  (e) Position
--------------------------------------------

James A. Ward                       D
Thomas G. Boren                     P
Tommy Chisholm  (a)                 S,T


Southern Energy International, Inc.
Name and Principal Address  (e) Position
--------------------------------------------

Thomas G. Boren                     D
James A. Ward                       D,P
Raymond D. Hill                     VP,T
Tommy Chisholm  (a)                 S


Southern Energy - Newco 2, Inc.
Name and Principal Address  (e) Position
--------------------------------------------
Thomas G. Boren                     D
James A. Ward                       D,P
Raymond D. Hill                     VP,T
Tommy Chisholm  (a)                 S


SEI Chile, S.A.
Name and Principal Address (j) Position
--------------------------------------------
Felicia L. Bellows  (i)             D
Edgardo Boeninger Kausel            D
Jorge Granic Latorre                D
Pastor Sanjurjo  (k)                D,GM
Carlos Larrain Pena                 D
Eduardo Zuniga Pacheco              D


Empresa Electrica del Norte Grande, S.A.
Name and Principal Address  (k) Position
--------------------------------------------
Edgardo Boeninger Kausel            D
Edmundo Dupre Echeverria            D,VP
J. William Holden, III              D
Andres Kern                         D
Mark S. Lynch                       D,CEO
Richard J. Pershing                 D
W. L. Westbrook  (a)                D


Sitranor S. A.
Name and Principal Address  (k) Position
--------------------------------------------
Ricardo Campano                     D
Mario Espinoza D.                   D
Luis Hormazibal                     D
Carlos Larrain Pena                 D
Oscar Moscoso Fabres                D
Pastor Sanjurjo                     D
Eduardo Zuniga Pacheco              D
Arturo Bulnes Concha                D
Christopher Darnell                 D
Jaime de los Hoyes                  D
Jorge Granic Latorre                D
Hector Saldivar                     D
Francisco Sibias                    D
Carlos Urgua                        D


Energia del Pacifico S. A.
Name and Principal Address  (k) Position
--------------------------------------------
Jorge Granic Latorre                D
Carlos Larrain Pena                 D
Pastor Sanjurjo                     D


SEBH
Name and Principal Address  (e) Position
--------------------------------------------
Thomas G. Boren                     D,P
J. William Holden, III              D,VP
Richard J. Pershing                 D,VP
Raymond D. Hill                     VP,T,CFO
Ronald E. Leggett                   VP
James A. Ward                       C
Tommy Chisholm  (a)                 S

ITEM 6.    OFFICERS AND DIRECTORS
---------------------------------
           PART I.  (Continued)
           -------------------

Southern Electric Bahamas Ltd.
Name and Principal Address  (e) Position
--------------------------------------------
Thomas G. Boren                     D,P
J. William Holden, III              D,VP
Richard J. Pershing                 D,VP
Raymond D. Hill                     VP,T,CFO
Ronald E. Leggett                   VP
Tommy Chisholm  (a)                 S
James A. Ward                       C


Freeport Power Company Limited
Name and Principal Address      Position
--------------------------------------------
Thomas G. Boren  (e)                D
Larry R. Brantley                   P,CEO
 P. O. Box  F-40888
 Freeport, Grand Bahama Island,
 Bahamas
Jack A. Hayward                     D
 P. O. Box  F-40888
 Freeport, Grand Bahama Island,
 Bahamas
Albert J. Miller                    D
 P. O. Box  F-40888
 Freeport, Grand Bahama Island,
 Bahamas
Richard J. Pershing  (e)            D
Richard T. Pittenger  (e)           D
Edward P. St. George                D
 P. O. Box  F-40888
 Freeport, Grand Bahama Island,
 Bahamas
Raymond D. Hill  (e)                VP,CFO
Ian O. Barry                        VP,T
 P. O. Box  F-40888
 Freeport, Grand Bahama Island,
 Bahamas
Ronald E. Leggett  (e)              VP
Willie A. M. Moss                   VP,S
 P. O. Box  F-40888
 Freeport, Grand Bahama Island,
 Bahamas


SEI Beteiligungs GmbH
Name and Principal Address  (e) Position
--------------------------------------------
James A. Ward                       D,MD
Norbert Pacho                       MD


P. T. Tarahan Power Company
Name and Principal Address  (e) Position
--------------------------------------------
Tanri Abeng                         M
Ir. Aburizal Bakrie                 P,M
Thomas G. Boren                     M
David T. Gallaspy                   M
Mintarto Halim                      M
Ronald E. Leggett                   M
Mark S. Lynch                       M
Soy M. Pardede                      M
Richard J. Pershing                 M
George S. Tahija                    M
James A. Ward                       M
Raymond V. Haley                    P,D
Thomas K. Amster                    D
Lekir A. Daud                       D
Ir. Arjono D. Kamarga               D
Amin M. Lakhani                     D


Southern Electric Brasil Participacoes Ltda.
Name and Principal Address      Position
--------------------------------------------
Pedro Paulo Cristofaro              D
 Av Almirante Barroso,
 No. 52, 5 Andar
 Rio de Janeiro, Brasil CEP 20031
Julian Fonseca Pena Chediak         D
 Av Almirante Barroso,
 No. 52, 5 Andar
 Rio de Janeiro, Brasil CEP 20031


Southern Electric International - Europe, Inc.
Name and Principal Address  (e) Position
--------------------------------------------
Thomas G. Boren                     D,P
James A. Ward                       D,VP,T
Tommy Chisholm  (a)                 S


Southern Electric International Finance, Inc.
Name and Principal Address  (e) Position
--------------------------------------------
Timothy L. Fallaw  (m)              D
Catherine Hanson                    D
Karen B. Thomas                     D,VP
James A. Ward                       D,VP,T
Tommy Chisholm  (a)                 S

ITEM 6.    OFFICERS AND DIRECTORS
---------------------------------
           PART I.  (Continued)
           -------------------

Southern Electric International - Europe Limited
Name and Principal Address  (e) Position
--------------------------------------------
Thomas G. Boren                     D
Carson B. Harreld                   D
Alan W. Harrelson                   D
Raymond D. Hill                     D
Gale E. Klappa                      D
Mark R. Ogle                        D,S
Richard J. Pershing                 D
C. Philip Saunders                  D
James A. Ward                       D
Charles W. Whitney (l)              D

Southern Electric International - Netherlands B.V.
Name and Principal Address  (e) Position
--------------------------------------------
Thomas G. Boren                     D
Tommy Chisholm                      D
Sam H. Dabbs, Jr.                   D
Raymond D. Hill                     D
Richard J. Pershing                 D
Patricia L. Roberts                 D
Barney S. Rush                      D
James A. Ward                       D
Charles W. Whitney  (l)             D


The Southern Company - Europe plc
Name and Principal Address  (e) Position
--------------------------------------------
Thomas G. Boren                     D
Raymond D. Hill                     D
Karl E. Olsoni                      D
Richard Owen                        D
Richard J. Pershing                 D
James A. Ward                       D
Charles W. Whitney  (l)             D
Mark R. Ogle                        S


Southern Investments UK Holdings Limited
Name and Principal Address  (e) Position
--------------------------------------------
Thomas G. Boren                     D
Richard D. Fagan                    D
Carson B. Harreld                   D
Alan W. Harrelson                   D
Gale E. Klappa                      D
Richard J. Pershing                 D
Roger L. Petersen                   D
C. Philip Saunders                  D
Charles W. Whitney  (l)             D
Mark R. Ogle                        S

Southern Investments UK plc
Name and Principal Address  (e) Position
--------------------------------------------
Accentacross Limited                D
Thomas G. Boren                     D
Carson B. Harreld                   D
Alan W. Harrelson                   D
Gale E. Klappa                      D
Mighteager Limited                  D
Richard J. Pershing                 D
C. Philip Saunders                  D
Charles W. Whitney  (l)             D
Mark R. Ogle                        S


South Western Electricity plc
Name and Principal Address  (l) Position
--------------------------------------------
Carson B. Harreld                   D
Alan W. Harrelson                   D
Gale E. Klappa                      D,CEO
Roger L. Petersen                   D
C. Philip Saunders                  D
Robin D. Edmounds                   S


Southern Electric International Trinidad, Inc.
Name and Principal Address  (e) Position
--------------------------------------------
Thomas G. Boren                     D,P
J. William Holden, III              D,VP
James A. Ward                       D
Tommy Chisholm  (a)                 S,T

ITEM 6.    OFFICERS AND DIRECTORS.
----------------------------------
           PART I.  (Continued)
           -------------------

The Power Generation Company of
  Trinidad and Tobago Limited
Name and Principal Address      Position
--------------------------------------------
Ronald Chan                         D
 Scotia Centre
 Cr. Park and Richmond Streets
 Port of Spain, Trinidad, W.I.
Barbara Fagan                       D
 200 Westlake Park Blvd.
 Houston, TX 77253
J. William Holden, III              D
Ronald E. Leggett  (e)              D
John MacKay                         D
 6 St. Kitts Avenue
 Federation Park, Trinidad, W. I.
Judith Morris                       D
 63 Frederick Street
 Port of Spain, Trinidad, W.I.
Jacqueline Quamina                  D
 Eric Williams Plaza
 Independence Square
 Port of Spain, Trinidad, W.I.
Chandrabhan Sharma                  D
 University of the West Indies
 St. Augustine, Trinidad, W.I.
W. L. Westbrook  (a)                D
Henry T. E. Coolidge, Jr.           D,CEO
 6A Queens Park West,
 First Floor
 Port of Spain, Trinidad, W.I.
June Ahye                           S
 63 Frederick Street
 Port of Spain, Trinidad, W.I.


Southern Energy - Asia, Inc.
Name and Principal Address  (e) Position
--------------------------------------------
Thomas G. Boren                     D,P
James A. Ward                       D,VP,T
S. Marce Fuller                     VP
Richard J. Pershing                 VP
Tommy Chisholm                      S


SCS
Name and Principal Address  (m) Position
--------------------------------------------
A. W. Dahlberg  (a)                 D
Paul J. DeNicola                    D,P,CEO
H. Allen Franklin  (c)              D
Elmer B. Harris  (b)                D
Bill M. Guthrie  (b)                SEVP,CPO
Kerry E. Adams  (n)                 EVP
David M. Ratcliffe  (a)             EVP
W. L. Westbrook  (a)                EVP,T
Thomas A. Fanning                   SVP
William K. Newman  (b)              SVP
Fred D. Williams                    SVP
David R. Altman  (a)                VP
Robert S. Beason                    VP
I. Otis Berkhan                     VP
Tommy Chisholm  (a)                 VP,S,L
A. J. Connor  (b)                   VP
Douglas E. Dutton  (n)              VP
J. Kevin Fletcher                   VP
Dr. C. H. Goodman  (b)              VP
J. R. Harris  (e)                   VP
W. Dean Hudson                      VP,C
C. Alan Martin  (a)                 VP
J. Mike McClure                     VP
John G. Richardson                  VP
 1130 Connecticut Avenue, NW
 Washington, DC 20036
Jerry L. Stewart  (b)               VP
Dr. W. Robert Woodall, Jr.  (a)     VP
Charles O. Rawlins                  T


Southern Communications
Name and Principal Address (m)  Position
--------------------------------------------
Robert S. Beason                    D
Wayne T. Dahlke  (c)                D
Robert G. Dawson                    D,P,CEO
Paul J. DeNicola                    D
Dwight H. Evans  (f)                D
Thomas A. Fanning                   D
Francis M. Fisher  (d)              D
William B. Hutchins, III (b)        D
David M. Ratcliffe  (a)             D
W. L. Westbrook  (a)                D
Tommy Chisholm  (a)                 S
R. Craig Elder                      T

ITEM 6.    OFFICERS AND DIRECTORS.
---------------------------------
           PART I.  (Continued)
           -------------------

Southern Energy
Name and Principal Address  (e) Position
--------------------------------------------
Kerry E. Adams  (n)                 D
Thomas G. Boren                     D,P,CEO
Travis J. Bowden  (d)               D
A. W. Dahlberg  (a)                 D
Paul J. DeNicola  (m)               D,VP
H. Allen Franklin  (c)              D
W. L. Westbrook  (a)                D,VP
S. Marce Fuller                     SVP
Raymond D. Hill                     SVP,CFO
Richard J. Pershing                 SVP
Vance N. Booker                     VP
Tommy Chisholm  (a)                 VP,S
David T. Gallaspy                   VP
J. R. Harris                        VP
J. William Holden, III              VP
Ronald E. Leggett                   VP
Mark S. Lynch                       VP
William A. Maner, III               VP
Karl E. Olsoni                      VP,T
Joseph T. Pokalsky                  VP
Barney S. Rush                      VP
James A. Ward                       VP,C
Charles W. Whitney  (l)             VP


SEI Operadora de Argentina, S.A.
Name and Principal Address  (i) Position
--------------------------------------------
Mariano F. Grondona                 D,S
J. William Holden, III  (e)         D,P
Ronald E. Leggett  (e)              D
Felicia L. Bellows  (i)             D
Randall E. Harrison  (e)            D
Jose Martinez de Hoz                D


Southern Electric International - Asia, Inc
Name and Principal Address  (e) Position
--------------------------------------------
Thomas G. Boren                     D,P
Raymond D. Hill                     VP,CFO
Tommy Chisholm (a)                  S


Southern Electric International GmbH
Name and Principal Address  (e) Position
--------------------------------------------
Thomas G. Boren                     GM
Tommy Chisholm  (a)                 GM
William A. Franks                   GM
Raymond D. Hill                     GM
Richard J. Pershing                 GM
James A. Ward                       GM
Charles W. Whitney  (l)             GM


SERC
Name and Principal Address  (n) Position
--------------------------------------------
Bill M. Guthrie  (b)                D,P
T. Roy Harrell                      VP
Earl B. Parsons, Jr.  (b)           VP
Larry M. Porter  (g)                VP
Tommy Chisholm  (a)                 S,T


Southern Nuclear
Name and Principal Address  (o) Position
--------------------------------------------
A. W. Dahlberg  (a)                 D
Paul J. DeNicola  (m)               D
H. Allen Franklin  (c)              D
William G. Hairston, III            D,P,CEO
Elmer B. Harris  (b)                D
James H. Miller, III                EVP,L
Jackie D. Woodard                   EVP
James W. Averett                    VP
J. Thomas Beckham, Jr.              VP
Louis B. Long                       VP
C. Alan Martin  (a)                 VP
Charles K. McCoy                    VP
John O. Meier                       VP,S
D. N. Morey, III                    VP
Robert M. Gilbert , Jr.             C,T,CAO


Southern Development
Name and Principal Address  (m) Position
--------------------------------------------
Robert S. Beason                    D
William P. Bowers (c)               D
Paul J. DeNicola                    D
Dwight H. Evans (f)                 D
Thomas A. Fanning                   D
J. Kevin Fletcher                   D,P
Robin A. Hurst                      D
Thomas R. Kellogg                   D,VP,GM
Charles D. McCrary                  D
Michael L. Scott (c)                D
W. L. Westbrook  (a)                D
Tommy Chisholm  (a)                 S
Alan L. Leverett                    T

ITEM 6.    OFFICERS AND DIRECTORS
---------------------------------
           PART I.  (Continued)
           -------------------

Southern Energy Finance Company, Inc.
Name and Principal Address  (e) Position
--------------------------------------------
Thomas G. Boren                     D,P
James A. Ward                       D,VP,T
S. Marce Fuller                     VP
Raymond D. Hill                     VP,CFO
David Rozier                        VP
Tommy Chisholm                      S


EPZ Lease, Inc.
Name and Principal Address  (e) Position
--------------------------------------------
William R. Bechstein                D,VP
 1105 N. Market Street
 Suite 1300
 Wilmington, DE 19801
Thomas G. Boren                     P
David Rozier                        D
Terry Turner                        D
S. Marce Fuller                     VP
Raymond D. Hill                     VP,CFO
Christopher J. Kysar                VP
Tom Mathew                          VP
John Rachford                       VP
James A. Ward                       VP,T
Tommy Chisholm                      S


EPZ Lease, L.L.C.
Name and Principal Address  (e) Position
--------------------------------------------
Christopher J. Kysar                Officer
Tom Mathew                          Officer
John Rachford                       Officer


EPZ Holding A, L.L.C.
Name and Principal Address  (e) Position
--------------------------------------------
Christopher J. Kysar                Officer
Tom Mathew                          Officer
John Rachford                       Officer


EPZ Holding B, L.L.C.
Name and Principal Address  (e) Position
--------------------------------------------
Christopher J. Kysar                Officer
Tom Mathew                          Officer
John Rachford                       Officer


EPZ Holding C, L.L.C.
Name and Principal Address  (e) Position
--------------------------------------------
Christopher J. Kysar                Officer
Tom Mathew                          Officer
John Rachford                       Officer


Southern Energy North America, Inc.
Name and Principal Address  (e) Position
--------------------------------------------
Kerry E. Adams  (n)                 D
Thomas G. Boren                     D,P
Travis J. Bowden  (d)               D
Paul J. DeNicola  (m)               D
H. Allen Franklin  (c)              D
W. L. Westbrook  (a)                D
S. Marce Fuller                     VP
Raymond D. Hill                     VP,T,CFO
Ronald E. Leggett                   VP
Richard J. Pershing                 VP
Tommy Chisholm  (a)                 S
James A. Ward                       C


Southern Energy Trading and Marketing, Inc.
Name and Principal Address  (e) Position
--------------------------------------------
Thomas G. Boren                     D,P
Thomas A. Fanning                   D
S. Marce Fuller                     D,EVP
Raymond D. Hill                     D,VP,CFO
James A. Ward                       D,VP,T,C
W. L. Westbrook  (a)                D
Donald R. Jefferis                  VP
Joseph T. Pokalsky                  VP
John J. Robinson                    VP
Tommy Chisholm  (a)                 S


SEI Birchwood, Inc.
Name and Principal Address  (e) Position
--------------------------------------------
Kerry E. Adams  (n)                 D
Thomas G. Boren                     D,P
S. Marce Fuller                     D,VP
W. L. Westbrook  (a)                D
Thomas E. Dorsey                    VP
Raymond D. Hill                     VP,CFO
Mark S. Lynch                       VP
Karl E. Olsoni                      VP,T
James A. Ward                       VP,C
Tommy Chisholm  (a)                 S

ITEM 6.    OFFICERS AND DIRECTORS
---------------------------------
           PART I.  (Continued)
           -------------------

SEI Hawaiian Cogenerators, Inc.
Name and Principal Address  (e) Position
--------------------------------------------
Kerry E. Adams  (n)                 D,VP
Thomas G. Boren                     D,P
W. L. Westbrook  (a)                D
Raymond D. Hill                     VP,CFO
Tommy Chisholm  (a)                 S
James A. Ward                       T


Southern Energy - Cajun, Inc.
Name and Principal Address  (e)Position
--------------------------------------------
Thomas G. Boren                     D
S. Marce Fuller                     D
James A. Ward                       D
Randall E. Harrison                 D
Raymond D. Hill                     D
Gary J. Kubik                       D
Tommy Chisholm                      D


SEI State Line, Inc.
Name and Principal Address  (e) Position
--------------------------------------------
James A. Ward                       D,VP,T
Thomas G. Boren                     P
S. Marce Fuller                     VP
Randall E. Harrison                 VP
Raymond D. Hill                     VP,CFO
Tommy Chisholm                      S


Southern Information Holding Company, Inc.
Name and Principal Address (m)  Position
--------------------------------------------
Robert S. Beason                    D,P
William P. Bowers                   D
Paul J. DeNicola                    D
Dwight H. Evans  (f)                D
Thomas A. Fanning                   D
J. Kevin Fletcher                   D
Robin A. Hurst                      D
Thomas R. Kellogg                   D
Charles D. McCrary  (b)             D
Michael L. Scott  (b)               D
William L. Westbrook  (a)           D
Tommy Chisholm  (a)                 S
Allen L. Leverett                   T


Southern Information 1, Inc.
Name and Principal Address      Position
--------------------------------------------
Robert S. Beason                    D,P
William P. Bowers                   D
Paul J. DeNicola                    D
Dwight H. Evans                     D
Thomas A. Fanning                   D
J. Kevin Fletcher                   D
Robin A. Hurst                      D
Thomas R. Kellogg                   D
Charles D. McCrary                  D
Michael L. Scott                    D
William L. Westbrook                D
Tommy Chisholm                      S
Allen L. Leverett                   T


Southern Information 2, Inc.
Name and Principal Address      Position
--------------------------------------------
Robert S. Beason                    D,P
William P. Bowers                   D
Paul J. DeNicola                    D
Dwight H. Evans                     D
Thomas A. Fanning                   D
J. Kevin Fletcher                   D
Robin A. Hurst                      D
Thomas R. Kellogg                   D
Charles D. McCrary                  D
Michael L. Scott                    D
William L. Westbrook                D
Tommy Chisholm                      S
Allen L. Leverett                   T


Southern Telecom Holding Company, Inc.
Name and Principal Address (m)  Position
--------------------------------------------
Robert S. Beason                    D,P
William P. Bowers                   D
Paul J. DeNicola                    D
Dwight H. Evans  (f)                D
Thomas A. Fanning                   D
J. Kevin Fletcher                   D
Robin A. Hurst                      D
Thomas R. Kellogg                   D
Charles D. McCrary  (a)             D
Michael L. Scott                    D
William L. Westbrook  (a)           D
Tommy Chisholm  (a)                 S
Allen L. Leverett                   T

ITEM 6.    OFFICERS AND DIRECTORS
---------------------------------
           PART I.  (Continued)
           -------------------

Southern Telecom 1, Inc.
Name and Principal Address (m)  Position
--------------------------------------------
Robert S. Beason                    D,P
William P. Bowers                   D
Paul J. DeNicola                    D
Dwight H. Evans  (f)                D
Thomas A. Fanning                   D
J. Kevin Fletcher                   D
Robin A. Hurst                      D
Thomas R. Kellogg                   D
Charles D. McCrary  (b)             D
Michael L. Scott                    D
William L. Westbrook  (a)           D
Tommy Chisholm  (a)                 S
Allen L. Leverett                   T


Southern Telecom 2, Inc.
Name and Principal Address (m) Position
--------------------------------------------
Robert S. Beason                    D,P
William P. Bowers                   D
Paul J. DeNicola                    D
Dwight H. Evans  (f)                D
Thomas A. Fanning                   D
J. Kevin Fletcher                   D
Robin A. Hurst                      D
Thomas R. Kellogg                   D
Charles D. McCrary  (b)             D
Michael L. Scott                    D
William L. Westbrook  (a)           D
Tommy Chisholm  (a)                 S
Allen L. Leverett                   T




ITEM 6.    OFFICERS AND DIRECTORS.    Part II.    Financial Connections.
-----------------------------------------------------------------------

     Name of Officer              Name and Location                 Position Held in         Applicable
     or Director               of Financial Institution          Financial Institution     Exemption Rule
    -----------------          -------------------------         ----------------------    --------------
                                                                                           Rule No. 70
                                                                                           Subdivision
John C. Adams            Aliant Bank, Alexander City, AL               Director                  (a)
                         Aliant National Corporation, Alexander
                           City, AL                                    Director                  (a)
Whit Armstrong           The Citizens Bank                             Chief Executive           (c)
                           Enterprise, AL                                Officer,
                                                                       Chairman of the Board
                                                                         of Directors and President
                         Enterprise Capital Corporation                Chairman of the Board of
                           Enterprise, AL                                Directors, President    (c)
Travis J. Bowden         AmSouth Bank of Florida,Clearwater, FL        Director                  (c)
A. D. Correll            SunTrust Bank of Georgia, Atlanta, GA         Director                  (a)
                         SunTrust Bank of Atlanta, Atlanta, GA         Director                  (a)
W. Roy Crow              Barbour County Bank, Eufaula, AL              Director                  (f)
A. W. Dahlberg           SunTrust Bank of Georgia                      Director                  (a);(c)
                           Atlanta, GA
                         SunTrust Bank, Atlanta, GA                    Director                  (a);(c)
H. Allen Franklin        SouthTrust Bank, Birmingham, AL               Director                  (a);(c)
L. G. Hardman, III       First Commerce Bancorp, Inc.                  Chairman of the Board
                           Commerce, GA                                  of Directors and Chief
                                                                         Executive Officer       (a);(c);(g)
                         First National Bank of Commerce,              Chairman of the
                           Commerce, GA                                  Board of Directors      (c);(g)
Elmer B. Harris          AmSouth Bancorporation,                       Director                  (a);(c);(e);(f)
                           Birmingham, AL
                         AmSouth Bank of Alabama,
                           Birmingham, AL                              Director                  (a);(c);(e);(f)
W. D. Hull, Jr.          SunTrust Bank/West Florida,                   Vice Chairman of the
                           Panama City, FL                               Board of Directors      (c)
Carl E. Jones            Regions Financial Corporation,                President and Chief
                           Birmingham, AL                                Operating Officer       (c)
James R. Lientz, Jr.     NationsBank of Georgia, N.A., Atlanta, GA     President                 (c)
Wallace D. Malone        SouthTrust Corporation, Birmingham, AL        Chairman of the Board
                                                                         of Directors and Chief
                                                                         Executive Officer       (c)
William V. Muse          SouthTrust Corporation, Birmingham, AL        Director                  (c)
John T. Porter           Citizens Federal Bank, Birmingham, AL         Director                  (c)





ITEM 6.    OFFICERS AND DIRECTORS.    Part II.    Financial Connections.  (Continued)
------------------------------------------------------------------------------------

     Name of Officer           Name and Location                      Position Held in    Applicable
       or Director            of Financial Institution           Financial Institution    Exemption Rule
    ----------------          ------------------------           ----------------------   --------------
                                                                                          Rule No. 70
                                                                                          Subdivision
G. Joseph
   Prendergast           Wachovia Bank of Georgia, N.A.                Chairman of the
                           Atlanta, GA                                   Board of Directors  (c)
                         Wachovia Bank of South Carolina               Chairman of the
                                                                         Board of Directors  (d)
                         Wachovia Bank of North Carolina               Director              (d)
                         Wachovia Corporation, Atlanta, GA             Executive Vice
                                                                         President           (d)
Herman J. Russell        Citizens Trust Bank, Atlanta, GA              Chairman of the
                                                                         Board of Directors  (c)
                         Citizens Bancshares Corp. Atlanta, GA         Chairman of the
                                                                         Board of Directors  (c)
                         Wachovia Corporation of Georgia,              Director              (c)
                           Atlanta, GA
George A. Schloegel      Hancock Bank - Mississippi, Gulfport, MS      Director and
                                                                         President           (c)
                         Hancock Holding Company, Gulfport, MS         Vice Chairman of
                                                                         the Board
                                                                         of Directors        (c)
                         Hancock Bank - Louisiana, Baton Rouge
                           Louisiana                                   Director              (d)
William R. Smith         SouthTrust Bank of Calhoun County, N.A.
                           Anniston, AL                                Director              (f)
Gerald St. Pe'           Merchants & Marine Bank, Pascagoula, MS       Director              (a)
Herbert Stockham         SouthTrust Bank, Birmingham, AL               Director              (a);(c)
                         SouthTrust Corporation,                       Director              (c)
                           Birmingham, AL
Joseph K. Tannehill      Florida First Bank, Panama City, FL           Director              (c)
Arnold Tenenbaum         First Union National Bank of Georgia,         Director              (c)
                           Atlanta, GA
                         First Union National Bank of Savannah,        Director              (c)
                           Savannah, GA
Gene Warr                Coast Community Bank, Biloxi, MS              Director              (c)


ITEM 6.  EXECUTIVE COMPENSATION. PART III.
-----------------------------------------
         (a) Summary Compensation Tables. The following tables set forth information concerning any Chief Executive Officer and the four most highly compensated executive officers for SCS, Southern Energy, Southern Communications, Southern Development and Southern Nuclear serving as of December 31, 1996, as defined by the Securities and Exchange Commission. ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH are incorporated by reference to page numbers III-13 through III-18 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 1996. Incorporated by reference to "Summary Compensation Table" under ELECTION OF DIRECTORS in SOUTHERN's definitive Proxy Statement relating to the 1997 annual meeting of stockholders.

Key terms used in this Item will have the following meanings:-

ESP.............................  Employee Savings Plan
ESOP............................  Employee Stock Ownership Plan
SBP.............................  Supplemental Benefit Plan
ERISA...........................  Employee Retirement Income Security Act





                                                                 SCS
                                                     SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION                           LONG-TERM COMPENSATION
                                                                                  Number of
                                                                                  Securities   Long-
Name                                                                              UnderlyingTerm
and                                                            Other Annual       Stock        Incentive     All Other
Principal                                                      Compensation       Options      Payouts      Compensation
Position               Year      Salary($)     Bonus($)                ($)1       (Shares)         ($)2             ($)3
-------------------------------------------------------------------------------------------------------------------------


A. W. Dahlberg         1996         782,409        118,534          6,833         154,610        770,216        43,850
Director               1995         722,489        120,415          6,577          52,203        866,493        40,755
                       1994         600,026        120,415          6,579          43,062        306,459        32,630

Paul J. DeNicola       1996         400,491         56,520          3,325          26,330        426,442        22,894
President, Chief       1995         384,845         50,464          3,037          26,297        479,747        21,573
Executive Officer,     1994         361,618         74,294          3,540          26,569        188,858        21,381
Director

Bill M. Guthrie        1996         346,375         49,115          1,574          17,541        244,800        19,141
Senior Executive       1995         326,877         49,939          1,533          17,518        275,400        17,810
Vice President         1994         308,837         58,140            384          16,781         87,085        16,646



See footnotes on the next page.



                                       SCS
                           SUMMARY COMPENSATION TABLE
                                   (Continued)


                                  ANNUAL COMPENSATION                    LONG-TERM COMPENSATION


                                                                                  Number of
                                                                                  Securities   Long-
Name                                                                              UnderlyingTerm
and                                                            Other Annual       Stock        Incentive    All Other
Principal                                                      Compensation       Options      Payouts      Compensation
Position               Year         Salary($)    Bonus($)              ($)1       (Shares)         ($)2             ($)3
-------------------------------------------------------------------------------------------------------------------------


David M. Ratcliffe     1996         347,985         39,465          8,446          15,179        207,322        16,889
Executive Vice         1995         281,615         68,7854             -          15,524        233,237        13,718
President              1994         240,291         61,989          2,581          13,137        100,336        13,349

Thomas A. Fanning5     1996         192,012        112,2886         1,931           8,055         84,047        10,279
Senior Vice            1995               -              -              -               -              -             -
President              1994         130,471         27,189            352               -         20,432         7,075



____________________
1    Tax reimbursements by SCS on certain personal benefits.

2 Payouts made in 1995, 1996 and 1997 for the four-year performance periods ending December 31, 1994, 1995 and 1996.

 3 SCS contributions to the ESP, ESOP,
non-pension related accruals under the SBP (ERISA excess plan under which accruals are made to offset Internal Revenue Code imposed limitations under the ESP and ESOP), for the following:
                                   ESP             ESOP               SBP
A. W. Dahlberg                  $6,750           $1,127            $35,973
Paul J. DeNicola                 6,750            1,127             15,017
Bill M. Guthrie                  6,750            1,127             11,264
David M. Ratcliffe               6,750            1,127              9,012
Thomas A. Fanning                6,750            1,127              2,402

4 Also included for Mr. Ratcliffe is a one-time lump-sum payment of $25,000 given in connection with his appointment to his current position.

5 Mr. Fanning was an executive officer of MISSISSIPPI during 1994. On January 1, 1995 he became a vice president at SCS and in 1996 he became an executive officer of SCS.

6 Includes a one-time award of $84,986 under the key contributor program in recognition of exemplary performance in 1996.


                             Southern Communications
                                       and
                              Southern Development
                           SUMMARY COMPENSATION TABLE




                                              ANNUAL COMPENSATION                         LONG-TERM COMPENSATION


                                                                                  Number of
                                                                                  Securities   Long-
Name                                                                              Underlying   Term
and                                                            Other Annual       Stock        Incentive    All Other
Principal                                                      Compensation       Options      Payouts      Compensation
Position               Year         Salary($)    Bonus($)          ($)7           (Shares)       ($)8           ($)9
-----------------------------------------------------------------------------------------------------------------------

Southern Communications
-----------------------
Robert G. Dawson       1996          194,680       116,123            1,185          7,055          -          12,275
President, Chief       1995          498,671 10     65,000              277              -          -           9,430
Executive Officer,     1994          286,221        50,000                -              -          -           8,148
Director

R. Craig Elder         1996          106,623        70,640                -              -          -           5,608
Vice President,        1995                -             -                -              -          -               -
Treasurer              1994                -             -                -              -          -               -

Southern Development
--------------------
J. Kevin Fletcher      1996          126,990        17,224              136          4,161     60,636           6,617
President,             1995          113,762        19,506              107          4,023     68,215           5,933
Director               1994                -             -                -              -          -               -

Tommy L. Kellogg       1996          104,119        31,977                -          2,661     29,172           5,466
Vice President and     1995           90,233        29,028                -          2,574     24,614           4,532
General Manager        1994                -             -                -              -          -               -



____________________________

 7 Tax reimbursement by Southern Development and Southern Communications on certain personal benefits.

 8 Payouts made in 1995, 1996 and 1997 for the four-year performance periods ending
December 31, 1994, 1995 and 1996.

9  Southern Communications' and Southern Development's contributions to the
ESP, ESOP, non-pension related accruals under the SBP (ERISA excess plan under which accruals are made to offset Internal
Revenue Code imposed limitations under the ESP and ESOP), for the following:
                                   ESP             ESOP               SBP
                                   ---             ----               ---
Robert G. Dawson                $6,488           $1,127             $4,660
R. Craig Elder                   4,807              801                  -
J. Kevin Fletcher                5,633              984                  -
Tommy R. Kellogg                 4,685              781                  -

10 Mr. Dawson's gross wages include miscellaneous payments due to his assignment in Buenos Aires, Argentina. Mr. Dawson served as vice president of SEI's Latin American and Caribbean Assets from March 1994 until October 1995.




                                                        Southern Energy
                                                  SUMMARY COMPENSATION TABLE



                                              ANNUAL COMPENSATION                         LONG-TERM COMPENSATION


                                                                                  Number of
                                                                                  Securities   Long-
Name                                                                              Underlying   Term
and                                                            Other Annual       Stock        Incentive     All Other
Principal                                                      Compensation       Options      Payouts      Compensation
Position               Year         Salary($)    Bonus($)          ($)11          (Shares)       ($)12          ($)13
-------------------------------------------------------------------------------------------------------------------------

Thomas G. Boren        1996          291,086       275,000           13,757         14,250          -          16,293
President,             1995          248,333       298,497  14       12,579         13,295          -          10,215
Director               1994          233,566       150,000            7,628         12,715          -          11,990

S. Marce Fuller        1996          215,000       175,000            1,491          8,881          -           9,403
Senior Vice President  1995          184,267        67,500            1,844              -          -           6,768
                       1994          109,869        62,500                2              -          -           5,588

Raymond D. Hill        1996          190,657       175,000            2,820          8,881          -
Senior Vice President  1995          162,500       165,000            1,641              -          -           8,252
                       1994          146,667        75,000              105              -          -           5,986

Richard J. Pershing    1996          190,417       175,000            3,568          8,881          -
Senior Vice President  1995          162,500       165,000            2,974              -          -           8,287
                       1994          148,178        75,000              347              -          -           7,793


_____________________
11   Tax reimbursement by Southern Energy on certain personal benefits.

12   Employees of Southern Energy are not yet eligible for these payouts.

13 Southern Energy contributions to the ESP, ESOP, non-pension related accruals under the SBP (ERISA excess plan under which accruals are made to offset Internal Revenue Code imposes limitations under the ESP and ESOP), for the following:
                                   ESP             ESOP               SBP
                                   ---             ----               ---
Thomas G. Boren                 $6,750           $1,127            $8,416
S. Marce Fuller                  6,848            1,127             1,428
Raymond D. Hill                  6,750            1,127             1,991
Richard J. Pershing              6,750            1,127             1,992

14 Includes a one-time award of $48,497 under the key contributor program in recognition of exemplary performance in 1995.



                                                       Southern Nuclear
                                                  SUMMARY COMPENSATION TABLE


                                              ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                                                                                 Number of
                                                                                 Securities   Long-
Name                                                                             Underlying   Term
and                                                         Other Annual         Stock        Incentive    All Other
Principal                                                   Compensation         Options      Payouts     Compensation
Position               Year        Salary($)     Bonus($)       ($)15            (Shares)       ($)16         ($)17
----------------------------------------------------------------------------------------------------------------------

W. G. Hairston, III    1996        308,789       46,748           3,555           15,583        257,040        17,070
President and Chief    1995        296,988       47,489           6,020           15,785        289,170        16,442
Executive Officer      1994        287,831       44,521           3,225           15,725         88,162        14,593

Jack D. Woodard        1996        214,083       38,953           1,903            8,939        126,075        11,675
Executive Vice         1995        202,085       37,116           1,235            8,969        141,834        10,215
President              1994        190,128       33,489           1,168            7,653         36,698        10,046

James H. Miller, III   1996        211,583       16,193           5,115            8,827        126,075        11,260
Executive Vice         1995        201,216       30,094           1,946            8,941        141,834         4,500
President              1994        121,846       29,549             888            7,629              -             -

J. Thomas
  Beckham, Jr.         1996        168,029       22,827           1,510            6,933         84,047         9,335
Vice President         1995        161,990       17,671             813            7,159         94,553         8,579
                       1994        150,139       20,262             308                -         23,635         8,137

Charles K. McCoy       1996        166,829       19,638             835            6,933         84,047         8,136
Vice President         1995        161,974       22,587             716            7,159         94,553         8,549
                       1994        150,139       21,012           1,398                -         23,635         8,004


__________________________

15 Tax reimbursement by Southern Nuclear on certain personal benefits.

16 Payouts made in 1995, 1996 and 1997 for the four-year performance periods ending December 31, 1994, 1995 and 1996, respectively.

17 Southern Nuclear contributions to the ESP, ESOP, non-pension related accruals under the SBP (ERISA excess plan under which accruals are made to offset Internal Revenue Code imposed limitations under the ESP and ESOP), for the following:
                                    ESP             ESOP               SBP
                                    ---             ---                ---
William G. Hairston, III         $6,750           $1,127            $9,193
Jack D. Woodard                   6,750            1,127             3,798
James H. Miller, III              6,750            1,127             3,383
J. Thomas Beckham, Jr.            6,995            1,127             1,213
Charles K. McCoy                  6,750              623               763

                           STOCK OPTION GRANTS IN 1996

         Stock Option Grants. The following table sets forth all stock option grants to the named executive officers of each operating subsidiary during the year ending December 31, 1996. ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH are incorporated by reference to page numbers III-19 and III-20 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 1996. Stock Option Grants in 1996 for SOUTHERN is incorporated by reference to "Stock Option Grants" under ELECTION OF DIRECTORS in SOUTHERN's definitive Proxy Statement relating to 1997 annual meeting of stockholders.

                                   Individual Grants                                    Grant Date Value

                              Number of
                              Securities    % of Total
                              Underlying    Options           Exercise
                              Share         Granted to        or
                              Options       Employees in      Base Price      Expiration     Grant Date
   Name                       Granted18     Fiscal Year19      ($/Sh)18       Date18         Present Value($)20
   -----------------------------------------------------------------------------------------------------------

   SCS

   A. W. Dahlberg              154,610           10.6             23.00       04/15/2006         564,327
   Paul J. DeNicola             26,330            1.8             23.00       04/15/2006          96,105
   Bill M. Guthrie              17,541            1.2             23.00       06/01/2000          54,553
   David M. Ratcliffe           15,179            1.0             23.00       04/15/2006          55,403
   Thomas A. Fanning             8,055            0.6             23.00       04/15/2006          29,401


   Southern Communications

   Robert G. Dawson              7,055            0.5             23.00       04/15/2006          25,751
   R. Craig Elder                    -              -                 -                -               -


   Southern Development

   J. Kevin Fletcher             4,161            0.3             23.00       04/15/2006          15,188
   Tommy R. Kellogg              2,661            0.2             23.00       04/15/2006           9,713

   See footnotes on the next page.



                           STOCK OPTION GRANTS IN 1996



                                   Individual Grants                                    Grant Date Value

                              Number of
                              Securities    % of Total
                              Underlying    Options           Exercise
                              Share         Granted to        or
                              Options       Employees in      Base Price      Expiration     Grant Date
   Name                       Granted18     Fiscal Year19      ($/Sh)18       Date18         Present Value($)20
   ------------------------------------------------------------------------------------------------------------


   Southern Energy

   Thomas G. Boren              14,250            1.0             23.00       04/15/2006          52,013
   S. Marce Fuller               8,881            0.6             23.00       04/15/2006          32,416
   Raymond D. Hill               8,881            0.6             23.00       04/15/2006          32,416
   Richard J. Pershing           8,881            0.6             23.00       04/15/2006          32,416


   Southern Nuclear

   William G. Hairston, III     15,583            1.1             23.00       04/15/2006          56,878
   Jack D. Woodard               8,939            0.6             23.00       04/15/2006          32,627
   James H. Miller, III          8,827            0.6             23.00       04/15/2006          32,219
   J. Thomas Beckham, Jr.        6,933            0.5             23.00       04/15/2006          25,305
   Charles K. McCoy              6,933            0.5             23.00       04/15/2006          25,305


_______________________
18  Grants were made on April 15, 1996, and vest 25% per year on the anniversary date of the grant.  Grants fully vest upon termination incident to death, disability, or retirement.  The exercise price is the average of the high and low fair market value of SOUTHERN's common stock on the date granted.  In accordance with the terms of the
Executive Stock Plan, Mr. Guthrie's unexercised options expire on June 1, 2000, three years after his normal date of retirement.

19 A total of 1,460,731  stock options were granted in 1996 to key executives  participating  in SOUTHERN's  Executive
Stock Plan.

20  Based on the Black-Scholes option valuation model.  The actual value, if any, an executive officer may realize ultimately depends on the market value of SOUTHERN's common stock at a future date.  There is no assurance that the value realized will be at or near the value estimated by the Black-Scholes model.  Assumptions used to calculate this value: price volatility - 18.627%; risk-free rate of return -6.51%; dividend yield - 5.48%; and time to exercise - ten years.


      AGGREGATED STOCK OPTION EXERCISES IN 1996 AND YEAR-END OPTION VALUES

         Aggregated Stock Option Exercises. The following table sets forth information concerning options exercised during the year ending December 31, 1996 by the named executive officers and value of unexercised options held by them as of December 31, 1996 ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH are incorporated by reference to page numbers III-21 and III-22 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 1996 Aggregated Stock Option Exercises in 1996 and Year-End Option Values information for SOUTHERN is incorporated by reference to "Aggregated Stock Option Exercises in 1996 and Year-End Option Values" under ELECTION OF DIRECTORS in SOUTHERN's definitive Proxy Statement relating to 1997 annual meeting of stockholders.

                                                                                               Value of
                                                                        Number of              Unexercised
                                                                        Unexercised            In-the-Money
                                                                        Options at             Options at
                                                                        Fiscal                 Fiscal
                                                                        Year-End (#)           Year-End($)21

                         Shares Acquired           Value                Exercisable/           Exercisable/
Name                     on Exercise (#)           Realized($)22        Unexercisable          Unexercisable
------------------------------------------------------------------------------------------------------------------

SCS

A. W. Dahlberg                     -                       -           123,218/222,955         571,573/130,667
Paul J. DeNicola                   -                       -             52,086/63,560          203,635/75,287
Bill M. Guthrie                    -                       -             74,833/42,333          469,921/49,192
David M. Ratcliffe                 -                       -             30,092/31,597          193,157/67,979
Thomas A. Fanning                  -                       -              1,885/13,713             1,885/5,658


Southern Communications

Robert G. Dawson                   -                       -               3,585/8,250             5,041/1,680
R. Craig Elder                     -                       -                         -                       -


Southern Development

J. Kevin Fletcher                  -                       -               1,005/7,179             1,005/3,018
Tommy R. Kellogg                   -                       -                 643/4,592               643/1,931

See footnotes on the next page.

                                       30





      AGGREGATED STOCK OPTION EXERCISES IN 1996 AND YEAR-END OPTION VALUES


                                                                                               Value of
                                                                        Number of              Unexercised
                                                                        Unexercised            In-the-Money
                                                                        Options at             Options at
                                                                        Fiscal                 Fiscal
                                                                        Year-End (#)           Year-End($)21

                         Shares Acquired           Value                Exercisable/           Exercisable/
Name                     on Exercise (#)           Realized($)22        Unexercisable          Unexercisable
----------------------------------------------------------------------------------------------------------------

Southern Energy

Thomas G. Boren                    -                       -             16,987/32,360           43,590/36,318
S. Marce Fuller                    -                       -                   0/6,774                     0/0
Raymond D. Hill                    -                       -                   0/8,881                     0/0
Richard J. Pershing                -                       -                   0/8,881                     0/0

Southern Nuclear

William G. Hairston, III           -                       -             18,817/38,231           40,646/45,468
Jack D. Woodard                    -                       -             10,839/21,084           23,298/23,315
James H. Miller, III               -                       -              6,049/10,521           16,537/21,012
J. Thomas Beckham, Jr.             -                       -              1,789/12,303             1,789/5,370
Charles K. McCoy                   -                       -              1,789/12,303             1,789/5,370


_____________________
21   This represents the excess of the fair market value as of December 31, 1996,  of the option  shares over exercise price of the options.  One column  reports the "value" of options that are vested and  therefore  could be  exercised;
the other the "value" of options that are not vested and therefore could not be exercised as of December 31, 1996.

22   The "Value Realized" is ordinary income, before taxes, and represents the amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price.



                   LONG-TERM INCENTIVE PLANS - AWARDS IN 1996

         Long-Term Incentive Awards. The following table sets forth the long-term incentive plan awards made to the named executive officers for the performance period January 1, 1996 through December 31, 1999. ALABAMA, GEORGIA,
GULF, MISSISSIPPI and SAVANNAH are incorporated by reference to page numbers
III-23 and III-24 in the SOUTHERN system's combined Form 10-K for the year ended
December 31, 1996. Long-Term Incentive Plans- Awards information for SOUTHERN is incorporated by reference to "Aggregated Stock Option Exercises in 1996 and Year-End Option Values" under ELECTION OF DIRECTORS in SOUTHERN's definitive
Proxy Statement relating to the 1997 annual meeting of stockholders.


                                                                       Estimated Future Payouts under
                                                                           Non-Stock Price-Based Plans
                                 Number          Performance or
                                 of              Other Period
                                 Units           Until Maturation      Threshold        Target       Maximum
Name                             (#)23           or Payout             ($)24            ($)24        ($)24
--------------------------------------------------------------------------------------------------------------------------

SCS

A. W. Dahlberg                 491,010             4 years               245,505        491,010        982,020
Paul J. DeNicola               271,854             4 years               135,927        271,854        543,708
Bill M. Guthrie                156,060             4 years                78,030        156,060        312,120
David M. Ratcliffe             132,168             4 years                66,084        132,168        264,336
Thomas A. Fanning               80,251             4 years                40,126         80,251        160,502


Southern Communications

Robert G. Dawson                     -                   -                     -              -              -
R. Craig Elder                       -                   -                     -              -              -


Southern Development

J. Kevin Fletcher               41,780             4 years                20,890         41,780         83,560
Tommy R. Kellogg                29,028             4 years                14,514         29,028         58,056


See footnotes on the next page.


                   LONG-TERM INCENTIVE PLANS - AWARDS IN 1996


                                                                       Estimated Future Payouts under
                                                                           Non-Stock Price-Based Plans
                                                                       --------------------------------
                                 Number          Performance or
                                 of              Other Period
                                 Units           Until Maturation      Threshold        Target       Maximum
Name                             (#)23           or Payout             ($)24            ($)24        ($)24
--------------------------------------------------------------------------------------------------------------
Southern Energy

Thomas G. Boren                  2,750             4 years                     -              -              -
S. Marce Fuller                  1,750             4 years                     -              -              -
Raymond D. Hill                  1,750             4 years                     -              -              -
Richard J. Pershing              1,750             4 years                     -              -              -

Southern Nuclear

William G. Hairston, III       163,866             4 years                81,933        163,866        327,732
Jack D. Woodard                 80,251             4 years                40,126         80,251        160,502
James H. Miller, III            80,251             4 years                40,126         80,251        160,502
J. Thomas Beckham, Jr.25             -                   -                     -              -              -
Charles K. McCoy                58,514             4 years                29,257         58,514        117,028

__________________________________
23 A performance unit is a method of assigning a dollar value to a performance award opportunity. The actual number of units granted to a named executive officers (except those employees of Southern Energy who do not participate in this plan) is based on an award percentage of an individual's base salary range mid-point with each unit valued at $1.00. No awards are paid unless the participant remains employed by SOUTHERN through the end of the performance period. For Southern Energy, the number of units awarded, each valued at $100, is determined by the board of directors of Southern Energy under its Deferred Incentive Compensation
Plan. No awards are paid unless the participant remains employed by Southern Energy through the end of the performance period.

 24 The threshold, target, and maximum value of a unit is $0.50, $1.00, and $2.00, respectively, and can vary based on SOUTHERN's return on common equity relative to a selected group of electric and gas utilities in the Southeastern United States. If certain minimum performance relative to the selected group is not achieved, there will be no payout; nor is there a payout if the current earnings of SOUTHERN are not sufficient to fund the dividend rate paid in the last calendar year. All awards are payable in cash at the end of the performance period.

25   Retired January 1, 1997.



ITEM 6. OFFICERS AND DIRECTORS.
------------------------------
PART III.

     (b) Stock Ownership. The following tables show the number of shares of SOUTHERN common stock and preferred stock owned by the directors, nominees and executive officers as of December 31, 1996. It is based on information furnished to SOUTHERN by the directors, nominees and executive officers. The shares owned by all directors, nominees and executive officers of each company as a group constitute less than one percent of the total number of shares of the respective classes outstanding on December 31, 1996. SOUTHERN is incorporated by reference to "Stock Ownership" under ELECTION OF DIRECTORS in SOUTHERN's definitive Proxy Statement relating to the 1997 annual meeting of stockholders. ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH are incorporated by reference to page numbers III-30 through III-35 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 1996.


Name of Directors
or Nominees and                                      Number of Shares
Executive Officers                Title of Class     Beneficially Owned  (1)(2)
------------------                --------------    -------------------

SCS

     A. W. Dahlberg               SOUTHERN Common              182,190

     Paul J. DeNicola             SOUTHERN Common               85,643

     H. Allen Franklin            SOUTHERN Common              114,757

     Elmer B. Harris              SOUTHERN Common              170,780

     Thomas A. Fanning            SOUTHERN Common                7,379

     Bill M. Guthrie              SOUTHERN Common              128,855

     David M. Ratcliffe           SOUTHERN Common               50,354

     The directors, nominees
     and executive officers
     of SCS as a Group            SOUTHERN Common              898,651  shares


SEGCO

     Robert L. Boyer              SOUTHERN Common               41,857

     H. Allen Franklin            SOUTHERN Common              114,757

     Bill M. Guthrie              SOUTHERN Common              128,855

     Elmer B. Harris              SOUTHERN Common              170,780

     Robert H. Haubein, Jr.       SOUTHERN Common               23,678

ITEM 6.   OFFICERS AND DIRECTORS.
--------------------------------
PART III.
--------


Name of Directors
or Nominees and                                      Number of Shares
Executive Officers             Title of Class        Beneficially Owned  (1)(2)
------------------             --------------        ------------------

SEGCO (continued)

   William B. Hutchins, III    SOUTHERN Common                37,299

   Warren Y. Jobe              SOUTHERN Common                50,212
                               GEORGIA Preferred                 403

   Charles D. McCrary          SOUTHERN Common                22,606

   Earl B. Parsons, Jr.        SOUTHERN Common                 7,088

   The directors, nominees
   and executive officers
   of SEGCO as a Group         SOUTHERN Common               597,132 shares
                               GEORGIA Preferred                 403 shares


Southern Communications

    Robert S. Beason           SOUTHERN Common                10,550

    Wayne T. Dahlke            SOUTHERN Common                26,594

    Robert G. Dawson           SOUTHERN Common                22,893

    Paul J. DeNicola           SOUTHERN Common                85,643

    Dwight H. Evans            SOUTHERN Common                40,340
                               GEORGIA Preferred                 200
                               MISSISSIPPI Preferred             100

    Thomas A. Fanning          SOUTHERN Common                 7,379

    Francis M. Fisher          SOUTHERN Common                 6,663
                               GULF Preferred                      2

    William B. Hutchins, III   SOUTHERN Common                 37,299

    David M. Ratcliffe         SOUTHERN Common                 50,354

    W. L. Westbrook            SOUTHERN Common                 65,686

   The directors, nominees
   and executive officers
   of Southern Communications
   as a Group                 SOUTHERN Common                 357,616  shares
                              GEORGIA Preferred                   200  shares
                              GULF Preferred                        2  shares
                              MISSISSIPPI Preferred               100  shares

ITEM 6.   OFFICERS AND DIRECTORS.
--------------------------------
PART III.
--------

Name of Directors
or Nominees and                                     Number of Shares
Executive Officers             Title of Class       Beneficially Owned  (1)(2)
------------------             --------------       ------------------

Southern Development

    Robert S. Beason           SOUTHERN Common                10,550

    William P. Bowers          SOUTHERN Common                 6,655

    Paul J. DeNicola           SOUTHERN Common                85,643

    Dwight E. Evans            SOUTHERN Common                40,340
                               GEORGIA Preferred                 200
                               MISSISSIPPI Preferred             100

    Thomas A. Fanning          SOUTHERN Common                 7,379

    J. Kevin Fletcher          SOUTHERN Common                11,592

    Michael L. Scott           SOUTHERN Common                 8,590

    W. L. Westbrook            SOUTHERN Common                65,686

    Tommy R. Kellogg           SOUTHERN Common                 6,251

   The directors, nominees
   and executive officers
   of Southern Development
   as a Group                  SOUTHERN Common               263,685   shares
                               GEORGIA Preferred                 200   shares
                               MISSISSIPPI Preferred             100   shares


Southern Energy

    Kerry E. Adams             SOUTHERN Common                29,411

    Thomas G. Boren            SOUTHERN Common                28,279

    Travis J. Bowden           SOUTHERN Common                81,563

    A. W. Dahlberg             SOUTHERN Common               182,190

    Paul J. DeNicola           SOUTHERN Common                85,643

    H. Allen Franklin          SOUTHERN Common               114,757

    W. L. Westbrook            SOUTHERN Common                65,686

    S. Marce Fuller            SOUTHERN Common                 2,745

    Raymond D. Hill            SOUTHERN Common                 1,088

ITEM 6.   OFFICERS AND DIRECTORS.
--------------------------------
PART III.
--------

Name of Directors
or Nominees and                                     Number of Shares
Executive Officers             Title of Class       Beneficially Owned  (1)(2)
------------------             --------------       ------------------

Southern Energy (continued)

   Richard J. Pershing         SOUTHERN Common                19,937

   The directors, nominees
   and executive officers
   of Southern Energy as
   a Group                     SOUTHERN Common               665,074 shares


Southern Nuclear

   A. W. Dahlberg              SOUTHERN Common               182,190

   Paul J. DeNicola            SOUTHERN Common                85,643

   H. Allen Franklin           SOUTHERN Common               114,757

   William G. Hairston, III    SOUTHERN Common                36,912

   Elmer B. Harris             SOUTHERN Common               170,780

   J. Thomas Beckham, Jr.      SOUTHERN Common                70,188

   Charles K. McCoy            SOUTHERN Common                 3,949

   James H. Miller, III        SOUTHERN Common                 8,708
                               ALABAMA Preferred                  40

   Jack D. Woodard             SOUTHERN Common                33,963

   The directors, nominees
   and executive officers of
   Southern Nuclear
   as a Group                  SOUTHERN Common               762,422 shares
                               ALABAMA Preferred                  40 shares

Notes to Item 6, Part III(b):
(1) As used in these tables, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security and/or investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).

(2) The shares shown include shares of common stock of which certain directors and officers have the right to acquire beneficial ownership within 60 days pursuant to the Executive Stock Option Plan, as follows: Mr. Beason, 1,045 shares; Mr. Boren, 16,987 shares;
      Mr. Bowden, 51,315 shares; Mr. Bowers, 1,190 shares; Mr. Boyer, 1,487 shares; Mr. Dahlberg, 123,218 shares; Mr. Dahlke, 10,269 shares;
      Mr. Dawson, 3,585 shares; Mr. DeNicola, 52,086 shares; Mr. Evans, 21,316 shares; Mr. Fanning, 1,885 shares; Mr. Fisher, 1,400 shares;
      Mr. Fletcher, 1,005 shares; Mr. Franklin, 90,733 shares; Mr. Guthrie, 74,833 shares; Mr. Hairston, 18,817 shares; Mr. Harris, 120,265 shares; Mr. Haubein, 16,992 shares; Mr. Hodges, 13,050 shares;
      Mr. Hutchins,  16,061 shares;  Mr. Kellogg, 643 shares;
      Mr. McCoy, 1,789 shares; Mr. Miller, 6,049 shares;  Mr. Newman,
      5,347 shares; Mr. Parsons, 2,023 shares; Mr. Ratcliffe, 41,448 shares; Mr. Scott, 1,189 shares; Mr. Williams, 9,575 shares and Mr. Woodard, 10,839 shares. Also included are shares of SOUTHERN common stock held by the spouse of the Mr. Harris, 310 shares.

ITEM 6.     OFFICERS AND DIRECTORS.
----------------------------------
PART III.
--------

      (c)  Contracts and transactions with system companies.

      ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH are incorporated by reference to page numbers III-36 and III-37 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 1996.

      (d)  Indebtedness to system companies.

      None.

      (e) Participation in bonus and profit sharing arrangements and other benefits.

      SOUTHERN is incorporated by reference to "Executive Compensation" under ELECTION OF DIRECTORS in SOUTHERN's definitive Proxy Statement relating to the 1997 annual meeting of stockholders.

      (f)  Rights to indemnity.

      Incorporated by reference are the by-laws, for the companies of the SOUTHERN system, contained herein as Exhibits.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS.
-----------------------------------------

    (1) Expenditures, disbursements or payments, directly or indirectly, in money, goods or services, to or for the account of any political party, candidate for public office or holder of such office, or any committee or agent thereof.

                                                                                        Accounts Charged,
                                                                                       if any, per Books
                                                                                        of Disbursing
Name of Company       Name of Recipient or Beneficiary               Purpose                Company             Amount($)
---------------       --------------------------------               -------                -------             ---------

None

        ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH have established political action committees and have incurred certain costs in the administration of these committees in accordance with the provisions of the Federal Election Campaign Act and the Public Utility Holding Company Act.

    (2) Expenditures, disbursements or payments, directly or indirectly, in money, goods or services, to or for the account of any citizens group or public relations counsel.

         The information called for by this item was compiled, and memoranda from each company in the system were received and are being preserved by SOUTHERN, in accordance with the instructions to this item.

                                                                                        Accounts Charged,
                                                                                       if any, per Books
                                                                                        of Disbursing
Name of Company       Name of Recipient or Beneficiary               Purpose                Company             Amount($)
---------------       --------------------------------               -------                -------             ---------

SOUTHERN              American Red Cross                             Support              426                    35,000
                      Association of  Edison Illuminating            Dues                 930                       100
                      Center for Energy and Economic
                          Development                                Dues                 930                   100,000
                      Edison Electric Institute                      Dues                 930                     7,740
                      National Association of Illuminating           Dues                 930                     2,000


ALABAMA               Alabama Alliance of Business & Industry        Dues                 426                     2,500
                      American Economic Development Council          Dues                 921,923,930               898
                      Business Council of Alabama                    Dues & Support       930,426            2,058,520
                      Nature Conservancy                             Support              426                    11,000
                      Cahaba River Society                           Dues & Support       793,426                   700
                      Coalition for Affordable Power                 Support              426                    10,000
                      Edison Electric Institute                      Dues                 923,930               504,208
                      Public Affairs Research Council of Alabama     Dues                 930                    10,000
                      Nuclear Energy Institute                       Dues & Support       524,426               363,969


ITEM 7.           CONTRIBUTIONS AND PUBLIC RELATIONS. (Continued)
----------------------------------------------------------------

                                                                                           Accounts Charged,
                                                                                         if any, per Books
                                                                                           of Disbursing
Name of Company            Name of Recipient or Beneficiary            Purpose                Company           Amount($)
---------------            --------------------------------            -------                -------           ---------

GEORGIA               Edison Electric Institute                      Dues                 426,930               704,062
                      Georgia Conservancy                            Support              N/A                     4,800**
                                                                                          426                    25,000
                      Georgia Council on Economic Education          Dues                 N/A                    24,666**
                                                                                          426                     2,000
                      Georgia Electrification Council, Inc.          Dues                 930                    38,500
                      National Alliance of Business                  Dues                 930                     2,500
                      National Association of Manufacturers          Dues                 930                     7,500
                      Nature Conservancy                             Support              426                    40,000
                      Nuclear Energy Institute                       Dues                 524,426               415,161***

GULF                  Associated Industries of Florida               Dues                 930                     4,000
                      Coalition for Affordable Power                 Support              426                    10,000
                      Economic Development Council -
                         Walton County                               Support              912                    15,000
                      Edison Electric Institute                      Dues                 930                   112,991
                      Florida State Society of Washington, D.C.      Dues & Support       426                       950
                      Florida Taxwatch, Inc.                         Dues                 426                    10,000
                      Northwest Florida Regional
                         Economic Development Coalition              Support              912,930                65,062
                      Washington County Chamber of
                         Commerce-Operational Assistance
                         for Economic Development Efforts            Support              912                    10,000
                      World Trade Council of Northwest
                         Florida                                     Support              426,912                16,875
                      Other Economic Development
                         Councils/Activity Groups
                         (11 Beneficiaries)                          Dues & Support       930,912,426,921        26,642

MISSISSIPPI           American National Standards Institute          Dues                 930                     1,776
                      Area Development Partnership                   Dues                 930                     6,000
                      Edison Electric Institute                      Dues                 930                    63,823
                      Jones County Economic Development              Dues                 930                     2,500
                      Mississippi Business Roundtable                Dues                 930                     5,000
                      Mississippi Economic Council                   Dues                 930                     1,925
                      Mississippi Gulf Coast Chamber
                         of Commerce                                 Dues                 930                     2,920
                      Mississippi Manufacturers Association          Dues                 930                     1,425
                      Mississippi Wildlife Federation                Dues                 930                     1,000
                      Retail Association of Mississippi              Dues                 930                     1,600
                      Southern Electric Exchange, Inc.               Dues                 930                     8,473
                      Southeastern Electric Reliability Council      Dues                 930                    11,680
                      The Nature Conservancy                         Dues                 930                     5,000
                      The Partnership                                Dues                 930                     4,500


**       Georgia Power Foundation.
***      Excludes dues billed to joint owners of Plants Hatch and Vogtle.

ITEM 7.           CONTRIBUTIONS AND PUBLIC RELATIONS. (Continued)
-----------------------------------------------------------------

                                                                                           Accounts Charged,
                                                                                         if any, per Books
                                                                                           of Disbursing
Name of Company            Name of Recipient or Beneficiary            Purpose                Company           Amount($)
---------------            --------------------------------            -------                -------           ---------


SAVANNAH                   American Economic Development Council       Dues                    930                  305
                           Association County Commissioners
                             of Georgia                                Dues                    930                  500
                           Conservation Fund                           Support                 426                2,000
                           Edison Electric Institute                   Dues                    426,930           47,356
                           Georgia Conservancy                         Support                 426                2,500
                           Georgia Corporation for Economic
                             Development                               Support                 426                5,000
                           Georgia Council for Economic
                             Education                                 Support                 426                4,000
                           Georgia Economic Developers Association     Dues                    930                  600
                           Georgia Electrification Council             Dues & Support          930,910            2,100
                           Georgia Municipal Association               Dues                    930                1,000
                           National Association of Manufacturers       Dues                    426,930            1,050
                           National Council for Urban Economic
                             Development                               Dues                    930                  295
                           Savannah Area Manufacturers Council         Support                 426                  500
                           Savannah Development and Renewal
                             Authority                                 Support                 930,921              165
                           Savannah Economic Development
                             Authority                                 Support                 426                2,000
                           Southern Economic Development
                             Council                                   Dues                    930,921              350




ITEM 8.           SERVICE, SALES AND CONSTRUCTION CONTRACTS.
------------------------------------------------------------

PART I.
------

                                                                                                          In Effect
                                                                                                         on Dec. 31
     Transactions     Serving Company        Receiving Company          Compensation      Contract      (Yes or No)
        (1)                   (2)                    (3)                   (4)               (5)            (6)
------------------------------------------------------------------------------------------------------------------

(Note)                     (Note)             SEI                           (Note)          (Note)           Yes
(Note)                     (Note)             Southern Communications       (Note)          (Note)           Yes
(Note)                     (Note)             Southern Development          (Note)          (Note)           Yes
Sublease of railcars       GEORGIA            ALABAMA                     $347,204                           Yes
Sublease of railcars       GEORGIA            SAVANNAH                    $101,296                           Yes
Sublease of railcars       MISSISSIPPI        ALABAMA                     $267,393                           Yes
Sublease of railcars       MISSISSIPPI        GEORGIA                     $781,236                           Yes
Sublease of railcars       SAVANNAH           ALABAMA                      $21,922                           Yes
Sublease of railcars       SAVANNAH           GEORGIA                      $83,886                           Yes
Sublease of railcars       SAVANNAH           MISSISSIPPI                  $59,086                           Yes



Note:
Southern Energy, Southern Communications, and Southern Development have agreements with SCS, ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH pursuant to which Southern Energy, Southern Communications and Southern Development reimburse each of such companies for the full cost of services, personnel and facilities provided to Southern Energy, Southern Communications and Southern Development.

Pursuant to such agreements, during 1996 the total reimbursements to SCS, ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH from Southern Energy were $11,155,821; $663,344; $1,272,188; $122,268; $142,990 and $197,729 ,
respectively; from Southern Communications were $16,029,409; $944,956; $10,435,038; $882,068; $16,991; and $0, respectively; and from Southern
Development were $7,633,000 $4,177,000; $1,500,000; $45,000; $65,000; and
$1,000, respectively.

Part II.
-------

None.

Part III.
--------

SAVANNAH - LCG Associates, Inc. - Pension Advisors - $40,000 per year.



ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
----------------------------------------------------------
PART I(a)

Key terms:        FUCO means Foreign Utility Company
                  FUCO-S means a subsidiary of a FUCO
                  EWG means Exempt Wholesale Generator
                  IS means Intermediate Subsidiary
                  PP means Project Parent


          COMPANY, LOCATION AND ADDRESS            FUCO,            GENERATION,                OWNERSHIP         % OWNED
                                                   EWG,            TRANSMISSION,
                                                   PP               DISTRIBUTION
                                                              GEN       TRAN    DIST
    --------------------------------------        -------    ---------------------------  ----------------------------------
1.  Southern Electric Bahamas                         PP       N/A       N/A       N/A    Southern                100%
    Holdings, Ltd.                                                                        Energy-Newco2, Inc.
    900 Ashwood Parkway, Suite 500
    Atlanta, GA 30338

2.  Southern Electric Bahamas, Ltd.                   PP       N/A       N/A       N/A    Southern Electric
    900 Ashwood Parkway, Suite 500                                                        Bahamas Holdings,
    Atlanta, GA 30338                                                                     Ltd.                     100%


3.  ICD Utilities Limited                             PP       N/A       N/A       N/A    Southern Electric
    P. O. Box 340939                                                                      Bahamas, Ltd.            25%
    Coral Gables, FL 33114                                                                Third Party              75%

4.  Freeport Power Company, Ltd.                     FUCO      Note      Note     Note    Southern Electric
    Port Authority Building                                    (1)       (2)       (3)    Bahamas, Ltd.           62.5%
    P.O. Box F-40888                                                                      Third Party             37.5%
    Freeport, Grand Bahamas, Bahamas

5.  SEI Operadora de Argentina, S.A.                 FUCO      N/A       N/A       N/A    Southern Energy,
    LN Alem 712 - Piso 7                                                                  Inc.                    99.99%
    (1001)  Buenos Aires, Argentina                                                       SEI Holdings, Inc.       .01%

6.  SEI Holdings, Inc.                                PP       N/A       N/A       N/A    The Southern Co.         100%
    900 Ashwood Parkway, Suite 500
    Atlanta, GA 30338

7.  Asociados de Electricidad, S.A.                   PP       N/A       N/A       N/A    SEI Holdings, Inc.      99.99%
    LN Alem 712 - Piso 7                                                                  Third Party              .01%
    (1001) Buenos Aires, Argentina

8.  SEI y Asociados de Argentina, S.A.                PP       N/A       N/A       N/A    SEI Holdings, Inc.       80%
    LN Alem 712 - Piso 7                                                                  Asociados de
    (1001) Buenos Aires, Argentina                                                        Electricidad, S.A.       14%
                                                                                          Third Party               6%

9.  Hidroelectrica Alicura, S.A.                     FUCO      Note      N/A       N/A    SEI y Asociados de
    LN Alem 712 - Piso 7                                       (1)                        Argentina, S.A.
    (1001) Buenos Aires, Argentina                                                        Third Party              59%



ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
----------------------------------------------------------
PART I(a)


          COMPANY, LOCATION AND ADDRESS             FUCO,     GENERATION, TRANSMISSION,        OWNERSHIP         % OWNED
                                                     EWG,           DISTRIBUTION
                                                     PP
                                                              GEN       TRAN    DIST
--------------------------------------            -------    ---------------------------  ----------------------------------

10. Southern Electric International -Europe           IS       N/A       N/A       N/A    Southern Electric
    Limited                                                                               International -
    900 Ashwood Parkway, Suite 500                                                        Europe, Inc.             100%
    Atlanta, GA 30338

11. SEI Chile, S.A.                                   PP       N/A       N/A       N/A    Southern                 100%
    Apoquindo 3721                                                                        Energy-Newco2, Inc.
    Oficina 114
    Edificio "Torre Las Condes"
    Las Condes, Chile

12. Inversiones SEI Chile Limitada                    PP       N/A       N/A       N/A    SEI Chile, S.A.          99%
    Apoquindo 3721                                                                        SEI Holdings, Inc.         1%
    Oficina 114
    Edificio "Torre Las Condes"
    Las Condes, Chile

13. Electrica SEI Chile Limitada                      PP       N/A       N/A       N/A    SEI Chile, S.A.          99%
    Apoquindo 3721                                                                        Southern Energy
    Oficina 114                                                                           International, Inc.        1%
    Edificio "Torre Las Condes"
    Las Condes, Chile

14. Empresa Electrica del Norte Grande, S.A.         FUCO      Note      Note      N/A    Inversiones SEI
    Antofagasta, Chile                                         (3)       (2)              Chile Ltda              26.63%
    Avenida Grecia 750                                                                    Electrica SEI Chile
    Casilla 1290                                                                          Ltda                    38.35%
    Antofagasta, Chile                                                                    Third Party             35.02%

15. Sitranor S. A.                                 Sub-sidiary N/A       N/A       N/A    Empressa Electric a
    Antofagasta, Chile                              of PP                                 del
    Avenida Grecia 750                                                                    Norte Grande, SA         60%
    Casilla 1290                                                                          Third Party              40%
    Antofagasta, Chile

16. Energia del Pacifico                              PP       N/A       N/A       N/A    SEI Chile, S.A.         99.9%
    Apoquindo 3721, Oficina 114                                                           Inversiones SEI
    Edificio, Las Condes, Santiago, Chile                                                 Chile Limitada           .1%

17. Energia de Nuevo Leon, SA de CV                  FUCO      N/A       N/A       N/A    The Southern Company
    900 Ashwood Parkway, Suite 500                                                        Third Party             33.33%
    Atlanta, GA 30338                                                                                             66.66%

18. Southern Electric International, Europe           PP       N/A       N/A       N/A    Southern Energy          100%
    Inc.                                                                                  International, Inc.
    900 Ashwood Parkway, Suite 500
    Atlanta, GA 30338




ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
----------------------------------------------------------
PART I(a)


         COMPANY, LOCATION AND ADDRESS              FUCO,              GENERATION,                OWNERSHIP        % OWNED
                                                     EWG,            TRANSMISSION,
                                                      PP             DISTRIBUTION
----------------------------------------------   ----------- ---------------------------- -------------------- -----------
                                                                GEN      TRAN    DIST
                                                              -------- --------- ---------
19. Southern Investment UK Holding, Ltd.              PP        N/A      N/A       N/A     SEI Europe, Inc.        75%
    31 Curzon Street                                                                       Third Party             25%
    London, WIY 7AE
    England

20. Southern Investment UK, plc                       PP        N/A      N/A       N/A     Southern
    31 Curzon Street                                                                       Investment UK
    London, WIY 7AE                                                                        Holding, Ltd.           100%
    England

21. South West Electricity, plc                      FUCO      Note      N/A       Note    Southern
    800 Park Avenue                                             (1)                (3)     Investment UK, plc
    Aztec West                                                                                                     100%
    Almondsbury, Bristol BS12 4SE

22.Electricity Association Limited                  FUCO-S      NA        NA        NA     South Western           5.9%
    800 Park Avenue                                                                        Electricity, plc       94.1%
    Aztec West                                                                             Third Party
    Almondsbury, Bristol BS12 4SE

23. SWEB Finance Limited (Inactive)                 FUCO-S      NA        NA        NA     South Western           100%
    800 Park Avenue                                                                        Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

24. Electricity Association Technology Limited      FUCO-S      NA        NA        NA     South Western           7.7%
    800 Park Avenue                                                                        Electricity, plc       92.3%
    Aztec West                                                                             Third Party
    Almondsbury, Bristol BS12 4SE

25. SWEB Telecom Limited (Inactive)                 FUCO-S      NA        NA        NA     South Western           100%
    800 Park Avenue                                                                        Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

26. SWEB Gas Limited (Inactive)                     FUCO-S      NA        NA        NA     South Western           100%
    800 Park Avenue                                                                        Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

27. South Western Energy Limited (Inactive)         FUCO-S      NA        NA        NA     South Western           100%
    800 Park Avenue                                                                        Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE




ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
----------------------------------------------------------
PART I(a)


          COMPANY, LOCATION AND ADDRESS            FUCO,              GENERATION,               OWNERSHIP        % OWNED
                                                    EWG,           TRANSMISSION,
                                                     PP             DISTRIBUTION
---------------------------------------------    ----------   --------------------------- -------------------- -----------
                                                                 GEN      TRAN    DIST
                                                               -------- --------- --------
28. SWEB Limited (Inactive)                          FUCO-S      N/A        N/A       N/A     South Western           100%
    800 Park Avenue                                                                           Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

29. SWEB International Limited (Inactive)            FUCO-S      N/A        N/A       N/A     South Western           100%
    800 Park Avenue                                                                           Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

30. SWEB Natural Gas Limited (Inactive)              FUCO-S      N/A        N/A       N/A     South Western           100%
    800 Park Avenue                                                                           Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

31. South Western Natural Gas Limited (Inactive)     FUCO-S      N/A        N/A       N/A     South Western           100%
    800 Park Avenue                                                                           Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

32. Western Natural Gas Limited (Inactive)           FUCO-S      N/A        N/A       N/A     South Western           100%
    800 Park Avenue                                                                           Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

33. SWEB Retail Limited (Inactive)                   FUCO-S      N/A        N/A       N/A     South Western           100%
    800 Park Avenue                                                                           Electricity, plc
    Aztec West
    Almondsbury, Bristol BS12 4SE

34. Electricity Pensions Limited                     FUCO-S      N/A        N/A       N/A     South Western            0%
    800 Park Avenue                                                                           Electricity, plc      Note (4)
    Aztec West
    Almondsbury, Bristol BS12 4SE

35. Electricity Pensions Trustee Limited             FUCO-S      N/A        N/A       N/A     South Western            5%
    800 Park Avenue                                                                           Electricity, plc        95%
    Aztec West                                                                                Third Party
    Almondsbury, Bristol BS12 4SE

36. ESN Holdings Limited                             FUCO-S      N/A        N/A       N/A     South Western           4.5%
    800 Park Avenue                                                                           Electricity, plc       95.5%
    Aztec West                                                                                Third Party
    Almondsbury, Bristol BS12 4SE




ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
----------------------------------------------------------
PART I(a)


          COMPANY, LOCATION AND ADDRESS             FUCO,           GENERATION,               OWNERSHIP        % OWNED
                                                     EWG,          TRANSMISSION,
                                                     PP             DISTRIBUTION
-------------------------------------------       --------       -----------------------       --------------------------------
                                                                 GEN      TRAN    DIST
                                                               -------- --------- ------
37. REC Collect Limited                              FUCO-S      N/A        N/A     N/A     South Western
    800 Park Avenue                                                                         Electricity, plc       25.0%
    Aztec West                                                                              Third Party            75.0%
    Almondsbury, Bristol BS12 4SE

38. South Western Power Limited                      FUCO-S     Note       N/A      N/A      South Western
    800 Park Avenue                                              (1)                         Electricity, plc        100%
    Aztec West
    Almondsbury, Bristol BS12 4SE

39. South Western Power Investments Limited          FUCO-S      N/A        N/A      N/A     South Western
    800 Park Avenue                                                                          Power Limited           100%
    Aztec West
    Almondsbury, Bristol BS12 4SE

40. Non-Fossil Purchasing Agency Limited             FUCO-S      N/A        N/A      N/A      South Western
    Andrea Pisano n. 120                                                                      Electricity, plc        8.3%
    Pisa, Italy                                                                               Third Party            91.7%

41. Winterton Power Limited                          FUCO-S     Note       N/A       N/A      South Western
    800 Park Avenue                                              (1)                          Power Investments
    Aztec West                                                                                Limited                25.0%
    Almondsbury, Bristol BS12 4SE                                                             Third Party            75.0%

42. Teeside Power Limited                            FUCO-S     Note       N/A       N/A      South Western
    800 Park Avenue                                              (1)                          Power Investments
    Aztec West                                                                                Limited                 7.7%
    Almondsbury, Bristol BS12 4SE                                                             Third Party            92.3%

43. Wind Resources Limited                           FUCO-S      N/A       N/A       N/A      South Western
    800 Park Avenue                                                                           Power Investments
    Aztec West                                                                                Limited                45.0%
    Almondsbury, Bristol BS12 4SE                                                             Third Party            55.0%

44. Coal Clough Limited                              FUCO-S     Note       N/A       N/A      Wind Resources
    800 Park Avenue                                              (1)                          Limited                 100%
    Aztec West
    Almondsbury, Bristol BS12 4SE

45. Carland Cross Limited                            FUCO-S     Note       N/A       N/A      Wind Resources
    800 Park Avenue                                              (1)                          Limited                 100%
    Aztec West
    Almondsbury, Bristol BS12 4SE




ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
----------------------------------------------------------
PART I(a)

         COMPANY, LOCATION AND ADDRESS               FUCO,              GENERATION,               OWNERSHIP        % OWNED
                                                      EWG,           TRANSMISSION,
                                                       PP             DISTRIBUTION
---------------------------------------            ----------- --------------------------- -------------------- -----------
                                                                 GEN      TRAN    DIST
                                                               -------- --------- --------
46. SWEB Property Investments Ltd.                   FUCO-S      N/A        N/A       N/A     South Western
    800 Park Avenue                                                                           Electricity, plc        100%
    Aztec West
    Almondsbury, Bristol BS12 4SE

47. SWEB Property Developments Ltd.                  FUCO-S      N/A        N/A       N/A     South Western
    800 Park Avenue                                                                           Electricity, plc        100%
    Aztec West
    Almondsbury, Bristol BS12 4SE

48. Temple Back Developments Ltd.                    FUCO-S      N/A        N/A       N/A     SWEB Property
    800 Park Avenue                                                                           Developments Ltd.      49.0%
    Aztec West                                                                                Third Party            51.0%
    Almondsbury, Bristol BS12 4SE

49. Weston Super Mare Developments Limited           FUCO-S      N/A        N/A       N/A     Temple Back
    800 Park Avenue                                                                           Developments, Ltd.
    Aztec West                                                                                                     100%
    Almondsbury, Bristol BS12 4SE

50. SWEB Investments Limited                         FUCO-S      N/A        N/A       N/A     South Western
    800 Park Avenue                                                                        Electricity, plc        100%
    Aztec West
    Almondsbury, Bristol BS12 4SE

51. South West Enterprise Limited                    FUCO-S      N/A        N/A       N/A     South Western
    800 Park Avenue                                                                           Electricity, plc         0%
    Aztec West                                                                                                   Note (4)
    Almondsbury, Bristol BS12 4SE

52. Croeso Systems Development Ltd.                  FUCO-S      N/A        N/A       N/A     SWEB Investments
    800 Park Avenue                                                                           1996 Limited
    Aztec West                                                                                Third Party            50.0%
    Almondsbury, Bristol BS12 4SE                                                                                 50.0%

53.Wind Electric Limited                             FUCO-S      N/A        N/A       N/A     South Western
    800 Park Avenue                                                                           Powers Investments
    Aztec West                                                                                Limited
    Almondsbury, Bristol BS12 4SE                                                             Third Party            11.7%
                                                                                                                  88.3%

54.St. Clements Services Limited                     FUCO-S      N/A        N/A       N/A     South Western
    800 Park Avenue                                                                           Electricity, plc        9.1%
    Aztec West                                                                                Third Party            90.9%
    Almondsbury, Bristol BS12 4SE

55.SWEB Data Collection Services Limited             FUCO-S      N/A        N/A       N/A     South Western
    800 Park Avenue                                                                           Electricity, plc        100%
    Aztec West
    Almondsbury, Bristol BS12 4SE



ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
----------------------------------------------------------
PART I(a)


          COMPANY, LOCATION AND ADDRESS              FUCO,            GENERATION,               OWNERSHIP        % OWNED
                                                      EWG,           TRANSMISSION,
                                                       PP             DISTRIBUTION
-----------------------------------------          ----------- --------------------------- -------------------- -----------
                                                                 GEN      TRAN    DIST
56.SWEB Investments 1996 Limited                     FUCO-S      N/A       N/A      N/A     South Western
    800 Park Avenue                                                                         Electricity, plc        100%
    Aztec West
    Almondsbury, Bristol BS12 4SE

57.UK Data Collections Services Limited              FUCO-S      N/A       N/A      N/A     South Western
    800 Park Avenue                                                                         Electricity, plc        8.3%
    Aztec West                                                                              Third Party            91.7%
    Almondsbury, Bristol BS12 4SE

58. South Western Helicopters Limited                FUCO-S      N/A       N/A      N/A     South Western
    800 Park Avenue                                                                         Electricity, plc        100%
    Aztec West
    Almondsbury, Bristol BS12 4SE

59. Concorde House Limited                           FUCO-S      N/A       N/A      N/A     South Western
    800 Park Avenue                                                                         Electricity, plc        100%
    Aztec West
    Almondsbury, Bristol BS12 4SE

60. Western Gas Limited                              FUCO-S      N/A        N/A       N/A   South Western
    800 Park Avenue                                                                         Electricity, plc        75%
    Aztec West                                                                              Third Party             25%
    Almondsbury, Bristol BS12 4SE

61. SWEB Insurance Limited                           FUCO-S      N/A        N/A       N/A    South Western
    800 Park Avenue                                                                          Electricity, plc        100%
    Aztec West
    Almondsbury, Bristol BS12 4SE

62. AZTEC Insurance Ltd.                             FUCO-S      N/A        N/A       N/A    South Western
    800 Park Avenue                                                                          Electricity, plc        100%
    Aztec West
    Almondsbury, Bristol BS12 4SE

63. SWEB Pension Trustee Limited                     FUCO-S      N/A        N/A       N/A     South Western
    800 Park Avenue                                                                           Electricity, plc        100%
    Aztec West
    Almondsbury, Bristol BS12 4SE

64. South Western Electricity Share Scheme           FUCO-S      N/A        N/A       N/A     South Western
    Trustees Limited                                                                          Electricity, plc        100%
    800 Park Avenue
    Aztec West
    Almondsbury, Bristol BS12 4SE




ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
----------------------------------------------------------
PART I(a)


          COMPANY, LOCATION AND ADDRESS            FUCO,            GENERATION,                OWNERSHIP         % OWNED
                                                    EWG,           TRANSMISSION,
                                                     PP            DISTRIBUTION
-----------------------------------------       ---------   ---------------------------- --------------------- -----------
                                                               GEN       TRAN    DIST
                                                             --------- --------- --------
65. Southern Electric International -                 PP        N/A        N/A       N/A  Southern Electric
    Netherlands B.V. (formerly Tesro Holding,                                             International -
    B.V.)                                                                                 Europe, Inc.             100%
    Hoekenrode 6-8
    1102 BR Amsterdam
    The Netherlands

66.Zamojska Spolka Energetycnza                      FUCO       N/A        N/A       N/A  Southern Electric
    1 Kozmiana Street                                                                     International -
    22-400 Zamosc                                                                         Netherlands B.V.         49%
    Poland                                                                                Third Party              51%

67. Southern Electric, Inc.                          EWG        N/A        N/A       N/A  SEI Holdings, Inc.       100%
    900 Ashwood Parkway, Suite 500
    Atlanta, GA 30338

68. SEI Beteilligungs GmbH                            PP        N/A       N/A       N/A   Southern
    900 Ashwood Parkway, Suite 500                                                        Energy-Newco2, Inc.      100%
    Atlanta, GA 30338

69. P.T. Tarahan Power Company                       FUCO      N/A       N/A       N/A    SEI Beteilligungs
    JL.H.R. Rasuna Said Kav B-1                                                           GmbH                     55%
    Gedung Wisma Bakrie Setiabudi                                                         Third Party              45%
    Jakarta, Selatan 12920

70. Southern Electric International Trinidad,        EWG       N/A       N/A       N/A    Southern Energy          100%
    Inc.                                                                                  International, Inc.
    900 Ashwood Parkway, Suite 500
    Atlanta, GA 30338

71. The Power Generation Company of                  EWG     Note (1)    N/A       N/A    Southern Electric
    Trinidad & Tobago, Ltd.                                                               International
    6A Queens Park West                                                                   Trinidad, Inc.           39%
    Port of Spain, Trinidad, West Indies                                                  Third Party              61%

72. Southern Electric Brasil Participacoes,           PP       N/A       N/A       N/A    Southern Energy
    Limitada                                                                              International, Inc.      99%
    900 Ashwood Parkway, Suite 500                                                        SEI Holdings, Inc.        1%
    Atlanta, GA 30338




ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
PART I(a)


          COMPANY, LOCATION AND ADDRESS            FUCO,            GENERATION,                OWNERSHIP         % OWNED
                                                    EWG,           TRANSMISSION,
                                                     PP            DISTRIBUTION
-----------------------------------------         ---------  ---------------------------- --------------------- -----------
                                                               GEN       TRAN    DIST
                                                             --------- --------- --------


73. Southern Energy North America, Inc.               IS       N/A       N/A       N/A    SEI Holdings, Inc.       100%
    (formerly Southern Electric Wholesale
    Generators, Inc.)
    900 Ashwood Parkway, Suite 500
    Atlanta, GA 30338

74. Southern Energy Trading and Marketing,            IS       N/A       N/A       N/A    Southern Energy
     Inc. (formerly Southern Energy Marketing                                             North America, Inc.
     Inc.)                                                                                                         100%
    900 Ashwood Parkway, Suite 500
    Atlanta, GA 30338

75. SEI Birchwood, Inc.                               IS       N/A       N/A       N/A    Southern Energy
    900 Ashwood Parkway, Suite 500                                                        North America Inc.
    Atlanta, GA 30338                                                                     Southern Energy          95%
                                                                                          Trading and
                                                                                          Marketing, Inc.
                                                                                                                    5%

76. Birchwood Power Partners, L.P.                   EWG       Note      N/A       N/A    SEI Birchwood, Inc.
    900 Ashwood Parkway, Suite 500                             (1)                        Third Party              50%
    Atlanta, GA 30338                                                                                              50%

77. SEI Hawaiian Cogenerators, Inc.                  EWG       N/A       N/A       N/A    Southern Energy
    900 Ashwood Parkway, Suite 500                                                        North America, Inc.
    Atlanta, GA 30338                                                                                              100%

78. Southern Energy - Cajun, Inc.                     IS       N/A       N/A       N/A    Southern Energy
    900 Ashwood Parkway, Suite 500                                                        North America, Inc.
    Atlanta, GA 30338                                                                                              100%

79.Louisiana Generating, L.L.C.                       IS       N/A       N/A       N/A    Southern
    900 Ashwood Parkway, Suite 500                                                        Energy-Cajun, Inc.       40%
    Atlanta, GA 30338                                                                     Third Party              60%

80. SEI State Line, Inc.                             EWG       N/A       N/A       N/A    Southern Energy
    900 Ashwood Parkway, Suite 500                                                        North America, Inc.
    Atlanta, GA 30338                                                                                              100%



ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
----------------------------------------------------------
PART I(a)

      COMPANY, LOCATION AND ADDRESS            FUCO,            GENERATION,                OWNERSHIP         % OWNED
                                                EWG,           TRANSMISSION,
                                                 PP            DISTRIBUTION
-----------------------------------------     --------- ---------------------------- --------------------- -----------
                                                               GEN       TRAN    DIST
                                                             --------- --------- --------
81. State Line Energy, L.L.C.                        EWG       N/A       N/A       N/A    SEI State Line, Inc.
    900 Ashwood Parkway, Suite 500                                                                                 100%
    Atlanta, GA 30338

82. Southern Energy International, Inc.               PP       N/A       N/A       N/A    SEI Holdings, Inc.       100%
    900 Ashwood Parkway, Suite 500
    Atlanta, GA 30338

83. Southern Energy-Newco2, Inc.                      PP       N/A       N/A       N/A    Southern Energy          100%
    900 Ashwood Parkway, Suite 500                                                        International, Inc.
    Atlanta, GA 30338

84. Southern Energy - Asia, Inc.                      PP       N/A       N/A       N/A    Southern Energy
    Suite 1401, Two Exchange Square                                                       International, Inc.      100%
    8 Connaught Place
    Hong Kong

85.Consolidated Electric Power Asia                   IS       N/A       N/A       N/A    Southern Energy          3.5%
    183 Queen's Road East                                                                 Asia, Inc.
    63/F Hopewell Centre
    Hong Kong

86. Southern Electric International Finance,          IS       N/A       N/A       N/A    Southern Electric
     Inc.                                                                                 International -
     1105 North Market Street                                                             Europe, Inc.             100%
    Suite 1300
    Wilmington, Delaware  19899

87.The Southern Company - Europe, plc                 IS       N/A       N/A       N/A    Southern Electric
     31 Curzon Street                                                                     International -
     London W1Y 7AE England                                                               Europe, Inc.            99.99%
                                                                                          SEI Holdings, Inc.       .01%

88. Southern Energy Finance Company, Inc.             PP       N/A       N/A       N/A    SEI Holdings, Inc.       100%
    900 Ashwood Parkway, Suite 500
    Atlanta, GA 30338

89. EPZ Lease, Inc.                                   IS       N/A       N/A       N/A    Southern Energy
    1403 Foulk Road                                                                       Finance Company,
    Suite 102                                                                             Inc.                     100%
    Wilmington, DE 19803




ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
----------------------------------------------------------
PART I(a)

                                                                      GENERATION,                OWNERSHIP         % OWNED
          COMPANY, LOCATION AND ADDRESS            FUGO,EWG,         TRANSMISSION,
                                                      PP              DISTRIBUTION
-----------------------------------------         ---------  ---------------------------- --------------------- -----------
                                                               GEN       TRAN    DIST
                                                             --------- --------- --------
90. EPZ Lease, L.L.C.                                 IS       N/A       N/A       N/A    EPZ Lease, Inc.          99%
    1403 Foulk Road                                                                       Southern Energy
    Suite 102                                                                             Finance Company,
    Wilmington, DE 19803                                                                  Inc.                      1%

91. EPZ Lease Holding A, L.L.C.                       IS       N/A       N/A       N/A    EPZ Lease, L.L.C.
    1403 Foulk Road                                                                       EPZ Lease, Inc.          99%
    Suite 102                                                                                                       1%
    Wilmington, DE 19803

92. EPZ Lease Holding B, L.L.C.                       IS       N/A       N/A       N/A    EPZ Lease, L.L.C.
    1403 Foulk Road                                                                       EPZ Lease, Inc.          99%
    Suite 102                                                                                                       1%
    Wilmington, DE 19803

93. EPZ Lease Holding C, L.L.C.                       IS       N/A       N/A       N/A    EPZ Lease, L.L.C.
    1403 Foulk Road                                                                       EPZ Lease, Inc.          99%
    Suite 102                                                                                                       1%
    Wilmington, DE 19803

94. EPZ Lease Trust A                                FUCO      N/A       N/A       N/A    EPZ Lease Holding
    1403 Foulk Road                                                                       A, L.L.C.
    Suite 102                                                                                                      100%
    Wilmington, DE 19803

95. EPZ Lease Trust B                                FUCO      N/A       N/A       N/A    EPZ Lease Holding
    1403 Foulk Road                                                                       B, L.L.C.
    Suite 102                                                                                                      100%
    Wilmington, DE 19803

96. EPZ Lease Trust C                                FUCO      N/A       N/A       N/A    EPZ Lease Holding
    1403 Foulk Road                                                                       C, L.L.C.
    Suite 102                                                                                                      100%
    Wilmington, DE 19803

97. Southern Energy E Associados                      IS       N/A       N/A       N/A    Southern Electric
     Participacoes,  S.A.                                                                 Brasil
     Av. Presidente Juscelino Kubitschek 50                                               Participacoes, Ltda      99%
     Conj. 172                                                                            Southern Energy
     04543-000 Sao Paulo, Brazil                                                          International, Inc.       1%

98. Cayman Energy Traders                             IS       N/A       N/A       N/A    Southern Energy -
     P.O. Box 309 Ugland House                                                            Newco2, Inc.             100%
     South Church Street
     Grand Cayman, Cayman Islands,
     British West Indies


ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
----------------------------------------------------------
PART I(a)

NOTES


Note 1 - Generating Facilities:
------------------------------
                                                Facilities in Operation
                                                                    Megawatts of Capacity
                                                                                           Percentage
    Facility                        Location              Units     Owned      Operated    Ownership     Type
--------------------------------------------------------------------------------------------------------------

Alicura                          Argentina                   4     (A) 551     (A) 1,000       55.14%  Hydro

Birchwood                        Virginia                    1         111          222        50.00%  Coal (B)

Edelnor                          Chile                      27          55           86        65.00%  Oil

Edelnor                          Chile                       2           7           10        65.00%  Hydro

Edelnor                          Chile                       1         104          160        65.00%  Coal

Freeport                         Grand Bahamas               5          71          113        62.50%  Oil & Gas

PowerGen Co.                     Trinidad and Tobago        21         459        1,178        39.00%  Gas

South Western Electricity        United Kingdom              8         108           --         5.78%  Gas

South Western Electricity        United Kingdom             21          19           21        75.00%  Oil & Gas

South Western Electricity        United Kingdom              3           6           --        28.70%  Wind

Total Capacity                                                       1,491        2,790

                                        Facilities Under Development


                                                                    Megawatts of Capacity
                                                                                           Percentage
    Facility                        Location              Units     Owned      Operated    Ownership     Type
--------------------------------------------------------------------------------------------------------------


State Line (C)                   Indiana                     1       490          490       100.00%  Coal

Edelnor                          Chile                       1       104          160        65.00%  Coal

Total Capacity                                                       594          650
-------------------------------- ------------------------------------------------------------------------------


(A) Represents megawatts of capacity under a concession agreement expiring in the year 2023.
(B) Cogeneration facility.
(C) The proposed purchase of this facility is subject to regulatory approval.

Note 2  -  Transmission Facilities:

Edelnor (Chile) - approximately 962 kilometers as follows:

                        Operating Voltage             Approximate Kilometers
                        ----------------              ----------------------
                              (kVs)
                               23                               17
                               66                               197
                               110                              282
                               220                              466
                                                                ---
                                                                962
                                                                ===

Freeport (Grand Bahamas) - approximately 72 kilometers of 69 kV transmission lines.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
----------------------------------------------------------
PART I(a)

NOTES (Continued)
---------------

Note 3  -  Distribution Facilities:
----------------------------------

Freeport (Grand Bahamas) - approximately 1,1015 kilometers of 12.5 kV distribution lines

South West Electricity (United Kingdom) - approximately 47,579 kilometers as follows:

                        Operating Voltage          Approximate Kilometers
                        -----------------          ----------------------
                              (kVs)
                             Under 5                       18,767
                               6.6                            148
                               11                          23,370
                               33                           3,774
                               132                          1,520
                                                          -------
                                                           47,579
                                                          =======
South Western Electricity's distribution system for the Isles of Scilly includes 57 kilometers of 33 kV submarine cable, which connects the islands to the mainland, and 15 kilometers of 11 kV submarine cable which interconnects the individual islands.

Note 4
------
Electricity Pensions Limited and South West Enterprise Limited are both subsidiaries of South Western Electricity, plc that show 0% ownership due to both companies being limited by a guarantee. Electricity Pensions Limited was created to coordinate the administration of the Electricity Supply Pension Scheme. South West Enterprise Limited was created to catalyze, coordinate, and promote economic development in Devon and Cornwall.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
----------------------------------------------------------

PART I(b); PART I(c) and PART I(d) are being filed pursuant to Rule 104.

PART II

Exhibits H and I submitted with this filing, are being incorporated by reference.

PART III is being filed pursuant to Rule 104.

ITEM 10 - FINANCIAL STATEMENTS AND EXHIBITS
-------------------------------------------


                        SOUTHERN AND SUBSIDIARY COMPANIES

                          INDEX TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1996

                                                                                         Page
                                                                                         Number

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                                                  A-1

FINANCIAL STATEMENTS:
     Consolidating Statement of Income for the Year Ended
         December 31, 1996                                                                A-2
     Consolidating Statement of Cash Flows for the Year Ended
         December 31, 1996 A-4 Consolidating Balance Sheet at December 31, 1996
     A-6 Consolidating Statement of Capitalization at December 31, 1996 A-10
     Consolidating Statement of Retained Earnings for the Year Ended
         December 31, 1996                                                                A-13
     Consolidating Statement of Paid-in Capital for the Year
         Ended December 31, 1996                                                          A-14
     Notes to Financial Statements at December 31, 1996                                   A-15

OTHER FINANCIAL STATEMENTS:
     ALABAMA consolidated with ALABAMA TRUST I                                            A-16
     ALABAMA TRUST I (Consolidated in Parent, ALABAMA                                     A-21
     Alabama Property Company (Unaudited; Not consolidated in Parent, ALABAMA)            A-24
     GEORGIA consolidated with PIEDMONT, GEORGIA CAPITAL and GEORGIA TRUST I              A-27
     PIEDMONT (Consolidated in Parent, GEORGIA)                                           A-32
     GEORGIA CAPITAL (Consolidated in Parent, GEORGIA)                                    A-35
     GEORGIA TRUST I (Consolidated in Parent, GEORGIA)                                    A-38

EXHIBITS                                                                                  A-41

SCHEDULES:

         Schedules supporting financial statements of ALABAMA, GEORGIA, GULF, MISSISSIPPI, SAVANNAH and SEGCO are incorporated by reference to those companies' annual reports on Federal Energy Regulatory Commission Form 1 for the year ended December 31, 1996, as filed with the Federal Energy Regulatory
Commission.


                                       A

                              ARTHUR ANDERSEN LLP


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


         To The Southern Company:

                  We have audited the consolidated balance sheet and consolidated statement of capitalization of THE SOUTHERN COMPANY (a Delaware corporation) and its subsidiaries as of December 31, 1996, and the related consolidated statement of income, retained earnings, paid-in capital, and cash flows for the year then ended (included in the 1996 annual report on Form 10-K, which is Exhibit A-1 to this Form
         U5S). These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

                  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Southern Company and its subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


         /s/  Arthur Andersen LLP
         Atlanta, Georgia
         February 12, 1997

                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                        (Stated in Thousands of Dollars)


                                                                                 Intercompany
                                                                                 Eliminations
                                                                                 and Transfers
OPERATING REVENUES:                                             Consolidated     Add (Deduct)     SOUTHERN              ALABAMA
Subsidiary operating companies--
  Revenues                                                      $10,357,891     $    (19,545)    $         -          $ 2,904,155
  Sales to affiliates                                                     -         (460,328)              -              216,620
  SOUTHERN, equity in earnings of subsidiary companies                    -       (1,144,246)      1,144,246                    -
----------------------------------------------------------------------------------------------------------------------------------
  Total operating revenues                                       10,357,891       (1,624,119)      1,144,246            3,120,775
----------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Operation--
     Fuel                                                         2,244,997                -               -              877,076
     Purchased power from non-affiliates                          1,102,592             (164)              -               36,813
     Purchased power from affiliates                                      -         (447,736)              -               91,500
     Other                                                        1,860,640          (32,310)         23,348              505,884
  Maintenance                                                       781,750             (172)              -              258,482
  Depreciation & amortization                                       995,667                1               -              320,102
  Amortization of deferred Plant Vogtle costs, net                  136,650                -               -                    -
  Taxes other than income taxes                                     634,057               (1)            157              186,172
  Income taxes                                                      747,257                -               -              228,108
----------------------------------------------------------------------------------------------------------------------------------
      Total operating expenses                                    8,503,610         (480,382)         23,505            2,504,137
----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                  1,854,281       (1,143,737)      1,120,741              616,638
----------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE):
    Allowance for equity funds used during construction               3,932                -               -                    -
    Interest income                                                  53,889          (18,890)         19,901               28,318
    Other, net                                                       42,403           (7,793)          4,734              (42,002)
    Income taxes - other income                                     (10,361)               -               -               22,400
----------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                    1,944,144       (1,170,420)      1,145,376              625,354
----------------------------------------------------------------------------------------------------------------------------------
INTEREST CHARGES AND OTHER:
    Interest on long-term debt                                      530,067          (18,284)              -              169,390
    Allowance for debt funds used during construction               (19,073)               -               -               (6,480)
    Interest on interim obligations                                 107,008                -          16,664               20,617
    Amortization of debt discount, premium, & expense, net           33,184                -               -                9,508
    Other interest charges                                           46,424              (99)          1,651               27,510
    Distributions on preferred securities of subsidiary
     companies                                                       21,675                -               -                6,717
----------------------------------------------------------------------------------------------------------------------------------
      Interest charges and other, net                               719,285          (18,383)         18,315              227,262
----------------------------------------------------------------------------------------------------------------------------------
  NET INCOME                                                      1,224,859       (1,152,037)      1,127,061              398,092
    Preferred dividends of subsidiary companies                      84,616                -               -               26,602
----------------------------------------------------------------------------------------------------------------------------------
  NET INCOME AFTER DIVIDENDS ON
    PREFERRED STOCK OF SUBSIDIARY COMPANIES                       1,140,243       (1,152,037)      1,127,061              371,490
    Minority Interest                                                13,182              (89)              -                    -
----------------------------------------------------------------------------------------------------------------------------------
  NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK
    AND MINORITY INTEREST OF SUBSIDIARY COMPANIES               $ 1,127,061      $(1,151,948)     $1,127,061             $371,490
==================================================================================================================================

  AVERAGE NUMBER OF SHARES OF COMMON STOCK
    OUTSTANDING (in thousands)                                      672,590
  EARNINGS PER SHARE OF COMMON STOCK                                  $1.68
  CASH DIVIDENDS PAID PER SHARE OF COMMON STOCK                       $1.26

                                                                           (Continued on following page)



                                      A-2A

                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                        (Stated in Thousands of Dollars)



OPERATING REVENUES:                                              GEORGIA             GULF        MISSISSIPPI         SAVANNAH

  Revenues                                                     $4,380,893          $ 616,603     $ 522,199          $ 230,944
  Sales to affiliates                                              35,886             17,762        21,830              3,130
  SOUTHERN, equity in earnings of subsidiary companies                  -                  -             -                  -
---------------------------------------------------------------------------------------------------------------------------------
  Total operating revenues                                      4,416,779            634,365       544,029            234,074
---------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Operation--
     Fuel                                                         835,194            184,500       141,532             29,139
     Purchased power from non-affiliates                          157,308              8,300        17,960              2,350
     Purchased power from affiliates                              229,324             35,076        33,245             58,591
     Other                                                        780,482            115,154       106,061             44,007
  Maintenance                                                     315,934             51,050        47,091             14,140
  Depreciation & amortization                                     432,940             56,645        44,906             19,113
  Amortization of deferred Plant Vogtle costs, net                136,650                  -             -                  -
  Taxes other than income taxes                                   207,098             52,027        43,545             11,675
  Income taxes                                                    435,904             37,821        32,618             16,175
---------------------------------------------------------------------------------------------------------------------------------
      Total operating expenses                                  3,530,834            540,573       466,958            195,190
---------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                  885,945             93,792        77,071             38,884
---------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE):
    Allowance for equity funds used during construction             3,144                 17           344                317
    Interest income                                                 5,333              1,921           239                201
    Other, net                                                    (39,651)            (1,695)        3,801             (1,756)
    Income taxes - other income                                    18,581                248          (932)             1,034
---------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                    873,352             94,283        80,523             38,680
---------------------------------------------------------------------------------------------------------------------------------
INTEREST CHARGES AND OTHER:
    Interest on long-term debt                                    207,851             24,691        19,898             11,563
    Allowance for debt funds used during construction             (11,416)               (58)         (713)              (333)
    Interest on interim obligations                                15,478              2,071         1,416                229
    Amortization of debt discount, premium, & expense, net         14,790              2,087         1,547                579
    Other interest charges                                          6,338              1,882           753                378
    Distributions on preferred securities of
     subsidiary companies                                          14,958                  -             -                  -
---------------------------------------------------------------------------------------------------------------------------------
      Interest charges and other, net                             247,999             30,673        22,901             12,416
---------------------------------------------------------------------------------------------------------------------------------
  NET INCOME                                                      625,353             63,610        57,622             26,264
    Preferred dividends of subsidiary companies                    45,026              5,765         4,899              2,324
---------------------------------------------------------------------------------------------------------------------------------
  NET INCOME AFTER DIVIDENDS ON
    PREFERRED STOCK OF SUBSIDIARY COMPANIES                       580,327             57,845        52,723             23,940
    Minority Interest                                                   -                  -             -                  -
---------------------------------------------------------------------------------------------------------------------------------
  NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK
    AND MINORITY INTEREST OF SUBSIDIARY COMPANIES               $ 580,327           $ 57,845      $ 52,723           $ 23,940
=================================================================================================================================




                                      A-2B




                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                        (Stated in Thousands of Dollars)



OPERATING REVENUES:                                                      SEGCO          SEIH*              MESH
Subsidiary operating companies--
  Revenues                                                             $   2,257     $1,600,356         $  84,058
  Sales to affiliates                                                    151,543              -                 -
  SOUTHERN, equity in earnings of subsidiary companies                         -              -                 -
------------------------------------------------------------------------------------------------------------------
  Total operating revenues                                               153,800      1,600,356            84,058
------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Operation--
     Fuel                                                                 95,492         74,642             7,422
     Purchased power from non-affiliates                                       -        880,025                 -
     Purchased power from affiliates                                           -              -                 -
     Other                                                                17,943        205,955            16,381
  Maintenance                                                             15,266         70,306             8,463
  Depreciation & amortization                                              7,963         95,618            11,904
  Amortization of deferred Plant Vogtle costs, net                             -              -                 -
  Taxes other than income taxes                                              794        130,342               936
  Income taxes                                                             4,315          3,079             3,227
------------------------------------------------------------------------------------------------------------------
      Total operating expenses                                           141,773      1,459,967            48,333
------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                          12,027        140,389            35,725
------------------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE):
    Allowance for equity funds used during construction                      110              -                 -
    Interest income                                                            -         15,860               942
    Other, net                                                               147        126,590                53
    Income taxes - other income                                              (35)       (51,657)                -
------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                            12,249        231,182            36,720
------------------------------------------------------------------------------------------------------------------
INTEREST CHARGES AND OTHER:
    Interest on long-term debt                                             4,597         80,154            30,093
    Allowance for debt funds used during construction                        (73)             -                 -
    Interest on interim obligations                                            -         50,533                 -
    Amortization of debt discount, premium, & expense, net                    23          3,966               684
    Other interest charges                                                     -          8,010                 1
    Distributions on preferred securities of subsidiary companieS              -              -                 -
------------------------------------------------------------------------------------------------------------------
      Interest charges and other, net                                      4,547        142,663            30,778
------------------------------------------------------------------------------------------------------------------
  NET INCOME                                                               7,702         88,519             5,942
    Preferred dividends of subsidiary companies                                -              -                 -
------------------------------------------------------------------------------------------------------------------
  NET INCOME AFTER DIVIDENDS ON
    PREFERRED STOCK OF SUBSIDIARY COMPANIES                                7,702         88,519             5,942
    Minority Interest                                                          -         13,182                89
------------------------------------------------------------------------------------------------------------------
  NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK
    AND MINORITY INTEREST OF SUBSIDIARY COMPANIES                        $ 7,702        $75,337            $5,853
==================================================================================================================
* Preliminary.  Currently under audit.

                                      A-3A





                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                        (Stated in Thousands of Dollars)




                                                                SOUTHERN         SOUTHERN       SOUTHERN    SOUTHERN
OPERATING REVENUES:                                             DEVELOPMENT    COMMUNICATIONS*  INFORMATION  TELECOM
  Revenues                                                        $ 19,938         $ 16,033      $ -           $ -
  Sales to affiliates                                                2,434           11,123        -             -
  SOUTHERN, equity in earnings of subsidiary companies                   -                -        -             -
--------------------------------------------------------------------------------------------------------------------
  Total operating revenues                                          22,372           27,156        -             -
--------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
  Operation--
     Fuel                                                                -                -        -             -
     Purchased power from non-affiliates                                 -                -        -             -
     Purchased power from affiliates                                     -                -        -             -
     Other                                                          30,819           46,916        -             -
  Maintenance                                                            -            1,190        -             -
  Depreciation & amortization                                          375            6,100        -             -
  Amortization of deferred Plant Vogtle costs, net                       -                -        -             -
  Taxes other than income taxes                                         25            1,287        -             -
  Income taxes                                                      (3,081)         (10,909)       -             -
--------------------------------------------------------------------------------------------------------------------
      Total operating expenses                                      28,138           44,584        -             -
--------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                    (5,766)         (17,428)       -             -
--------------------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE):
    Allowance for equity funds used during construction                  -                -        -             -
    Interest income                                                     28               36        -             -
    Other, net                                                           -                -       (1)          (24)
    Income taxes - other income                                          -                -        -             -
--------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                      (5,738)         (17,392)      (1)          (24)
--------------------------------------------------------------------------------------------------------------------
INTEREST CHARGES AND OTHER:
    Interest on long-term debt                                           -              114        -             -
    Allowance for debt funds used during construction                    -                -        -             -
    Interest on interim obligations                                      -                -        -             -
    Amortization of debt discount, premium, & expense, net               -                -        -             -
    Other interest charges                                               -                -        -             -
    Distributions on preferred securities of subsidiary companies        -                -        -             -
--------------------------------------------------------------------------------------------------------------------
      Interest charges and other, net                                    -              114        -             -
--------------------------------------------------------------------------------------------------------------------
  NET INCOME                                                        (5,738)         (17,506)      (1)          (24)
    Preferred dividends of subsidiary companies                          -                -        -             -
--------------------------------------------------------------------------------------------------------------------
  NET INCOME AFTER DIVIDENDS ON
    PREFERRED STOCK OF SUBSIDIARY COMPANIES                         (5,738)         (17,506)      (1)          (24)
    Minority Interest                                                    -                -        -             -
--------------------------------------------------------------------------------------------------------------------
  NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK
    AND MINORITY INTEREST OF SUBSIDIARY COMPANIES                   (5,738)        $(17,506)    $ (1)   $      (24)
====================================================================================================================

* Preliminary.  Currently under audit.

                                      A-3B



                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                        (Stated in Thousands of Dollars)

                                                                                 Intercompany
                                                                                 Eliminations
                                                                                and Transfers
                                                                   Consolidated  Add (Deduct)         SOUTHERN    ALABAMA
OPERATING ACTIVITIES:

     Net income                                                   $1,127,061    $(1,236,564)          $1,127,061  $  398,092
     Adjustments to reconcile net income to
       net cash provided by operating activities--
         Depreciation and amortization                             1,200,925              -                    -     383,438
         Deferred income taxes and investment tax credits             57,078              -                    -      16,585
         Allowance for equity funds used during construction          (3,932)             -                    -           -
         Amortization of deferred Plant Vogtle costs                 136,650              -                    -           -
         Loss (Gain) on asset sales                                  (58,950)             -                    -           -
         Other, net                                                   79,419        282,652             (279,986)     21,563
         Changes in current assets and liabilities --
                Receivables, net                                     (91,657)      (481,306)             405,974       3,958
                Fossil fuel stock                                     58,805              -                    -      24,923
                Materials & supplies                                  46,765              -                    -      11,311
                Accounts payable                                      18,859         63,341               (7,571)      1,006
                Other                                               (169,726)        31,542               (1,583)     12,904
-----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM (USED FOR) OPERATING ACTIVITIES             2,401,297     (1,340,335)           1,243,895     873,780
-----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
     Gross property additions                                     (1,228,828)             -                    -    (425,024)
     Sales of property                                               211,077              -                    -           -
     Other                                                          (275,928)        76,925              (76,565)    (61,119)
-----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM (USED FOR) INVESTING ACTIVITIES            (1,293,679)        76,925              (76,565)   (486,143)
-----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
     Proceeds --
         Common stock                                                171,113             (2)             171,113           -
         Capital contributions                                             -       (468,331)             250,000           -
         Preferred securities                                        322,000              -                    -      97,000
         First mortgage bonds                                         85,000              -                    -           -
         Other long-term debt                                      1,570,243        (14,948)                   -      21,000
     Retirements --
         Preferred stock                                            (179,148)             -                    -           -
         First mortgage bonds                                       (426,329)             -                    -     (83,797)
         Other long-term debt                                     (1,753,857)       413,715                    -     (21,907)
     Interim obligations, net                                       (267,916)         5,890             (551,474)    (25,163)
     Capital distribution to parent company                                -        250,000                                -
     Payment of common stock dividends                              (846,754)     1,000,266             (846,754)   (347,500)
     Payment of preferred stock dividends                                  -         86,548                    -     (26,665)
     Miscellaneous                                                  (109,478)        (9,728)              (2,415)     (3,634)
-----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES            (1,435,126)     1,263,410             (979,530)   (390,666)
-----------------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                (327,508)             -              187,800      (3,029)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                       772,340              -               20,900      12,616
-----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                           $ 444,832     $        -            $ 208,700  $    9,587
=============================================================================================================================

SUPPLEMENTAL CASH FLOW INFORMATION:
     Cash paid during the year for --
         Interest (net of amount capitalized)                       $677,325    $   (14,233)             $22,086    $194,079
         Income taxes                                                706,189         (7,968)                   -     195,214



                          (Continued on following page)

                                      A-4A

                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                        (Stated in Thousands of Dollars)


                                                                     GEORGIA       GULF          MISSISSIPPI       SAVANNAH

OPERATING ACTIVITIES:
   Net income                                                        $625,353     $ 63,610       $ 57,622        $ 26,264
   Adjustments to reconcile net income to
       net cash provided by operating activities--
         Depreciation and amortization                                521,086       71,825         50,551          20,246
         Deferred income taxes and investment tax credits              35,700        2,157             74           7,482
         Allowance for equity funds used during construction           (3,144)         (17)          (344)           (317)
         Amortization of deferred Plant Vogtle costs                  136,650            -              -               -
         Loss (Gain) on asset sales                                     3,766            -              -               -
         Other, net                                                    49,649       17,292          9,787             705
         Changes in current assets and liabilities --
                Receivables, net                                        9,421          736          5,118          (2,036)
                Fossil fuel stock                                      27,769        9,523          3,498             184
                Materials & supplies                                   27,984        3,434          1,475             226
                Accounts payable                                      (35,651)      (7,078)         2,077           4,242
                Other                                                 (11,595)        (597)           292          (4,558)
-----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM (USED FOR) OPERATING ACTIVITIES              1,386,988      160,885        130,150          52,438
-----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
     Gross property additions                                        (428,220)     (61,386)       (61,314)        (28,950)
     Sales of property                                                  3,319            -              -               -
     Other                                                            (16,468)      (2,786)        (2,258)         (3,173)
-----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM (USED FOR) INVESTING ACTIVITIES               (441,369)     (64,172)       (63,572)        (32,123)
-----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
     Proceeds --
         Common stock                                                       -            -              -               -
         Capital contributions                                              -            -             27               -
         Preferred securities                                         225,000            -              -               -
         First mortgage bonds                                          10,000       55,000              -          20,000
         Other long-term debt                                         112,825       82,423         80,000          17,000
     Retirements --
         Preferred stock                                             (179,148)           -              -               -
         First mortgage bonds                                        (210,860)     (50,930)       (45,447)        (29,400)
         Other long-term debt                                        (119,665)     (68,198)       (55,010)           (397)
     Interim obligations, net                                          30,166      (55,500)             -           1,000
     Capital distribution to parent company                          (250,000)           -              -               -
     Payment of common stock dividends                               (475,500)     (48,300)       (43,900)        (19,600)
     Payment of preferred stock dividends                             (46,911)      (5,749)        (4,899)         (2,324)
     Miscellaneous                                                    (55,100)      (5,332)        (2,932)         (2,257)
-----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES               (959,193)     (96,586)       (72,161)        (15,978)
-----------------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  (13,574)         127         (5,583)          4,337
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                         28,930          680         12,641             877
-----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                              $15,356     $    807      $   7,058         $ 5,214
=============================================================================================================================

SUPPLEMENTAL CASH FLOW INFORMATION:
     Cash paid during the year for --
         Interest (net of amount capitalized)                       $ 249,434      $26,050        $21,467         $12,960
         Income taxes                                                 373,886       25,858         34,072          10,926



                          (Continued on following page)
                                      A-4B

                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                        (Stated in Thousands of Dollars)
                                                                                           SOUTHERN
                                                                    SEGCO       SCS         NUCLEAR                SEIH
OPERATING ACTIVITIES:

     Net income                                                   $ 7,702      $      -      $   -          $ 75,337
     Adjustments to reconcile net income to
       net cash provided by operating activities--
         Depreciation and amortization                             8,559          16,922      1,419          107,703
         Deferred income taxes and investment tax credits            261               -          -          (17,470)
         Allowance for equity funds used during construction        (110)              -          -                -
         Amortization of deferred Plant Vogtle costs                   -               -          -                -
         Loss (Gain) on asset sales                                    -               -          -          (62,716)
         Other, net                                                  877          (7,482)       646          (21,873)
         Changes in current assets and liabilities --
                Receivables, net                                  (3,706)         34,754     (5,247)         (43,568)
                Fossil fuel stock                                      -               -          -           (7,092)
                Materials & supplies                                   -          (1,187)         -            2,789
                Accounts payable                                   4,057          (6,539)       496           47,033
                Other                                                 53           3,585      1,944         (207,982)
---------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM (USED FOR) OPERATING ACTIVITIES            17,693          40,053       (742)        (127,839)
---------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
     Gross property additions                                     (8,473)        (18,434)      (854)        (156,555)
     Sales of property                                                 -               -          -          207,758
     Other                                                         3,066            (524)        33         (187,128)
---------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM (USED FOR) INVESTING ACTIVITIES            (5,407)        (18,958)      (821)        (135,925)
---------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
     Proceeds --
         Common stock                                                  -               -          -                -
         Capital contributions                                         -               -          -          151,713
         Preferred securities                                          -               -          -                -
         First mortgage bonds                                          -               -          -                -
         Other long-term debt                                          -               -          -        1,256,995
     Retirements --
         Preferred stock                                               -               -          -                -
         First mortgage bonds                                          -               -          -                -
         Other long-term debt                                     (2,100)        (10,598)         -       (1,889,510)
     Interim obligations, net                                          -          (5,890)         -          324,285
     Capital distribution to parent company                            -               -          -                -
     Payment of common stock dividends                           (10,249)              -          -          (55,217)
     Payment of preferred stock dividends                              -               -          -                -
     Miscellaneous                                                     -               -          -          (28,080)
---------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES           (12,349)        (16,488)         -         (239,814)
---------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                 (63)          4,607     (1,563)        (503,578)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                       174               -      2,768          663,708
---------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                        $    111          $4,607      $1,205     $   160,130
=====================================================================================================================

SUPPLEMENTAL CASH FLOW INFORMATION:
     Cash paid during the year for --
         Interest (net of amount capitalized)                     $4,544             $7,472     $  283       $127,046
         Income taxes                                              5,603                  -      1,358         77,469



                                      A-5A

                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                        (Stated in Thousands of Dollars)




                                                                               Southern    Southern    Southern
                                                                               Develop-    Communi-    Info-    Southern
OPERATING ACTIVITIES:                                               MESH        ment        cations*    mation  Telecom     SERC
     Net income                                                  $   5,853       $ (5,738)   (17,506)   $  (1)  $  (24)     $  -
     Adjustments to reconcile net income to
       net cash provided by operating activities--
         Depreciation and amortization                              12,702           374       6,100        -        -         -
         Deferred income taxes and investment tax credits           14,096          (575)     (1,232)       -        -         -
         Allowance for equity funds used during construction             -             -           -        -        -         -
         Amortization of deferred Plant Vogtle costs                     -             -           -        -        -         -
         Loss (Gain) on asset sales                                      -             -           -        -        -         -
         Other, net                                                 (2,169)         (345)      8,135       (3)     (30)        1
         Changes in current assets and liabilities --
                Receivables, net                                    (5,527)       (1,882)     (8,087)       -        -      (259)
                Fossil fuel stock                                        -             -           -        -        -         -
                Materials & supplies                                  (336)           25       1,044        -        -         -
                Accounts payable                                   (27,479)       (1,688)    (17,733)       1       24       321
                Other                                                6,031           470        (232)       -        -         -
---------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM (USED FOR) OPERATING ACTIVITIES               3,171        (9,359)    (29,511)      (3)     (30)       63
---------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
     Gross property additions                                       (8,133)            -     (31,485)       -        -         -
     Sales of property                                                   -             -           -        -        -         -
     Other                                                               -        (5,931)          -        -        -         -
---------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM (USED FOR) INVESTING ACTIVITIES              (8,133)       (5,931)    (31,485)       -        -         -
---------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
     Proceeds --
         Common stock                                                    -             -           -        1        1         -
         Capital contributions                                           -        15,999      50,361        5      226         -
         Preferred securities                                            -             -           -        -        -         -
         First mortgage bonds                                            -             -           -        -        -         -
         Other long-term debt                                            -             -      14,948        -        -         -
     Retirements --
         Preferred stock                                                 -             -           -        -        -         -
         First mortgage bonds                                       (5,895)            -           -        -        -         -
         Other long-term debt                                            -             -        (187)       -        -         -
     Interim obligations, net                                        8,770             -           -        -        -         -
     Capital distribution to parent company                              -             -           -        -        -         -
     Payment of common stock dividends                                   -             -           -        -        -         -
     Payment of preferred stock dividends                                -             -           -        -        -         -
     Miscellaneous                                                       -             -           -        -        -         -
---------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES               2,875        15,999      65,122        6      227         -
---------------------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                (2,087)          709       4,126        3      197        63
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                      28,766           173          90        -        -        17
---------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                          $ 26,679      $    882      $4,216     $  3    $ 197      $ 80
=================================================================================================================================

SUPPLEMENTAL CASH FLOW INFORMATION:
     Cash paid during the year for --
         Interest (net of amount capitalized)                    $  26,137           $ -         $ -     $  -    $  -         $-
         Income taxes                                              (10,229)            -           -        -       -          -

* Preliminary.  Currently under audit.


                                      A-5B

                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET-- DECEMBER 31, 1996
                        (Stated in Thousands of Dollars)

                                                                             Intercompany
                                                                             Eliminations
                                                                             and Transfers
                      ASSETS                                 Consolidated    Add (Deduct)         SOUTHERN         ALABAMA

UTILITY PLANT:
  Plant in service                                           $33,260,914       $        -      $         -      $10,806,921
  Less accumulated provision for depreciation                 10,921,242                -                -        4,113,622
----------------------------------------------------------------------------------------------------------------------------
                                                              22,339,672                -                -        6,693,299
  Nuclear fuel, at amortized cost                                245,702                -                -          123,862
  Construction work in progress                                  683,924                -                -          256,802
----------------------------------------------------------------------------------------------------------------------------
  Total                                                       23,269,298                -                -        7,073,963
----------------------------------------------------------------------------------------------------------------------------

OTHER PROPERTY AND INVESTMENTS:
  Investments in and advances to consolidated
     subsidiary companies, stated at equity                      187,038       (9,081,363)       9,029,299           26,032
  Argentine operating concession, being amortized                415,600                -                -                -
  Goodwill                                                       318,142                -                -                -
  Nuclear decommissioning trusts                                 278,938                -                -          148,760
  Miscellaneous                                                  301,234           (6,023)           8,699           20,243
----------------------------------------------------------------------------------------------------------------------------
  Total                                                        1,500,952       (9,087,386)       9,037,998          195,035
----------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS:
  Cash and cash equivalents                                      444,832                -          208,700            9,587
  Special Deposits                                                44,454                -                -                -
  Receivables--
    Customer accounts receivable                               1,148,965          (16,389)               -          334,150
    Affiliated companies                                               -         (338,981)          46,247           47,630
    Other accounts and notes receivable                          340,714              944            5,070           28,524
    Accumulated provision for uncollectible accounts             (31,587)               -                -           (1,171)
  Refundable income taxes                                              -          (19,122)               -            5,856
  Fossil fuel stock, at average cost                             269,940           16,389                -           81,704
  Materials and supplies, at average cost                        509,409                -                -          167,792
  Prepayments                                                    252,977          (31,812)             239          131,870
  Vacation pay deferred                                           77,195                -                -           28,369
----------------------------------------------------------------------------------------------------------------------------
  Total                                                        3,056,899         (388,971)         260,256          834,311
----------------------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES:
  Deferred charges related to income taxes                     1,302,342          (43,733)               -          410,010
  Deferred Plant Vogtle costs                                    170,988                -                -                -
  Debt expense, being amortized                                   78,042                -                -            7,398
  Premium on reacquired debt, being amortized                    289,019                -                -           84,149
  Deferred fuel charges                                           13,126                -                -                -
  Nuclear decontamination and decommissioning fund                69,431                -                -           37,490
  Miscellaneous                                                  541,705          (10,470)               -           91,490
----------------------------------------------------------------------------------------------------------------------------
  Total                                                        2,464,653          (54,203)               -          630,537
----------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                  $30,291,802      $(9,530,560)     $9,298,254       $8,733,846
============================================================================================================================

                                                                   (Continued on following page)

                                      A-6A

                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET-- DECEMBER 31, 1996
                        (Stated in Thousands of Dollars)




                                                                 GEORGIA             GULF        MISSISSIPPI     SAVANNAH
UTILITY PLANT:
  Plant in service                                            $  14,769,573       $1,734,510      $1,483,875     $ 739,461
  Less accumulated provision for depreciation                     4,793,638          694,245         526,776       304,760
------------------------------------------------------------------------------------------------------------------------------
                                                                  9,975,935        1,040,265         957,099       434,701
  Nuclear fuel, at amortized cost                                   121,840                -               -             -
  Construction work in progress                                     256,141           23,465          35,100        13,463
------------------------------------------------------------------------------------------------------------------------------
  Total                                                          10,353,916        1,063,730         992,199       448,164
------------------------------------------------------------------------------------------------------------------------------

OTHER PROPERTY AND INVESTMENTS:
  Investments in and advances to consolidated
     subsidiary companies, stated at equity                          26,032                -               -             -
  Argentine operating concession, being amortized                         -                -               -             -
  Goodwill                                                                -                -               -             -
  Nuclear decommissioning trusts                                    130,178                -               -             -
  Miscellaneous                                                     103,787              652           3,054         1,785
------------------------------------------------------------------------------------------------------------------------------
  Total                                                             259,997              652           3,054         1,785
------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS:
  Cash and cash equivalents                                          15,356              807           7,058         5,214
  Special Deposits                                                   44,454                -               -             -
  Receivables--
    Customer accounts receivable                                    392,328           88,260          33,664        26,116
    Affiliated companies                                             20,095            1,821           6,329           844
    Other accounts and notes receivable                             115,045            3,098           7,468         2,164
    Accumulated provision for uncollectible accounts                 (4,000)            (789)           (839)         (632)
  Refundable income taxes                                                 -                -               -             -
  Fossil fuel stock, at average cost                                117,382           28,352          12,168         5,892
  Materials and supplies, at average cost                           258,820           30,252          21,083         8,013
  Prepayments                                                       109,771            9,186          11,971         6,135
  Vacation pay deferred                                              39,965            4,055           4,806             -
------------------------------------------------------------------------------------------------------------------------------
  Total                                                           1,109,216          165,042         103,708        53,746
------------------------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES:
  Deferred charges related to income taxes                          818,418           28,313          22,274        19,167
  Deferred Plant Vogtle costs                                       170,988                -               -             -
  Debt expense, being amortized                                      32,693            2,922           1,548             -
  Premium on reacquired debt, being amortized                       166,670           20,386          10,672         7,142
  Deferred fuel charges                                                   -           13,126               -             -
  Nuclear decontamination and decommissioning fund                   31,941                -               -             -
  Miscellaneous                                                     127,212           14,195           8,872        12,291
------------------------------------------------------------------------------------------------------------------------------
  Total                                                           1,347,922           78,942          43,366        38,600
------------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                  $  13,071,051       $1,308,366      $1,142,327     $ 542,295


                                                              (Continued on following page)




                                      A-6B



                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET-- DECEMBER 31, 1996
                        (Stated in Thousands of Dollars)


                                                                                        SOUTHERN
                                                            SEGCO                SCS     NUCLEAR         SEIH*
UTILITY PLANT:
  Plant in service                                          $311,572           $234,904    $12,431     $2,641,627
  Less accumulated provision for depreciation                193,593            132,535      9,003        123,170
------------------------------------------------------------------------------------------------------------------
                                                             117,979            102,369      3,428      2,518,457
  Nuclear fuel, at amortized cost                                  -                  -          -              -
  Construction work in progress                                7,172             22,118          -         65,407
------------------------------------------------------------------------------------------------------------------
  Total                                                      125,151            124,487      3,428      2,583,864
------------------------------------------------------------------------------------------------------------------

OTHER PROPERTY AND INVESTMENTS:
  Investments in and advances to consolidated
     subsidiary companies, stated at equity                        -                  -          -        187,038
  Argentine operating concession, being amortized                  -                  -          -        415,600
  Goodwill                                                         -                  -          -        318,142
  Nuclear decommissioning trusts                                   -                  -          -              -
  Miscellaneous                                                    7              3,925      1,789        149,046
------------------------------------------------------------------------------------------------------------------
  Total                                                            7              3,925      1,789      1,069,826
------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS:
  Cash and cash equivalents                                      111              4,607      1,205        160,130
  Special Deposits                                                 -                  -          -              -
  Receivables--
    Customer accounts receivable                                   -                  -          -        271,110
    Affiliated companies                                      35,769             91,208     81,138          1,557
    Other accounts and notes receivable                            -             38,983        611        114,083
    Accumulated provision for uncollectible accounts               -                  -          -        (23,806)
  Refundable federal income tax                                  844                  -          -          9,906
  Fossil fuel stock, at average cost                               -                  -          -          8,036
  Materials and supplies, at average cost                          -              2,951          -         13,981
  Prepayments                                                    154              1,937      1,426         11,733
  Vacation pay deferred                                            -                  -          -              -
------------------------------------------------------------------------------------------------------------------
  Total                                                       36,878            139,686     84,380        566,730
------------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES:
  Deferred charges related to income taxes                     4,160                  -          -         43,170
  Deferred Plant Vogtle costs                                      -                  -          -              -
  Debt expense, being amortized                                  141                  -          -         19,152
  Premium on reacquired debt, being amortized                      -                  -          -              -
  Deferred fuel charges                                            -                  -          -              -
  Nuclear decontamination and decommissioning fund                 -                  -          -              -
  Miscellaneous                                                  709              6,851     23,956        254,915
------------------------------------------------------------------------------------------------------------------
  Total                                                        5,010              6,851     23,956        317,237
------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                $167,046          $ 274,949   $113,553      $4,537,657
* Preliminary.  Currently under audit.
                                                              (Continued on following page)


                             A-7A



                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET-- DECEMBER 31, 1996
                        (Stated in Thousands of Dollars)

                                                                                      Southern    Southern
                                                                         Southern     Communi-    Info-     Southern
                    ASSETS                                 MESH         Development     cations*    mation   Telecom    SERC

UTILITY PLANT:
  Plant in service                                         $ 366,244     $     -       $159,763     $  3    $  30       $ -
  Less accumulated provision for depreciation                 23,233           -          6,667        -        -         -
----------------------------------------------------------------------------------------------------------------------------
                                                             343,011           -        153,096        3       30         -
  Nuclear fuel, at amortized cost                                  -           -              -        -        -         -
  Construction work in progress                                3,569           -            687        -        -         -
----------------------------------------------------------------------------------------------------------------------------
  Total                                                      346,580           -        153,783        3       30         -
----------------------------------------------------------------------------------------------------------------------------

OTHER PROPERTY AND INVESTMENTS:
  Investments in and advances to consolidated
     subsidiary companies, stated at equity                        -           -              -        -        -         -
  Argentine operating concession, being amortized                  -           -              -        -        -         -
  Goodwill                                                         -           -              -        -        -         -
  Nuclear decommissioning trusts                                   -           -              -        -        -         -
  Miscellaneous                                                2,891      11,379              -        -        -         -
----------------------------------------------------------------------------------------------------------------------------
  Total                                                        2,891      11,379              -        -        -         -
----------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS:
  Cash and cash equivalents                                   26,679         882          4,216        3      197        80
  Special Deposits                                                 -           -              -        -        -         -
  Receivables--
    Customer accounts receivable                              14,413           -          5,313        -        -         -
    Affiliated companies                                           1       3,248          2,769        -        -       325
    Other accounts and notes receivable                       17,469       6,707            548        -        -         -
    Accumulated provision for uncollectible accounts               -        (208)          (142)       -        -         -
  Refundable federal income tax                                  289           -          2,227        -        -         -
  Fossil fuel stock, at average cost                              17           -              -        -        -         -
  Materials and supplies, at average cost                      2,854          79          3,584        -        -         -
  Prepayments                                                      -          92            275        -        -         -
  Vacation pay deferred                                            -           -              -        -        -         -
----------------------------------------------------------------------------------------------------------------------------
  Total                                                       61,722      10,800         18,790        3      197       405
----------------------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES:
  Deferred charges related to income taxes                       563           -              -        -        -         -
  Deferred Plant Vogtle costs                                      -           -              -        -        -         -
  Debt expense, being amortized                               14,188           -              -        -        -         -
  Premium on reacquired debt, being amortized                      -           -              -        -        -         -
  Deferred fuel charges                                            -           -              -        -        -         -
  Nuclear decontamination and decommissioning fund                 -           -              -        -        -         -
  Miscellaneous                                                5,945         701          4,887        -        -       151
----------------------------------------------------------------------------------------------------------------------------
  Total                                                       20,696         701          4,887        -        -       151
----------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                               $ 431,889    $ 22,880       $177,460      $ 6     $227     $ 556
============================================================================================================================
* Preliminary.  Currently under audit.
                                                              (Continued on following page)


                                      A-7B


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET-- DECEMBER 31, 1996
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                                       Intercompany
                                                                                       Eliminations
                                                                                       and Transfers
                        CAPITALIZATION AND LIABILITIES               Consolidated      Add (Deduct)     SOUTHERN       ALABAMA

CAPITALIZATION (see accompanying statements):
  Common stock equity                                                   $ 9,216,395     $(9,081,363)    $ 9,216,395    2,714,277
  Preferred stock                                                           979,527               -               -       340,400
  Subsidiary obligated mandatorily redeemable preferred securities          422,000               -               -        97,000
  Long-term debt                                                          7,935,269         (19,948)              -     2,354,006
----------------------------------------------------------------------------------------------------------------------------------
  Total                                                                  18,553,191      (9,101,311)      9,216,395     5,505,683
----------------------------------------------------------------------------------------------------------------------------------

MINORITY INTEREST                                                           374,922            (627)              -             -
----------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES:
  Preferred stock due within one year                                       173,528               -               -       100,000
  Long-term debt due within one year                                        191,411               -               -        20,753
  Notes payable                                                             827,684               -               -             -
  Commercial paper                                                          655,138               -          67,089       364,853
  Accounts payable--
    Affiliated companies                                                          -        (241,602)          1,282        64,307
    Other                                                                   787,809              13           6,450       182,563
  Customer deposits                                                         131,544               -               -        32,003
  Taxes accrued--
    Federal and state income                                                 11,965         (50,935)              -        35,638
    Other                                                                   192,921               -               -        15,271
  Interest accrued                                                          187,152          (4,663)            907        51,941
  Vacation pay accrued                                                      103,514               -               -        28,369
  Miscellaneous                                                             535,366         (10,000)          1,750        96,485
----------------------------------------------------------------------------------------------------------------------------------
  Total                                                                   3,798,032        (307,187)         77,478       992,183
----------------------------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES:
  Accumulated deferred income taxes                                       4,738,085         (68,085)              -     1,177,687
  Deferred credits related to income taxes                                  879,090               -               -       364,792
  Accumulated deferred investment tax credits                               787,545               -               -       294,071
  Employee benefits provisions(1)                                           439,177         (21,596)              -        80,389
  Prepaid capacity revenues, net                                            122,496               -               -       122,496
  Department of Energy assessments                                           80,523               -               -        33,741
  Disallowed Plant Vogtle capacity buyback costs                             57,250               -               -             -
  Storm damage reserves                                                      35,112               -               -        20,757
  Miscellaneous                                                             426,379         (31,754)          4,381       142,047
----------------------------------------------------------------------------------------------------------------------------------
  Total                                                                   7,565,657        (121,435)          4,381     2,235,980
----------------------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES                                    $30,291,802     $(9,530,560)     $9,298,254    $8,733,846
==================================================================================================================================


(1)  Includes Post Retirement Life & Medical Provisions, Supplemental and Other
     Pension Accruals, Early Retirement Incentive Program Costs and Other Work
     Force Reduction Costs, and Miscellaneous Post Employment Benefits.

                       (Continued on following page)


                                      A-8A


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET-- DECEMBER 31, 1996
                        (Stated in Thousands of Dollars)
                                   (Continued)



             CAPITALIZATION AND LIABILITIES           GEORGIA        GULF     MISSISSIPPI    SAVANNAH

CAPITALIZATION (see accompanying statements):
  Common stock equity                               $4,154,281     $ 435,758     $ 383,734   $172,284
  Preferred stock                                      464,611        65,102        74,414     35,000
  Subsidiary obligated mandatorily redeemable
     preferred securities                              325,000             -             -          -
  Long-term debt                                     3,200,419       331,880       326,379    161,801
----------------------------------------------------------------------------------------------------------
  Total                                              8,144,311       832,740       784,527    369,085
----------------------------------------------------------------------------------------------------------

MINORITY INTEREST                                            -             -             -          -
----------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES:
  Preferred stock due within one year                   49,028        24,500             -          -
  Long-term debt due within one year                    60,622        40,972            10        637
  Notes payable                                        207,300        25,000             -      5,000
  Commercial paper                                     223,196             -             -          -
  Accounts payable--
    Affiliated companies                                66,821        10,274         4,136      6,374
    Other                                              263,093        22,496        38,720     10,201
  Customer deposits                                     64,901        13,464         3,154      5,232
  Taxes accrued--
    Federal and state income                            15,497             -             -          -
    Other                                              100,661         8,342        32,445      1,015
  Interest accrued                                      79,936         7,629         4,384      5,275
  Vacation pay accrued                                  38,597         4,055         4,793      2,038
  Miscellaneous                                        114,530        23,005        17,937      7,470
----------------------------------------------------------------------------------------------------------
  Total                                              1,284,182       179,737       105,579     43,242
----------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES:
  Accumulated deferred income taxes                  2,522,945       163,857       133,437     76,654
  Deferred credits related to income taxes             382,381        64,354        40,568     22,792
  Accumulated deferred investment tax credits          415,477        33,760        28,333     13,271
  Employee benefits provisions(1)                      186,319        22,974        32,380      5,820
  Prepaid capacity revenues, net                             -             -             -          -
  Department of Energy assessments                      46,782             -             -          -
  Disallowed Plant Vogtle capacity buyback costs        57,250             -             -          -
  Storm damage reserves                                      -             -        12,955      1,400
  Miscellaneous                                         31,404        10,944         4,548     10,031
----------------------------------------------------------------------------------------------------------
  Total                                              3,642,558       295,889       252,221    129,968
----------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES               $13,071,051    $1,308,366    $1,142,327   $542,295
==========================================================================================================
(1)  Includes Post Retirement Life & Medical Provisions, Supplemental and Other
     Pension Accruals, Early Retirement Incentive Program Costs and Other Work
     Force Reduction Costs, and Miscellaneous Post Employment Benefits.

                       (Continued on following page)


                                      A-8B


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET-- DECEMBER 31, 1996
                        (Stated in Thousands of Dollars)
                                   (Continued)



                                                                                  SOUTHERN
           CAPITALIZATION AND LIABILITIES                    SEGCO       SCS       NUCLEAR        SEIH

CAPITALIZATION (see accompanying statements):
  Common stock equity                                       $52,063     $  875      $ 1,869      $  987,712
  Preferred stock                                                 -          -            -              -
  Subsidiary obligated mandatorily redeemable
          preferred securities                                    -          -            -              -
  Long-term debt                                             76,324     47,658        5,000      1,140,321
-----------------------------------------------------------------------------------------------------------
  Total                                                     128,387     48,533        6,869      2,128,033
-----------------------------------------------------------------------------------------------------------

MINORITY INTEREST                                                 -          -            -        374,920
-----------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES:
                                                                  -          -            -              -
  Amount of debt due within one year                              -     15,792            -         45,024
  Notes payable                                                   -          -            -        567,539
  Commercial paper                                                -          -            -              -
  Accounts payable--
    Affiliated companies                                     13,414     33,592       16,907          1,384
    Other                                                         -     29,868        8,603        212,106
  Customer deposits                                               -          -            -         12,790
  Taxes accrued--
    Federal and state income                                  3,719          -          505          7,541
    Other                                                       281        799          417         33,391
  Interest accrued                                              877         62            -         26,862
  Vacation pay accrued                                            -     16,174        5,670          3,484
  Miscellaneous                                                 121     51,557       12,051        216,645
-----------------------------------------------------------------------------------------------------------
  Total                                                      18,412    147,844       44,153      1,126,766
-----------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES:
  Accumulated deferred income taxes                          12,783          -            -        664,718
  Deferred credits related to income taxes                    4,203          -            -              -
  Accumulated deferred investment tax credits                 2,633          -            -              -
  Employee benefits provisions(1)                                 -     59,013       62,268          9,691
  Prepaid capacity revenues, net                                  -          -            -              -
  Department of Energy assessments                                -          -            -              -
  Disallowed Plant Vogtle capacity buyback costs                  -          -            -              -
  Storm damage reserves                                           -          -            -              -
  Miscellaneous                                                 628     19,559          263        233,529
-----------------------------------------------------------------------------------------------------------
  Total                                                      20,247     78,572       62,531        907,938
-----------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES                       $167,046   $274,949     $113,553    $4,537,657            $
===========================================================================================================
(1)  Includes Post Retirement Life & Medical Provisions, Supplemental and Other
     Pension Accruals, Early Retirement Incentive Program Costs and Other Work
     Force Reduction Costs, and Miscellaneous Post Employment Benefits.

                       (Continued on following page)



                                      A-9A



                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                 CONSOLIDATING BALANCE SHEET-- DECEMBER 31, 1996
                        (Stated in Thousands of Dollars)
                                   (Continued)


                                                                                              SOUTHERN
                                                                      SOUTHERN    SOUTHERN      INFO-  SOUTHERN
      CAPITALIZATION AND LIABILITIES                      MESH      DEVELOPMENT COMMUNICATION  MATION  TELECOM       SERC

Common stock equity                                      $  31,374    $14,620     $132,303     $ 5    $ 203         $ 5
  Preferred stock                                                -          -            -       -        -           -
  Subsidiary obligated mandatorily
     redeemable preferred securities                             -          -            -       -        -           -
  Long-term debt                                           296,461          -       14,968       -        -           -
------------------------------------------------------------------------------------------------------------------------
  Total                                                    327,835     14,620      147,271       5      203           5
------------------------------------------------------------------------------------------------------------------------

MINORITY INTEREST                                              629          -            -       -        -           -
------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES:
  Preferred stock due within one year                            -          -            -       -        -           -
  Long-term debt due within one year                         7,350          -          251       -        -           -
  Notes payable                                             22,845          -            -       -        -           -
  Commercial paper                                               -          -            -       -        -           -
  Accounts payable--
    Affiliated companies                                    16,953        650        5,376       1       24         107
    Other                                                    3,325      4,959        5,119       -        -         293
  Customer deposits                                              -          -            -       -        -           -
  Taxes accrued--
    Federal and state income                                     -          -            -       -        -           -
    Other                                                      136         39          124       -        -           -
  Interest accrued                                          13,846          -           96       -        -           -
  Vacation pay accrued                                           -        153          181       -        -           -
  Miscellaneous                                                  -      2,423        1,392       -        -           -
------------------------------------------------------------------------------------------------------------------------
  Total                                                     64,455      8,224       12,539       1       24         400
------------------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES:
  Accumulated deferred income taxes                         38,970          -       15,119       -        -           -
  Deferred credits related to income taxes                       -          -            -       -        -           -
  Accumulated deferred investment tax credits                    -          -            -       -        -           -
  Employee benefits provisions(1)                                -          -        1,919       -        -           -
  Prepaid capacity revenues, net                                 -          -            -       -        -           -
  Department of Energy assessments                               -          -            -       -        -           -
  Disallowed Plant Vogtle capacity buyback costs                 -          -            -       -        -           -
  Storm damage reserves                                          -          -            -       -        -           -
  Miscellaneous                                                  -         36          612       -        -         151
------------------------------------------------------------------------------------------------------------------------
  Total                                                     38,970         36       17,650       -        -         151
------------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES                     $ 431,889    $22,880     $177,460     $ 6     $227       $ 556
========================================================================================================================

(1)  Includes Post Retirement Life & Medical Provisions, Supplemental and Other
     Pension Accruals, Early Retirement Incentive Program Costs and Other Work
     Force Reduction Costs, and Miscellaneous Post Employment Benefits.






                                      A-9B





                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
          CONSOLIDATING STATEMENT OF CAPITALIZATION--DECEMBER 31, 1996
                        (Stated in Thousands of Dollars)

                                                                                     Intercompany
                                                                                     Eliminations
                                                                                     and Transfers
                                                                     Consolidated    Add (Deduct)    SOUTHERN         ALABAMA

COMMON  STOCK EQUITY:
     Common stock, par value $5 per share
         Authorized -- 1,000,000,000 shares
         Outstanding -- 677,035,961 shares                            $3,385,180    $          -      $3,385,180     $         -
     Common stock of subsidiaries                                              -        (699,656)              -         224,358
     Paid-in capital                                                   2,067,228      (5,066,786)      2,067,228       1,304,645
     Premium on preferred stock                                                -            (970)              -             146
     Retained earnings                                                 3,763,987      (3,313,951)      3,763,987       1,185,128
---------------------------------------------------------------------------------------------------------------------------------
     Total common stock equity                                         9,216,395      (9,081,363)      9,216,395       2,714,277
---------------------------------------------------------------------------------------------------------------------------------

CUMULATIVE PREFERRED STOCK OF
     SUBSIDIARIES (See note on page A-12):
     $100 par or stated value--
         4.20% to 5.96%                                                  199,299               -               -          77,400
         6.32% to 7.88%                                                  130,404               -               -           5,000
     $25 par or stated value--
         $1.90 to $1.9875                                                190,852               -               -               -
         6.40% to 7.60%                                                  322,500               -               -         238,000
     Auction rates--at January 1, 1997;
         4.01% to 4.09%                                                   70,000               -               -          70,000
     Adjustable rates--at January 1, 1997;
         5.01% to 5.66%                                                  240,000               -               -          50,000
---------------------------------------------------------------------------------------------------------------------------------
     Total (annual dividend requirement--$72,045)                      1,153,055               -               -         440,400
     Less amount due within one year                                     173,528               -               -         100,000
---------------------------------------------------------------------------------------------------------------------------------
     Total excluding amount due within one year                          979,527               -               -         340,400
---------------------------------------------------------------------------------------------------------------------------------

SUBSIDIARY OBLIGATED MANDATORILY
     REDEEMABLE PREFERRED SECURITIES:
     $25 liquidation value--
         7.375%                                                           97,000               -               -          97,000
         7.75%                                                           225,000               -               -               -
         9%                                                              100,000               -               -               -
---------------------------------------------------------------------------------------------------------------------------------
     Total (annual distribution requirement--$33,592)                    422,000               -               -          97,000
---------------------------------------------------------------------------------------------------------------------------------

LONG-TERM DEBT:
     First mortgage bonds of subsidiaries--
                   Maturity                     Interest Rates
         -----------------------------    -------------------------
         1997                             5-7/8% to 8.665%                32,350               -               -               -
         1998                             5% to 8.665%                   237,885               -               -          50,000
         1999                             6-1/8% to 8.665%               373,340               -               -         170,000
         2000                             6% to 8.665%                   348,840               -               -         100,000
         2001                             8.665%                           9,335               -               -               -
         2002 through 2006                6.07% to 8.665%              1,017,095               -               -         400,000
         2007 through 2011                6-7/8% to 8.665%               291,680               -               -         175,000
         2012 through 2016                8.665%                          84,890               -               -               -
         2017 through 2021                8.665% to 9-1/4%               227,351               -               -         223,451
         2022 through 2026                6-7/8% to 9%                 1,497,116               -               -         797,608
---------------------------------------------------------------------------------------------------------------------------------
         Total first mortgage bonds                                    4,119,882               -               -       1,916,059
     Other long-term debt                                              4,084,327         (19,948)              -         484,196
     Unamortized debt premium (discount), net                            (77,529)              -               -         (25,496)
---------------------------------------------------------------------------------------------------------------------------------
     Total long-term debt (annual interest
         requirement--$564,007)                                        8,126,680         (19,948)              -       2,374,759
     Less amount due within one year                                     191,411               -               -          20,753
---------------------------------------------------------------------------------------------------------------------------------
     Long-term debt excluding amount due
         within one year                                               7,935,269         (19,948)              -       2,354,006
---------------------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION                                                 $18,553,191     $(9,101,311)     $9,216,395      $5,505,683
=================================================================================================================================



                                                                (Continued on following page)
                                  A-10A


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
          CONSOLIDATING STATEMENT OF CAPITALIZATION--DECEMBER 31, 1996
                        (Stated in Thousands of Dollars)

                                                                      GEORGIA             GULF       MISSISSIPPI    SAVANNAH


COMMON  STOCK EQUITY:
     Common stock, par value $5 per share
         Authorized -- 1,000,000,000 shares
         Outstanding -- 677,035,961 shares                             $         -     $        -    $        -   $       -
     Common stock of subsidiaries                                          344,250         38,060       37,691       54,223
     Paid-in capital                                                     2,134,886        218,438      179,389        8,688
     Premium on preferred stock                                                371             81          372            -
     Retained earnings                                                   1,674,774        179,179      166,282      109,373
-------------------------------------------------------------------------------------------------------------------------------
     Total common stock equity                                           4,154,281        435,758      383,734      172,284
-------------------------------------------------------------------------------------------------------------------------------

CUMULATIVE PREFERRED STOCK OF
     SUBSIDIARIES (See note on page A-12):
     $100 par or stated value--
         4.20% to 5.96%                                                     95,787         15,102       11,010            -
         6.32% to 7.88%                                                     52,000         10,000       63,404            -
     $25 par or stated value--
         $1.90 to $1.9875                                                  190,852              -            -            -
         6.40% to 7.60%                                                          -         49,500            -       35,000
     Auction rates--at January 1, 1997;
         4.01% to 4.09%                                                          -              -            -            -
     Adjustable rates--at January 1, 1997;
         5.01% to 5.66%                                                    175,000         15,000            -            -
-------------------------------------------------------------------------------------------------------------------------------
     Total (annual dividend requirement--$72,045)                          513,639         89,602       74,414       35,000
     Less amount due within one year                                        49,028         24,500            -            -
-------------------------------------------------------------------------------------------------------------------------------
     Total excluding amount due within one year                            464,611         65,102       74,414       35,000
-------------------------------------------------------------------------------------------------------------------------------

SUBSIDIARY OBLIGATED MANDATORILY
     REDEEMABLE PREFERRED SECURITIES:
     $25 liquidation value--
         7.375%                                                                  -              -            -            -
         7.75%                                                             225,000              -            -            -
         9%                                                                100,000              -            -            -
-------------------------------------------------------------------------------------------------------------------------------
     Total (annual distribution requirement--$33,592)                      325,000              -            -            -
-------------------------------------------------------------------------------------------------------------------------------

LONG-TERM DEBT:
     First mortgage bonds of subsidiaries--
                   Maturity                     Interest Rates
         -----------------------------    ----------------------------
         1997                             5-7/8% to 8.665%                       -         25,000            -            -
         1998                             5% to 8.665%                     100,000         45,000       35,000            -
         1999                             6-1/8% to 8.665%                 195,000              -            -            -
         2000                             6% to 8.665%                     200,000              -       40,000            -
         2001                             8.665%                                 -              -            -            -
         2002 through 2006                6.07% to 8.665%                  435,000         55,000       35,000       40,000
         2007 through 2011                6-7/8% to 8.665%                  50,000              -            -            -
         2012 through 2016                8.665%                                 -              -            -            -
         2017 through 2021                8.665% to 9-1/4%                       -              -            -            -
         2022 through 2026                6-7/8% to 9%                     534,508         30,000       65,000       70,000
-------------------------------------------------------------------------------------------------------------------------------
                                                                      -------------   ------------   ----------   ----------
         Total first mortgage bonds                                      1,514,508        155,000      175,000      110,000
     Other long-term debt                                                1,758,304        220,929      153,735       55,043
     Unamortized debt premium (discount), net                              (11,771)        (3,077)      (2,346)      (2,605)
-------------------------------------------------------------------------------------------------------------------------------
     Total long-term debt (annual interest
         requirement--$564,007)                                          3,261,041        372,852      326,389      162,438
     Less amount due within one year                                        60,622         40,972           10          637
-------------------------------------------------------------------------------------------------------------------------------
     Long-term debt excluding amount due
         within one year                                                 3,200,419        331,880      326,379      161,801
-------------------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION                                                    $8,144,311      $ 832,740    $ 784,527     $369,085
===============================================================================================================================



                                                                (Continued on following page)



                                     A-10B




                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
          CONSOLIDATING STATEMENT OF CAPITALIZATION--DECEMBER 31, 1996
                        (Stated in Thousands of Dollars)


                                                                                             SOUTHERN
                                                                     SEGCO         SCS        NUCLEAR         SEIH*     MESH

COMMON  STOCK EQUITY:
     Common stock, par value $5 per share
         Authorized -- 1,000,000,000 shares
         Outstanding -- 677,035,961 shares                            $      -       $   -    $     -    $       -    $     -
     Common stock of subsidiaries                                          328         725         10            1         1
     Paid-in capital                                                    32,472         150      1,859      971,492    31,373
     Premium on preferred stock                                              -           -          -            -         -
     Retained earnings                                                  19,263           -          -       16,219         -
-----------------------------------------------------------------------------------------------------------------------------
     Total common stock equity                                          52,063         875      1,869      987,712    31,374
-----------------------------------------------------------------------------------------------------------------------------

CUMULATIVE PREFERRED STOCK OF
     SUBSIDIARIES (See note on page A-12):
     $100 par or stated value--
         4.20% to 5.96%                                                      -           -          -            -         -
         6.32% to 7.88%                                                      -           -          -            -         -
     $25 par or stated value--
         $1.90 to $1.9875                                                    -           -          -            -         -
         6.40% to 7.60%                                                      -           -          -            -         -
     Auction rates--at January 1, 1997;
         4.01% to 4.09%                                                      -           -          -            -         -
     Adjustable rates--at January 1, 1997;
         5.01% to 5.66%                                                      -           -          -            -         -
-----------------------------------------------------------------------------------------------------------------------------
     Total (annual dividend requirement--$72,045)                            -           -          -            -         -
     Less amount due within one year                                         -           -          -            -         -
-----------------------------------------------------------------------------------------------------------------------------
     Total excluding amount due within one year                              -           -          -            -         -
-----------------------------------------------------------------------------------------------------------------------------

SUBSIDIARY OBLIGATED MANDATORILY
     REDEEMABLE PREFERRED SECURITIES:
     $25 liquidation value--
         7.375%                                                              -           -          -            -         -
         7.75%                                                               -           -          -            -         -
         9%                                                                  -           -          -            -         -
-----------------------------------------------------------------------------------------------------------------------------
     Total (annual distribution requirement--$33,592)                        -           -          -            -         -
-----------------------------------------------------------------------------------------------------------------------------

LONG-TERM DEBT:
     First mortgage bonds of subsidiaries--
                   Maturity                     Interest Rates
         -----------------------------    ---------------------------
         1997                             5-7/8% to 8.665%                   -           -          -            -     7,350
         1998                             5% to 8.665%                       -           -          -            -     7,885
         1999                             6-1/8% to 8.665%                   -           -          -            -     8,340
         2000                             6% to 8.665%                       -           -          -            -     8,840
         2001                             8.665%                             -           -          -            -     9,335
         2002 through 2006                6.07% to 8.665%                    -           -          -            -    52,095
         2007 through 2011                6-7/8% to 8.665%                   -           -          -            -    66,680
         2012 through 2016                8.665%                             -           -          -            -    84,890
         2017 through 2021                8.665% to 9-1/4%                   -           -          -            -     3,900
         2022 through 2026                6-7/8% to 9%                       -           -          -            -         -
-----------------------------------------------------------------------------------------------------------------------------
                                                                     ----------  --------------------- ----------------------
         Total first mortgage bonds                                          -           -          -            -   249,315
     Other long-term debt                                               76,600      63,450      5,000    1,186,799    85,000
     Unamortized debt premium (discount), net                             (276)          -          -       (1,454)  (30,504)
-----------------------------------------------------------------------------------------------------------------------------
     Total long-term debt (annual interest
         requirement--$564,007)                                         76,324      63,450      5,000    1,185,345   303,811
     Less amount due within one year                                         -      15,792          -       45,024     7,350
-----------------------------------------------------------------------------------------------------------------------------
     Long-term debt excluding amount due
         within one year                                                76,324      47,658      5,000    1,140,321   296,461
-----------------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION                                                   $128,387   $ 48,533     $6,869   $2,128,033  $327,835
=============================================================================================================================


                                     A-11A



                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
          CONSOLIDATING STATEMENT OF CAPITALIZATION--DECEMBER 31, 1996
                        (Stated in Thousands of Dollars)

                                                                         SOUTHERN     SOUTHERN        SOUTHERN   SOUTHERN
                                                                         DEVELOP-     COMMUNI-        INFO-      TELECOM   SERC
                                                                           MENT         CATIONS*        MATION

COMMON  STOCK EQUITY:
     Common stock, par value $5 per share
         Authorized -- 1,000,000,000 shares
         Outstanding -- 677,035,961 shares                                $      -     $       -      $  -     $   -     $  -
     Common stock of subsidiaries                                                1             1         1         1        5
     Paid-in capital                                                        25,658       157,505         5       226        -
     Premium on preferred stock                                                  -             -         -         -        -
     Retained earnings                                                     (11,039)      (25,203)       (1)      (24)       -
--------------------------------------------------------------------------------------------------------------------------------
     Total common stock equity                                              14,620       132,303         5       203        5
--------------------------------------------------------------------------------------------------------------------------------

CUMULATIVE PREFERRED STOCK OF
     SUBSIDIARIES (See note on page A-12):
     $100 par or stated value--
         4.20% to 5.96%                                                          -             -         -         -        -
         6.32% to 7.88%                                                          -             -         -         -        -
     $25 par or stated value--
         $1.90 to $1.9875                                                        -             -         -         -        -
         6.40% to 7.60%                                                          -             -         -         -        -
     Auction rates--at January 1, 1997;
         4.01% to 4.09%                                                          -             -         -         -        -
     Adjustable rates--at January 1, 1997;
         5.01% to 5.66%                                                          -             -         -         -        -
--------------------------------------------------------------------------------------------------------------------------------
     Total (annual dividend requirement--$72,045)                                -             -         -         -        -
     Less amount due within one year                                             -             -         -         -        -
--------------------------------------------------------------------------------------------------------------------------------
     Total excluding amount due within one year                                  -             -         -         -        -
--------------------------------------------------------------------------------------------------------------------------------

SUBSIDIARY OBLIGATED MANDATORILY
     REDEEMABLE PREFERRED SECURITIES:
     $25 liquidation value--
         7.375%                                                                  -             -         -         -        -
         7.75%                                                                   -             -         -         -        -
         9%                                                                      -             -         -         -        -
--------------------------------------------------------------------------------------------------------------------------------
     Total (annual distribution requirement--$33,592)                            -             -         -         -        -
--------------------------------------------------------------------------------------------------------------------------------

LONG-TERM DEBT:
     First mortgage bonds of subsidiaries--
                   Maturity                     Interest Rates
         -----------------------------    ----------------------------
         1997                             5-7/8% to 8.665%                       -             -         -         -        -
         1998                             5% to 8.665%                           -             -         -         -        -
         1999                             6-1/8% to 8.665%                       -             -         -         -        -
         2000                             6% to 8.665%                           -             -         -         -
         2001                             8.665%                                 -             -         -         -
         2002 through 2006                6.07% to 8.665%                        -             -         -         -        -
         2007 through 2011                6-7/8% to 8.665%                       -             -         -         -        -
         2012 through 2016                8.665%                                 -             -         -         -        -
         2017 through 2021                8.665% to 9-1/4%                       -             -         -         -        -
         2022 through 2026                6-7/8% to 9%                           -             -         -         -        -
--------------------------------------------------------------------------------------------------------------------------------
                                                                        -----------    ----------    ------   -------  -------
         Total first mortgage bonds                                              -             -         -         -        -
     Other long-term debt                                                        -        15,219         -         -        -
     Unamortized debt premium (discount), net                                    -             -         -         -        -
--------------------------------------------------------------------------------------------------------------------------------
     Total long-term debt (annual interest
         requirement--$564,007)                                                  -        15,219         -         -        -
     Less amount due within one year                                             -           251         -         -        -
--------------------------------------------------------------------------------------------------------------------------------
     Long-term debt excluding amount due
         within one year                                                         -        14,968         -         -        -
--------------------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION                                                       $14,620      $147,271        $5      $203       $5
================================================================================================================================

* Preliminary.  Currently under audit.





                                     A-11B




                        SOUTHERN AND SUBSIDIARY COMPANIES

          CONSOLIDATING STATEMENT OF CAPITALIZATION--DECEMBER 31, 1996
                                   (Continued)

NOTE TO CONSOLIDATING STATEMENT OF CAPITALIZATION:
Shares authorized, shares outstanding and redemption prices of the preferred stock and preferred securities are shown below:

                                                        Shares                       Redemption Price
           Series                         Authorized        Outstanding                  Per Share**
------------------------------           -----------        -----------               ---------------

Cumulative Preferred Stock,
    $100 par or stated value--
       4.20% to 5.96%                       2,165,125         1,992,989               $102.18  to $110.00
       6.32% to 7.88%                       1,304,040         1,304,040               $102.47  to $108.32*
       Undesignated                         7,598,736                 -                         -

    $25 par or stated value--
       $1.90 to $1.9875                     7,634,100         7,634,100               $26.90* to $26.99*
       6.40% to 7.60%                      12,900,000        12,900,000               $26.60* to $26.90*
       Adjustable rate--at 1/1/97
          5.01%-1993 Series                   600,000           600,000                       $26.25*
          5.17%-1993 Series                 2,000,000         2,000,000                       $26.25*
          5.66%-1993 Series                 3,000,000         3,000,000                       $27.50*
          5.20%-1993 Series                 4,000,000         4,000,000                       $27.50*
       Undesignated                        36,165,900                 -                         -

    $1 Par Value--Undesignated             15,479,800                 -                         -

    Auction rate--at 1/1/97:  4.09%
       $100 Stated Capital                    500,000           500,000                          $100

    Auction rate--at 1/1/97:  4.01%
       $100,000 Stated Capital                    200               200                      $100,000

    $10 Par or Stated Value--
       Undesignated                         7,420,000                 -                             -


                                              Preferred Securities                   Redemption Price
           Series                         Authorized        Outstanding             Per Preferred Security**
     -----------------------              ----------        -----------             ------------------------
Subsidiary Obligated Mandatorily
    Redeemable Preferred Securities
    7.375%                                  3,880,000         3,880,000                           $25
    7.75%                                   9,000,000         9,000,000                           $25
    9%                                      4,000,000         4,000,000                           $25



 *Amount of premium in excess of par or stated value reduces in future years. **Plus accrued dividends in each case.

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                        (Stated in Thousands of Dolllars)

                                                                   Intercompany
                                                                   Eliminations
                                                                   and Transfers
                                                    Consolidated   Add (Deduct)       SOUTHERN        ALABAMA

BALANCE, December 31, 1995                           $3,483,624      $(3,123,793)     $3,483,624      $1,161,225

ADD:
     Net income after dividends on preferred
         stock of subsidiary companies                1,127,061       (1,151,948)      1,127,061         371,490
--------------------------------------------------------------------------------------------------------------------
                                                      4,610,685       (4,275,741)      4,610,685       1,532,715
DEDUCT (ADD):
     Cash dividends paid on common stock                846,754(1)      (960,173)        846,754(1)      347,500
     Other common and preferred stock
         transactions, net                                  (56)          (1,617)            (56)             87
--------------------------------------------------------------------------------------------------------------------

BALANCE, December 31, 1996                           $3,763,987      $(3,313,951)     $3,763,987      $1,185,128
====================================================================================================================

(1)SOUTHERN paid quarterly dividends during 1996 of 31-1/2(cent)per share or $1.26 for the year.

The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

                                     A-13A




                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                        (Stated in Thousands of Dolllars)





                                                          GEORGIA            GULF       MISSISSIPPI    SAVANNAH
BALANCE, December 31, 1995                             $1,569,905         $179,663        $157,459      $105,033
ADD:
     Net income after dividends on preferred
         stock of subsidiary companies                    580,327           57,845          52,723        23,940
-----------------------------------------------------------------------------------------------------------------
                                                        2,150,232          237,508         210,182       128,973
DEDUCT (ADD):
     Cash dividends paid on common stock                  475,500           58,300          43,900        19,600
     Other common and preferred stock
         transactions, net                                    (42)              29               -             -
-----------------------------------------------------------------------------------------------------------------

BALANCE, December 31, 1996                             $1,674,774         $179,179        %166,282      $109,373
=================================================================================================================

The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.


                                     A-13B



                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                        (Stated in Thousands of Dolllars)




                                                                                 Southern     Southern       Southern     Southern
                                                   SEGCO     SEIH*       MESH   Development Communications*  Information   Telecom
BALANCE, December 31, 1995                       $21,665   $(57,557)   $ (602)  $ (5,301)    $(7,697)       $ -          $  -
ADD:
     Net income after dividends on preferred
         stock of subsidiary companies             7,702     75,337     5,853     (5,738)    (17,506)        (1)          (24)
-------------------------------------------------------------------------------------------------------------------------------
                                                  29,367     17,780     5,251    (11,039)    (25,203)        (1)          (24)
DEDUCT (ADD):
     Cash dividends paid on common stock          10,104          -     5,269          -           -          -             -
     Other common and preferred stock
         transactions, net                             -      1,561       (18)         -           -          -             -
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1996                       $19,263    $16,219     $   -   $(11,039)   $(25,203)      $ (1)         $(24)
===============================================================================================================================

* Preliminary.  Currently under audit.

The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.


                                     A-13C




                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                   CONSOLIDATING STATEMENT OF PAID-IN CAPITAL
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                        (Stated in Thousands of Dollars)
                                  Intercompany
                                                                                Eliminations
                                                                                and Transfers
                                                           Consolidated         Add (Deduct)        SOUTHERN         ALABAMA

BALANCE, December 31, 1995                                   $1,939,811            $(5,153,808)     $1,940,823      $1,304,645

ADD (DEDUCT):
     Proceeds from issuance of common
         stock over the par value thereof                       133,647(1)                   -         133,647(1)            -
     Contributions to (distributions from) capital               (8,616)                79,808               -               -
     Conversion of debt to equity                                 8,503                      -               -               -
     Translation adjustment                                      20,442                      -               -               -
     Unrealized gains/losses on investment
         valuations                                             (27,358)                     -               -               -
     Other                                                         (171)                 6,244          (7,242)              -
-------------------------------------------------------------------------------------------------------------------------------

BALANCE,  December 31, 1996                                   2,066,258            $(5,067,756)      $2,067,228      $1,304,645
===============================================================================================================================

(1)  SOUTHERN issued 7,493,047 shares of common stock during 1996.

 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.


                                   A-14A



                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                   CONSOLIDATING STATEMENT OF PAID-IN CAPITAL
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                        (Stated in Thousands of Dollars)

                                                           GEORGIA      GULF           MISSISSIPPI      SAVANNAH

BALANCE, December 31, 1995                                $2,384,444     $218,438      $179,362        $8,688

ADD (DEDUCT):
     Proceeds from issuance of common
         stock over the par value thereof                          -            -             -             -
     Contributions to (distributions from) capital          (250,000)           -             -             -
     Conversion of debt to equity                                  -            -             -             -
     Translation adjustment                                        -            -             -             -
     Unrealized gains/losses on investment
         valuations                                                -            -             -             -
     Other                                                       442            -            27             -
-----------------------------------------------------------------------------------------------------------------

BALANCE,  December 31, 1996                               $2,134,886     $218,438       $179,389        $8,688
=================================================================================================================

The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

                                     A-14B


                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                   CONSOLIDATING STATEMENT OF PAID-IN CAPITAL
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                        (Stated in Thousands of Dollars)


                                                                                     SOUTHERN
                                                            SEGCO         SCS        NUCLEAR     SEIH*
BALANCE, December 31, 1995                                  $32,472        $150      $1,614      $864,063

ADD (DEDUCT):
     Proceeds from issuance of common
         stock over the par value thereof                         -           -           -             -
     Contributions to (distributions from) capital                -           -           -       105,729
     Conversion of debt to equity                                 -           -           -         8,503
     Translation adjustment                                       -           -           -        20,442
     Unrealized gains/losses on investment
         valuations                                               -           -           -       (27,358)
     Other                                                        -           -         245           113
----------------------------------------------------------------------------------------------------------

BALANCE,  December 31, 1996                                 $32,472        $150      $1,859      $971,492
==========================================================================================================

* Preliminary.  Currently under audit.

The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.



                                     A-14C

                 THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                   CONSOLIDATING STATEMENT OF PAID-IN CAPITAL
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                        (Stated in Thousands of Dollars)


                                                                    SOUTHERN       SOUTHERN        SOUTHERN     SOUTHERN
                                                          MESH     DEVELOPMENT   COMMUNICATIONS*   NFORMATION   TELECOM
BALANCE, December 31, 1995                               $42,117     $ 9,659        $107,144          $-         $   -

ADD (DEDUCT):
     Proceeds from issuance of common
         stock over the par value thereof                      -           -               -           -             -
     Contributions to (distributions from) capital       (10,744)     15,999          50,361           5           226
     Conversion of debt to equity                              -           -               -           -             -
     Translation adjustment                                    -           -               -           -             -
     Unrealized gains/losses on investment
         valuations                                            -           -               -           -             -
     Other                                                     -           -               -           -             -
-------------------------------------------------------------------------------------------------------------------------

BALANCE,  December 31, 1996                              $31,373     $25,658        $157,505          $5          $226
=========================================================================================================================

* Preliminary.  Currently under audit.

The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.



                                     A-14D


                          Notes to Financial Statements
                              at December 31, 1996


The notes to the financial statements are herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive and are an integral part of the financial statements.


                       ALABAMA AND SUBSIDIARY COMPANIES
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (in thousands)


                                                     ALABAMA                                    ALABAMA             ALABAMA
                                                  CONSOLIDATED            ELIMINATIONS         CORPORATE            TRUST I
------------------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES:                                 $3,120,775            $      -        $3,120,775              $     -
OPERATING EXPENSES:
    Operation--
        Fuel                                           877,076                   -           877,076                    -
        Purchased power from non-affiliates             36,813                   -            36,813                    -
        Purchased power from affiliates                 91,500                   -            91,500                    -
        Other                                          505,884                   -           505,884                    -
    Maintenance                                        258,482                   -           258,482                    -
    Depreciation                                       320,102                   -           320,102                    -
    Taxes other than income taxes                      186,172                   -           186,172                    -
    Federal and state income taxes                     228,108                   -           228,108                    -
------------------------------------------------------------------------------------------------------------------------------
        Total operating expenses                     2,504,137                   -         2,504,137                    -
------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                       616,638                   -           616,638                    -
OTHER INCOME (EXPENSE):
    Allowance for equity funds used
        during construction                                  -                   -                  -                   -
    Interest income                                     28,318              (7,131)            28,525               6,924
    Other, net                                         (42,002)                  -            (42,002)                  -
    Income taxes applicable to other income             22,400                   -             22,400                   -
------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                         625,354              (7,131)           625,561               6,924
------------------------------------------------------------------------------------------------------------------------------
INTEREST CHARGES AND PREFERRED
  DIVIDENDS:
    Interest on long-term debt                         169,390              (6,924)           176,314                   -
    Allowance for debt funds used
        during construction                             (6,480)                  -             (6,480)                  -
    Interest on interim obligations                     20,617                   -             20,617                   -
    Amortization of debt discount,
        premium, and expense, net                        9,508                   -              9,508                   -
    Other interest charges                              27,510                   -             27,510                   -
    Distributions on preferred securities of
        ALABAMA TRUST I                                  6,717                (207)                 -               6,924
------------------------------------------------------------------------------------------------------------------------------
    Interest charges and other, net                    227,262              (7,131)           227,469               6,924
------------------------------------------------------------------------------------------------------------------------------
NET INCOME 398,092                                           -             398,092                  -
DIVIDENDS ON PREFERRED STOCK                            26,602                   -             26,602                   -
------------------------------------------------------------------------------------------------------------------------------
NET INCOME AFTER PREFERRED STOCK
    DIVIDENDS                                         $371,490          $        -           $371,490            $      -
==============================================================================================================================



                        ALABAMA AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (in thousands)
                                                  ALABAMA                                      ALABAMA              ALABAMA
                                               CONSOLIDATED            ELIMINATIONS           CORPORATE             TRUST I
------------------------------------------------------------------------------------------------------------------------------
  OPERATING ACTIVITIES:
 Net income                                      $398,092          $       -           $398,092               $       -
  Adjustments to reconcile consolidated
     net income to net cash provided by
     operating activities-
       Depreciation and amortization               383,438                  -                 383,438                   -
       Deferred income taxes and investment
         tax credits                                16,585                  -                  16,585                   -
       Allowance for equity funds used
         during construction                             -                  -                       -                   -
       Other, net                                   21,563                  -                  21,563
       Changes in current assets and
         liabilities-
           Receivables, net                          3,958                  -                   3,958                   -
           Fossil fuel stock                        24,923                  -                  24,923                   -
           Materials & Supplies                     11,311                  -                  11,311                   -
           Accounts payables                         1,006                  -                   1,006                   -
           Other                                    12,904                  -                  12,904                   -
-------------------------------------------------------------------------------------------------------------------------------
  NET CASH PROVIDED FROM
     OPERATING ACTIVITIES                          873,780                  -                 873,780                   -
-------------------------------------------------------------------------------------------------------------------------------
  INVESTING ACTIVITIES:
     Gross property additions                     (425,024)                 -                (425,024)                  -
     Other                                         (61,119)           103,000                 (64,119)           (100,000)
-------------------------------------------------------------------------------------------------------------------------------
  NET CASH USED IN INVESTING
     ACTIVITIES                                   (486,143)           103,000                (489,143)           (100,000)
-------------------------------------------------------------------------------------------------------------------------------
  FINANCING ACTIVITIES:
  Proceeds-
     Company obligated mandatorily
       redeemable preferred securities              97,000             (3,000)                      -             100,000
     Other long-term debt                           21,000           (100,000)                121,000                   -
  Retirements-
     First mortgage bonds                          (83,797)                 -                 (83,797)                  -
     Other long-term debt                          (21,907)                 -                 (21,907)                  -
  Interim obligations, net                         (25,163)                 -                 (25,163)                  -
  Payment of common stock dividends               (347,500)                 -                (347,500)                  -
  Payment of preferred stock dividends             (26,665)                 -                 (26,665)                  -
  Miscellaneous                                     (3,634)                 -                  (3,634)                  -
-------------------------------------------------------------------------------------------------------------------------------
  NET CASH PROVIDED BY (USED FOR)
     FINANCING ACTIVITIES                         (390,666)          (103,000)               (387,666)            100,000
-------------------------------------------------------------------------------------------------------------------------------
  NET CHANGE IN CASH                                (3,029)                 -                  (3,029)                  -
  CASH AT BEGINNING OF YEAR                         12,616                  -                  12,616                   -
-------------------------------------------------------------------------------------------------------------------------------
  CASH AT THE END OF THE YEAR                   $    9,587     $            -              $    9,587        $          -
===============================================================================================================================


                        ALABAMA AND SUBSIDIARY COMPANIES
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1996
                                 (in thousands)

                                            ALABAMA                                         ALABAMA             ALABAMA
                                         CONSOLIDATED              ELIMINATIONS            CORPORATE            TRUST I
------------------------------------------------------------------------------------------------------------------------------

        ASSETS

UTILITY PLANT                              $7,073,963            $        -              $7,073,963           $     -

INVESTMENTS:
   Investments in affiliated companies         26,032              (103,000)                 29,032           100,000
   Nuclear decommissioning trusts             148,760                     -                 148,760                 -
   Miscellaneous                               20,243                     -                  20,243                 -
------------------------------------------------------------------------------------------------------------------------------
     Total                                    195,035              (103,000)                198,035           100,000
------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS:
   Cash                                         9,587                     -                   9,587                 -
   Receivables, net                           409,133                     -                 409,133                 -
   Refundable income taxes                      5,856                     -                   5,856                 -
   Fossil fuel stock, at average cost          81,704                     -                  81,704                 -
   Materials and supplies, at
     average cost                             167,792                     -                 167,792                 -
   Prepayments                                131,870                     -                 131,870                 -
   Vacation pay deferred                       28,369                     -                  28,369                 -
------------------------------------------------------------------------------------------------------------------------------
     Total                                    834,311                     -                 834,311                 -
------------------------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES:
   Deferred charges related to income
     taxes                                    410,010                     -                 410,010                 -
   Debt expense, being amortized                7,398                     -                   7,398                 -
   Premium on reacquired debt, being
     amortized                                 84,149                     -                  84,149                 -
   Nuclear decontamination and
     decommissioning fund                      37,490                     -                  37,490                 -
   Miscellaneous                               91,490                     -                  91,490                 -
------------------------------------------------------------------------------------------------------------------------------
     Total                                    630,537                     -                 630,537                 -
------------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                               $8,733,846             $(103,000)             $8,736,846          $100,000
==============================================================================================================================



                        ALABAMA AND SUBSIDIARY COMPANIES
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1996
                                 (in thousands)


                                              ALABAMA                                       ALABAMA             ALABAMA
                                           CONSOLIDATED             ELIMINATIONS           CORPORATE            TRUST I
------------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND
   LIABILITIES

CAPITALIZATION:
   Common stock equity                       $2,714,277          $        -            $2,714,277          $      -
   Preferred stock                              340,400                   -               340,400                 -
   Company obligated mandatorily
     redeemable preferred securities
     of ALABAMA TRUST I                          97,000              (3,000)                    -           100,000
   Long-term debt                             2,354,006            (100,000)            2,454,006                 -
------------------------------------------------------------------------------------------------------------------------------
     Total                                    5,505,683            (103,000)            5,508,683           100,000
------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES:
   Preferred stock due within one
     year (Note 11)                             100,000                   -               100,000                 -
   Long-term debt due within
     one year                                    20,753                   -                20,753                 -
   Notes Payable                                      -                   -                     -                 -
   Commercial paper                             364,853                   -               364,853                 -
   Accounts payable, net                        246,870                   -               246,870                 -
   Customer deposits                             32,003                   -                32,003                 -
   Taxes accrued                                 50,909                   -                50,909                 -
   Interest accrued                              51,941                   -                51,941                 -
   Vacation pay accrued                          28,369                   -                28,369                 -
   Miscellaneous                                 96,485                   -                96,485                 -
------------------------------------------------------------------------------------------------------------------------------
     Total                                      992,183                   -               992,183                 -
------------------------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS:
   Accumulated deferred income taxes          1,177,687                   -             1,177,687                 -
   Deferred credits related to income
     taxes                                      364,792                   -               364,792                 -
   Accumulated deferred investment
     tax credits                                294,071                   -               294,071                 -
   Prepaid capacity revenues, net               122,496                   -               122,496                 -
   Employee benefit provisions                   80,389                   -                80,389                 -
   Nuclear decontamination and
     decommissioning fund                        33,741                   -                33,741                 -
   Storm damage reserve                          20,757                   -                20,757                 -
   Miscellaneous                                142,047                   -               142,047                 -
------------------------------------------------------------------------------------------------------------------------------
     Total                                    2,235,980                   -             2,235,980                 -
------------------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND
   LIABILITIES                               $8,733,846           $(103,000)           $8,736,846          $100,000
==============================================================================================================================


              Notes to ALABAMA's Consolidated
                   Financial Statements


 (A) Represents equity in earnings of SEGCO, a non-consolidated subsidiary in which ALABAMA has 50% ownership, which is accounted for on the equity basis. See pages A-2 through A-16 for SEGCO's financial statements consolidated for SOUTHERN.

 (B)    Includes $824,425 equity in earnings of Alabama Property
        Company, a non-consolidated subsidiary, which is accounted for on the equity basis. See pages A-24 through A-26 for Alabama Property Company's financial statements.

 (C)    Represents ALABAMA's investment in SEGCO.

 (D)    Includes $8,416,602 of investments in Alabama Property Company.

                                 ALABAMA TRUST I
                               STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                        (Consolidated in Parent, ALABAMA)
                                   (Unaudited)
                                 (in thousands)

            Interest Revenue                                       $6,924
            Distribution Expense                                    6,924

                                                                  $     0

                                 ALABAMA TRUST I
                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                        (Consolidated in Parent, ALABAMA)
                                   (Unaudited)
                                 (in thousands)


 INVESTING ACTIVITIES:
   Investment in ALABAMA Junior Subordinated Notes                   $(100,000)

 FINANCING ACTIVITIES:
   Proceeds from issuance of 7.375% Trust Common Securities              3,000
   Proceeds from issuance of 7.375% Trust Preferred Securities          97,000
                                                                     ---------

 NET INCREASE ( DECREASE) IN CASH                                            0
 CASH AT BEGINNING OF PERIOD                                                 0
                                                                     ---------
 CASH AT END OF PERIOD                                               $       0
                                                                     =========

                                 ALABAMA TRUST I
                       BALANCE SHEET AT DECEMBER 31, 1996
                        (Consolidated in Parent, ALABAMA)
                                   (Unaudited)
                                 (in thousands)



                                     ASSETS

            Investment in ALABAMA                         $100,000

            TOTAL ASSETS                                  $100,000


                                   LIABILITIES

            Common securities                             $  3,000
            Preferred securities                            97,000
                                                          --------

            TOTAL LIABILITIES                             $100,000

                            ALABAMA PROPERTY COMPANY
                               STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                         (Unaudited; Not Consolidated in
                                Parent, ALABAMA)


            REVENUES:
                Sales of recreational lots                       $3,580,892
                Rentals                                              99,411
                                                                 ----------
                    Total Revenues                                3,680,303
                                                                 ----------
            COSTS AND EXPENSES:
                Cost of recreational lot sales                    1,360,576
                Selling, administrative and general expenses        809,352
                                                                 ----------
                  Total costs and expenses                        2,169,928
                                                                 ----------
            OPERATING INCOME                                      1,510,375

            OTHER INCOME (EXPENSE):
                Interest income                                     122,184
                Charitable contribution of property                (819,043)
                Other                                                13,304
                                                                 ----------
            INCOME BEFORE PROVISION FOR INCOME TAXES                826,820

            PROVISION FOR INCOME TAXES                                2,395
                                                                 ----------
            NET INCOME                                           $  824,425
                                                                 ==========

                            ALABAMA PROPERTY COMPANY
                         STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                         (Unaudited; Not Consolidated in
                                Parent, ALABAMA)



            RETAINED EARNINGS AT DECEMBER 31, 1995               $7,142,177
                Net income                                          824,425
                                                                 ----------
            RETAINED EARNINGS AT DECEMBER 31, 1996               $7,966,602
                                                                 ==========

                            ALABAMA PROPERTY COMPANY
                             STATEMENT OF CASH FLOWS
                         FOR THE YEAR ENDED DECEMBER 31,
                      1996 (Unaudited; Not Consolidated in
                                Parent, ALABAMA)


    CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income                                                     $  824,425
                                                                     ----------
          Adjustments to reconcile net income to net cash
            provided by operating activities:
               Additions to property held for sale                   (1,631,692)
               Charitable contribution of property                      819,043
               Property cost of lot sales                             1,257,314
               Changes in current assets and liabilities:
                  Interest receivable                                     6,630
                  Accounts receivable                                     7,250
                  Receivable from parent company                         23,125
                  Refundable income taxes                               269,043
                  Payable to parent company                              62,923
                  Accrued income taxes                                  221,132
                  Other accrued taxes                                     4,680
                                                                     ----------
               Total adjustments                                      1,039,448
    NET CASH PROVIDED FROM OPERATING ACTIVITIES                       1,863,873

    NET CHANGE IN CASH AND CASH EQUIVALENTS                           1,863,873
    CASH AND CASH EQUIVALENTS, Beginning of year                      2,224,914

    CASH AND CASH EQUIVALENTS, End of year                           $4,088,787
                                                                     ==========


    SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
       Net cash paid (refunded) during the year for income taxes     $(487,780)
                                                                     ==========

                            ALABAMA PROPERTY COMPANY
                       BALANCE SHEET AT DECEMBER 31, 1996
                (Unaudited; Not Consolidated in Parent, ALABAMA)

                                     ASSETS

        CURRENT ASSETS:
          Cash                                                    $   43,787
          Temporary cash investments                               4,045,000
          Receivable from parent company                               8,549
                                                                  ----------
              Total current assets                                 4,097,336

        PROPERTY AND MINERAL RIGHTS HELD FOR
          FUTURE DEVELOPMENT                                       4,628,350
                                                                  ----------
              Total Assets                                        $8,725,686
                                                                  ==========

                         LIABILITIES AND CAPITALIZATION


        CURRENT LIABILITIES:
          Payable to parent company                               $   62,923
          Accrued income taxes                                       221,132
          Other accrued taxes                                         25,029
                                                                  ----------
              Total current liabilities                              309,084
                                                                  ----------
        CAPITALIZATION:
          Common stock, $150 par value; 1,000 shares
              authorized, issued and outstanding                     150,000
          Additional paid-in capital                                 300,000
          Retained earnings                                        7,966,602
                                                                  ----------
              Total capitalization                                 8,416,602
                                                                  ----------

              Total liabilities and capitalization                $8,725,686
                                                                  ==========


                        GEORGIA AND SUBSIDIARY COMPANIES
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (in thousands)


                                           GEORGIA                              GEORGIA                     GEORGIA     GEORGIA
                                        CONSOLIDATED        ELIMINATIONS      CORPORATE       PIEDMONT      CAPITAL     TRUST I
-------------------------------------------------------------------------------------------------------------------------------

OPERATING REVENUES                        $4,416,779             $(838)       $4,416,779        $838        $    -        $  -
-------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES:
    Operation--
        Fuel                                 835,194                 -           835,194           -             -           -
        Purchased power from
           non-affiliates                    157,308                 -           157,308           -             -           -
        Purchased power from affiliates      229,324                 -           229,324           -             -           -
        Other                                780,482              (838)          781,262           -             8          50
    Maintenance                              315,934                 -           315,934           -             -           -
    Depreciation and amortization            432,940                 -           432,889          51             -           -
    Amortization of deferred Plant
        Vogtle costs                         136,650                 -           136,650           -             -           -
    Taxes other than income taxes            207,098                 -           206,747         351             -           -
    Federal and state income taxes           435,904                 -           435,735         169             -           -
-------------------------------------------------------------------------------------------------------------------------------
        Total operating expenses           3,530,834              (838)        3,531,043         571             8          50
-------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                             885,945                 -           885,736         267            (8)        (50)
OTHER INCOME (EXPENSE):
    Allowance for equity funds used
        during construction                    3,144                 -             3,144           -             -           -
    Interest income                            5,333           (16,049)            4,971         990         9,279       6,142
    Other, net                               (39,651)                -           (39,548) (A)   (103)            -           -
    Income taxes applicable to
        other income                          18,581                 -            18,666         (85)            -           -
-------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST
    CHARGES                                  873,352           (16,049)          872,969             1,069       9,271         6,092
-------------------------------------------------------------------------------------------------------------------------------
INTEREST CHARGES AND OTHER:
    Interest on long-term debt               207,851           (16,049)          223,272         628             -           -
    Allowance for debt funds used
        during construction                  (11,416)                -           (11,416)          -             -           -
    Amortization of debt discount,
        premium, and expense, net             14,790                 -            14,790           -             -           -
    Other interest charges                    21,816                 -            21,750          66             -           -
    Distributions on preferred securities
        of subsidiaries                       14,958                 -                 -           -         9,000       5,958
-------------------------------------------------------------------------------------------------------------------------------
        Interest charges and other, net      247,999           (16,049)          248,396         694         9,000       5,958
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                   625,353                 -           624,573         375           271         134
DIVIDENDS ON PREFERRED STOCK                  45,026                 -            45,026           -             -           -
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS
    ON PREFERRED STOCK                    $  580,327      $          -        $  579,547      $  375        $  271      $  134
===============================================================================================================================



                        GEORGIA AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (in thousands)

                                             GEORGIA                             GEORGIA                     GEORGIA     GEORGIA
                                          CONSOLIDATED        ELIMINATIONS      CORPORATE      PIEDMONT      CAPITAL     TRUST I
----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                     $625,353          $    -          $624,573          $375          $271       $134
Adjustments to reconcile consolidated
    net income to net cash provided by
    operating activities-
        Depreciation and amortization           521,086               -           520,972           114             -          -
        Deferred income taxes and
          investment tax credits, net            35,700               -            35,679            21             -          -
        Allowance for equity funds used
          during construction                    (3,144)              -            (3,144)            -             -          -
        Amortization of deferred Plant
          Vogtle costs                          136,650               -           136,650             -             -          -
        Other, net                               53,415               -            53,416            (1)            -          -
        Changes in current assets and
          liabilities-
             Receivables, net                     9,421            (345)            9,421             -           479       (134)
             Inventories                         55,753               -            55,753             -             -          -
             Payables                           (35,651)            345           (35,246)            -          (750)         -
             Taxes accrued                       11,766               -            12,129          (363)            -          -
             Other                              (23,361)              -           (23,361)            -             -          -
----------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM
    OPERATING ACTIVITIES                      1,386,988               -         1,386,842           146             -          -
----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
Gross property additions                       (428,220)              -          (428,069)         (151)            -          -
Sales of property                                 3,319               -             3,319             -             -          -
Other                                           (16,468)        238,924           (23,433)            -             -   (231,959)
----------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR
    INVESTING ACTIVITIES                       (441,369)        238,924          (448,183)         (151)            -   (231,959)
----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
Proceeds-
    Preferred securities                        225,000               -                 -             -             -    225,000
    First mortgage bonds                         10,000               -            10,000             -             -
    Other long-term debt                        112,825        (232,803)          344,784           844             -          -
Retirements-
    Preferred securities                       (179,148)              -          (179,148)            -             -          -
    First mortgage bonds                       (210,860)              -          (210,860)            -             -          -
    Other long-term debt                       (119,665)              -          (119,665)            -             -          -
Interim obligations, net                         30,166               -            30,166             -             -          -
Special deposits-redemption funds               (44,454)              -           (44,454)            -             -          -
Capital distribution to parent company         (250,000)              -          (250,000)            -             -          -
Payment of common stock dividends              (475,500)              -          (475,500)            -             -          -
Payment of preferred stock dividends            (46,911)              -           (46,911)            -             -          -
Miscellaneous                                   (10,646)         (6,121)          (10,646)         (838)            -      6,959
----------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM
    (USED FOR) FINANCING
    ACTIVITIES                                 (959,193)       (238,924)         (952,234)            6             -    231,959
----------------------------------------------------------------------------------------------------------------------------------
NET CHANGE IN CASH AND
    CASH EQUIVALENTS                            (13,574)              -           (13,575)            1             -          -
CASH AND CASH EQUIVALENTS
    AT THE BEGINNING OF THE YEAR                 28,930               -            28,888            42             -          -
----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS
    AT THE END OF THE YEAR                  $    15,356       $       -           $15,313          $ 43        $    -       $  -
==================================================================================================================================




                        GEORGIA AND SUBSIDIARY COMPANIES
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1996
                                 (in thousands)


                                            GEORGIA                               GEORGIA                      GEORGIA   GEORGIA
                                         CONSOLIDATED         ELIMINATIONS       CORPORATE        PIEDMONT      CAPITAL    TRUST I
----------------------------------------------------------------------------------------------------------------------------------

UTILITY PLANT                           $10,353,916          $      -         $10,334,738       $19,178      $     -   $       -
----------------------------------------------------------------------------------------------------------------------------------

OTHER PROPERTY AND
    INVESTMENTS                             259,997          (367,056)            289,739 (B)     2,255      103,100     231,959
----------------------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS:
    Cash and cash equivalents                15,356                 -              15,313            43            -           -
    Receivables-
        Customer accounts receivable        392,328                 -             392,328             -            -           -
        Affiliated companies                 20,095                 -              20,095             -            -           -
        Other accounts receivable           159,499              (694)            159,499             -          560         134
        Accumulated provisions for
           uncollectible accounts            (4,000)                -              (4,000)            -            -           -
    Fossil fuel stock, at average cost      117,382                 -             117,382             -            -           -
    Materials and supplies, at
        average cost                        258,820                 -             258,820             -            -           -
    Prepayments                             109,771                 -             109,771             -            -           -
    Vacation pay deferred                    39,965                 -              39,965             -            -           -
----------------------------------------------------------------------------------------------------------------------------------
        Total                             1,109,216              (694)          1,109,173            43          560         134
----------------------------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES
    Deferred charges related to
        income taxes                        818,418                 -             818,418             -            -           -
    Deferred Plant Vogtle costs             170,988                 -             170,988             -            -           -
    Miscellaneous                           358,516                 -             358,515             1            -           -
----------------------------------------------------------------------------------------------------------------------------------
        Total                             1,347,922                 -           1,347,921             1            -           -
----------------------------------------------------------------------------------------------------------------------------------

        TOTAL ASSETS                    $13,071,051         $(367,750)        $13,081,571       $21,477     $103,660    $232,093
==================================================================================================================================


                        GEORGIA AND SUBSIDIARY COMPANIES
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1996
                                 (in thousands)


                                        GEORGIA                                GEORGIA                        GEORGIA   GEORGIA
                                       CONSOLIDATED        ELIMINATIONS        CORPORATE        PIEDMONT      CAPITAL      TRUST I
------------------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION:
    Common stock equity              $4,154,281        $  (19,399)          $4,154,281       $8,646        $  3,660       $7,093
    Preferred stock                     464,611                 -              464,611            -               -            -
    Subsidiary obligated
        mandatorily
        redeemable
        preferred securities            325,000                 -                    -                      100,000      225,000
    Long-term debt                    3,200,419          (347,657)           3,535,477       12,599               -            -
------------------------------------------------------------------------------------------------------------------------------------
        Total                         8,144,311          (367,056)           8,154,369       21,245         103,660      232,093
------------------------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES:
    Long-term debt and
        preferred stock
        due within one year             109,650                 -              109,650            -               -            -
    Notes payable to banks              207,300                 -              207,300            -               -            -
    Commercial paper                    223,196                 -              223,196            -               -            -
    Accounts payable-
        Affiliated companies             66,821                 -               66,821            -               -            -
        Other                           263,093                 -              263,093            -               -            -
    Customer deposits                    64,901                 -               64,901            -               -            -
    Taxes accrued                       116,158                 -              115,647          511               -            -
    Interest accrued                     79,936              (694)              80,630            -               -            -
    Vacation pay accrued                 38,597                 -               38,597            -               -            -
    Miscellaneous                       114,530                 -              114,530            -               -            -
------------------------------------------------------------------------------------------------------------------------------------
        Total                         1,284,182              (694)           1,284,365          511               -            -
------------------------------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS:
    Accumulated deferred
        income taxes                  2,522,945                 -            2,523,224         (279)              -            -
    Accumulated deferred
        investment tax credits          415,477                 -              415,477            -               -            -
    Deferred credits related to
        income taxes                    382,381                 -              382,381            -               -            -
    Miscellaneous                       321,755                 -              321,755            -               -            -
------------------------------------------------------------------------------------------------------------------------------------
        Total                         3,642,558                 -            3,642,837         (279)              -            -
------------------------------------------------------------------------------------------------------------------------------------
    TOTAL CAPITALIZATION
        AND LIABILITIES             $13,071,051         $(367,750)         $13,081,571      $21,477        $103,660     $232,093
====================================================================================================================================

                         Notes to GEORGIA's Consolidated
                              Financial Statements



        (A) Includes $3,851,000 equity in earnings for SEGCO, a non-consolidated subsidiary in which GEORGIA has 50% ownership. SEGCO is accounted for on the equity basis. See pages A-2 through A-14 for SEGCO's financial statements consolidated for SOUTHERN.

        (B) Includes $26,032,000 of investments in SEGCO.

                                    PIEDMONT
                             STATEMENT OF INCOME AND
                        EARNINGS RETAINED IN THE BUSINESS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                        (Consolidated in Parent, GEORGIA)
                                   (Unaudited)
                                 (in thousands)


        REVENUES:
            Rent                                       $838
            Other (Interest)                            990           $1,828
                                                      -----

        EXPENSES:
            Interest                                    628
            Taxes                                       605
            Depreciation                                114
            Miscellaneous                               106            1,453
                                                      -----          -------
        NET INCOME                                                       375

        EARNINGS RETAINED IN THE BUSINESS
            AT DECEMBER 31, 1995                                       1,016
                                                                     -------

        EARNINGS RETAINED IN THE BUSINESS
            AT DECEMBER 31, 1996                                      $1,391
                                                                      ======

                                    PIEDMONT
                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                        (Consolidated in Parent, GEORGIA)
                                   (Unaudited)
                                 (in thousands)


        OPERATING ACTIVITIES:
          Net income                                          $375
          Deferred income taxes                                 21
          Depreciation                                         114
          Change in current liabilities                       (363)
          Other, net                                            (1)   $146
                                                           -------

        INVESTING ACTIVITIES:
          Property additions                                          (151)

        FINANCING ACTIVITIES:
          Increase in advances from parent                     844
          Decrease in capital contributions                   (838)      6
                                                              ----  ------


        NET CHANGE IN CASH                                           $   1
                                                                     =====

                                    PIEDMONT
                       BALANCE SHEET AT DECEMBER 31, 1996
                        (Consolidated in Parent, GEORGIA)
                                   (Unaudited)
                                 (in thousands)

                                     ASSETS

        INVESTMENTS:
          Plant-in-service                             $19,178
          Non-utility property                           2,255         $21,433
                                                       -------

        CURRENT ASSETS:
          Cash                                                              43

        MISCELLANEOUS DEFERRED DEBITS                                        1
                                                                       -------

        TOTAL ASSETS                                                   $21,477
                                                                       =======
                         CAPITALIZATION AND LIABILITIES



        CAPITALIZATION:
          Common stock, $1 par (1,000,000 shares
            authorized, 100,000 shares issued)         $  100
          Other paid-in capital                         7,155
          Retained earnings                             1,391          $  8,646
                                                       ------

          Long-term debt - Advances from parent company                  12,599
              Total capitalization                                       21,245

        CURRENT LIABILITIES:
          Federal and state income taxes accrued           513
          Taxes other than income taxes                     (2)             511
                                                       --------        --------
DEFERRED CREDITS:
          Accumulated deferred income taxes                               (279)
                                                                       -------

        TOTAL CAPITALIZATION AND LIABILITIES                           $21,477
                                                                       =======

                                 GEORGIA CAPITAL
                               STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                        (Consolidated in Parent, GEORGIA)
                                   (Unaudited)
                                 (in thousands)




        Interest Income                                               $9,279
        Less: Preferred Distributions                                  9,000
              Other Expenses                                               8

        NET INCOME                                                       271

        EARNINGS RETAINED IN THE BUSINESS AT DECEMBER 31, 1995           289
                                                                      ------

        EARNINGS RETAINED IN THE BUSINESS AT DECEMBER 31, 1996        $  560
                                                                      ======

                                 GEORGIA CAPITAL
                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                        (Consolidated in Parent, GEORGIA)
                                   (Unaudited)
                                 (in thousands)


        OPERATING ACTIVITIES:
          Net income                                                     $271
          Change in current assets and current liabilities               (271)

        NET CHANGE IN CASH                                             $    0
                                                                       ======

                                 GEORGIA CAPITAL
                       BALANCE SHEET AT DECEMBER 31, 1996
                        (Consolidated in Parent, GEORGIA)
                                   (Unaudited)
                                 (in thousands)



                                     ASSETS


        INVESTMENTS                                       $103,100

        CURRENT ASSETS:
          Interest receivable                                  560
                                                         ---------

        TOTAL ASSETS                                      $103,660
                                                         =========


                                 CAPITALIZATION


        CAPITALIZATION:
          Miscellaneous paid-in capital                 $3,100
          Retained earnings                                560
                                                        ------         $  3,660
                                                                       --------

          Preferred securities                                          100,000
                                                                       --------
          Total Capitalization                                          103,660
                                                                       --------

        TOTAL CAPITALIZATION                                           $103,660
                                                                       ========

                                 GEORGIA TRUST I
                               STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                        (Consolidated in Parent, GEORGIA)
                                   (Unaudited)
                                 (in thousands)




        Interest Income                                              $6,142
        Less: Preferred Distributions                                 5,958
              Other Expenses                                             50
                                                                     ------
        NET INCOME                                                      134

        EARNINGS RETAINED IN THE BUSINESS AT DECEMBER 31, 1995            0
                                                                     ------

        EARNINGS RETAINED IN THE BUSINESS AT DECEMBER 31, 1996       $  134
                                                                     ======

                                 GEORGIA TRUST I
                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                        (Consolidated in Parent, GEORGIA)
                                   (Unaudited)
                                 (in thousands)


  OPERATING ACTIVITIES:
    Net income                                          $     134
    Change in current assets and current liabilities         (134)
                                                        ---------

  INVESTING ACTIVITIES:
    Junior subordinated notes issued to parent                        (231,959)

  FINANCING ACTIVITIES:
    Preferred securities                                  225,000
    Advances from parent                                    6,959      231,959
                                                        ----------    --------

  NET CHANGE IN CASH                                                  $     0
                                                                      ========

                                 GEORGIA TRUST I
                       BALANCE SHEET AT DECEMBER 31, 1996
                        (Consolidated in Parent, GEORGIA)
                                   (Unaudited)
                                 (in thousands)



                                     ASSETS


        INVESTMENTS                                               $231,959

        CURRENT ASSETS:
          Interest receivable                                          134
                                                                  --------

        TOTAL ASSETS                                              $232,093
                                                                  ========

                                 CAPITALIZATION


        CAPITALIZATION:
          Miscellaneous paid-in capital          $6,959
          Retained earnings                         134           $  7,093
                                               --------

          Preferred securities                                     225,000
                                                                  --------

        TOTAL CAPITALIZATION                                      $232,093
                                                                  ========

         EXHIBITS.

         Exhibits (including reference to previous filings):

            Exhibit
            Number            Description of Exhibit

            A-1 Annual Report of SOUTHERN on Form 10-K for the year ended December 31, 1996. (File No. 1-3526.)

            A-2 Annual Report of ALABAMA on Form 10-K for the year ended December 31, 1996. (File No. 1-3164.)

            A-3 Annual Report of GEORGIA on Form 10-K for the year ended December 31, 1996. (File No. 1-6468.)

            A-4 Annual Report of GULF on Form 10-K for the year ended December 31, 1996 (File No. 0-2429.)

            A-5 Annual Report of MISSISSIPPI on Form 10-K for the year ended December 31, 1996. (File No. 0-6849.)

            A-6 Annual Report of SAVANNAH on Form 10-K for the year ended December 31, 1996. (File No. 1-5072.)

            A-7 Annual Report on Form U-13-60 for SEI for the year ended December 31, 1996.

            B-1 Composite Certificate of Incorporation of SOUTHERN, reflecting all amendments thereto through January 5, 1994. (Designated in Registration No. 33-3546, as Exhibit 4(a), in Certificate of Notification, File No. 70-7341, as Exhibit A and in Certificate of Notification, File No. 70-8181, as Exhibit A.)

            B-2 By-laws of SOUTHERN as amended effective October 21, 1991, and as presently in effect. (Designated in Form U-1, File No. 70-8181, as Exhibit A-2.)

            B-3 Charter of ALABAMA and amendments thereto through October 14, 1994. (Designated in Registration No. 2-59634 as Exhibit 2(b), in Registration No. 2-60209 as Exhibit 2(c), in Registration No. 2-60484 as Exhibit 2(b), in Registration No. 2-70838 as Exhibit 4(a)-2, in Registration No. 2-85987 as Exhibit 4(a)-2, in Registration No. 33-25539 as Exhibit 4(a)-2, in Registration No. 33-43917 as Exhibit 4(a)-2, in Form 8-K dated February 5, 1992, File No. 1-3164, as Exhibit 4(b)-3, in Form 8-K dated July 8, 1992, File No. 1-3164, as
                    Exhibit 4(b)-3, in Form 8-K dated October 27, 1993, File No. 1-3164, as Exhibits 4(a) and 4(b), in Form 8-K dated November 16, 1993, File No. 1-3164, as Exhibit 4(a) and in Certificate of Notification, File No. 70-8191, as Exhibit A.)

            B-4 By-laws of ALABAMA as amended effective July 23, 1993, and as presently in effect. (Designated in Form U-1, File No. 70-8191, as Exhibit A-2.)

         EXHIBITS.

            Exhibit
            Number            Description of Exhibit

            B-5 Charter of GEORGIA and amendments thereto through October 25, 1993. (Designated in Registration No. 2-63392 as Exhibit 2(a)-2, in Registration No. 2-78913 as Exhibits 4(a)-(2) and 4(a)-(3), in Registration No. 2-93039 as Exhibit 4(a)-(2), in Registration No. 2-96810 as Exhibit 4(a)(2), in Registration No. 33-141 as Exhibit 4(a)(2), in Registration No. 33-1359 as
                    Exhibit 4(a)(2), in Registration No. 33-5405 as Exhibit 4(b)(2), in Registration No. 33-14367 as Exhibits 4(b)-2 and 4(b)-3, in Registration No. 33-22504 as Exhibits 4(b)-(2), 4(b)-(3) and 4(b)-(4), in GEORGIA's Form 10-K for the year ended December 31, 1991, File No. 1-6468, as Exhibits 4(a)(2) and 4(a)(3), in
                    Registration No. 33-48895, as Exhibits 4(b)-(2) and 4(b)-(3), in Form 8-K dated December 10, 1992, File No. 1-6468, as Exhibit 4(b), in Form 8-K dated June 17, 1993, File No. 1-6468, as Exhibit 4(b) and in Form 8-K dated October 20, 1993, File No. 1-6468, as Exhibit 4(b).)

            B-6 By-laws of GEORGIA as amended effective July 18, 1990, and as presently in effect. (Designated in GEORGIA's Form 10-K for the year ended December 31, 1990, File No. 1-6468, as
                    Exhibit 3.)

            B-7 Restated Articles of Incorporation of GULF and amendments thereto through November 8, 1993. (Designated in Registration No. 33-43739 as Exhibit 4(b)-1), in Form 8-K dated January 15, 1992, File No. 0-2429, as Exhibit 1(b), in Form 8-K dated August 18, 1992, File No. 0-2429, as Exhibit 4(b)-2, in Form 8-K dated September 22, 1993, File No. 0-2429, as Exhibit 4 and in Form 8-K dated November 3, 1993, File No. 0-2429, as Exhibit 4.)

            B-8 By-laws of GULF as amended effective July 26, 1996, and as presently in effect. (Designated in Form U-1, File No. 70-8949, as Exhibit A-2(c).)

            B-9 Articles of incorporation of MISSISSIPPI, articles of merger of Mississippi Power Company (a Maine corporation) into MISSISSIPPI and articles of amendment to the articles of incorporation of MISSISSIPPI through August 19, 1993. (Designated in Registration No. 2-71540 as Exhibit 4(a)-1, in Form U5S for 1987, File No. 30-222-2, as Exhibit B-10, in Registration No. 33-49320 as Exhibit 4(b)-1, in Form 8-K dated August 5, 1992, File No. 0-6849, as Exhibits 4(b)-2 and 4(b)-3 in Form 8-K dated August 4, 1993, File No. 0-6849, as Exhibit 4(b)-3 and in Form 8-K dated August 18, 1993, File No. 0-6849, as Exhibit 4(b)-3.)

            B-10 By-laws of MISSISSIPPI as amended effective April 2, 1996, and as presently in effect.(Designated in Form U5S for 1995, File No. 30-222-2, as Exhibit B-10.)

         EXHIBITS.

            Exhibit
            Number            Description of Exhibit


            B-11 Charter of SAVANNAH and amendments thereto through November 10, 1993. (Designated in Registration No. 33-25183 as
                    Exhibit 4(b)-(1), in Registration No. 33-45757 as Exhibit 4(b)-(2) and in Form 8-K dated November 9, 1993, File No. 1-5072 as Exhibit 4(b).)

            B-12 By-laws of SAVANNAH as amended effective February 16, 1994, and as presently in effect. (Designated in SAVANNAH's Form 10-K for the year ended
                    December 31, 1993, File No. 1-5072, as Exhibit
                    3(f)2.)

            B-13 SEGCO Certificate of Incorporation as amended to date, last amended November 29, 1966. (Designated in Forms U-1, File No. 70-3480, as Exhibit A-5, File No. 70-3630, as Exhibit A-6, File Nos. 70-3738 and 70-3842, as Exhibit A-8(b);
                    Registration No. 2-18084 as Exhibit 3(a)-2 and First Certificate of Notification, File No. 70-3945, as Exhibit A.)

            B-14 SEGCO By-laws as amended to date, last amended July 10, 1986. (Designated in Form U5S for the year ended December 31, 1990, as Exhibit B-14.)

            B-15 SCS Certificate of Incorporation as amended. (Designated in Form U-1, File No. 70-3573, as Exhibit A-1; in Form U-1, File No. 70-3833, as Exhibit A-2; Form U5S for 1962, File No. 30-222-2, as Exhibit A-17; and Form U5S for 1985, File No. 30-222-2, as Exhibit B-13(b).)

            B-16 SCS By-laws as amended to date, last amended February 20, 1995. (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-16)

            B-17 Alabama Property Company Certificate of Incorporation. (Designated in Form U-5B, File No. 30-115, as Exhibit B-29.)

            B-18 Alabama Property Company By-laws. (Designated in Form U-5B, File No. 30-115, as Exhibit B-30.)

            B-19 Piedmont-Forrest Corporation Articles of Incorporation and amendments thereto through August 31, 1987. (Designated in Form U-1, File No. 70-6135, as Exhibit A-1 and in Form U5S for 1987, File No. 30-222-2, as Exhibit B-21.)

            B-20 Piedmont-Forrest Corporation By-laws as presently in effect. (Designated in Form U-1, File No. 70-6135, as Exhibit A-2.)

         EXHIBITS.

            Exhibit
            Number            Description of Exhibit


            B-21 Articles of Incorporation of SEI and amendments thereto. (Designated in Form U5S for 1982, File No. 30-222-2, as Exhibit A-19 and in Form U5S for 1987, File No. 30-222-2, as Exhibit B-24.)

            B-22 Certificate of Amendment of Articles of Incorporation of Southern Electric International, Inc. changing name to SEI.

            B-23 By-laws of SEI as amended to date, last amended February 20, 1997.

            B-24 Articles of Incorporation of MESH and amendments thereto. (Designated in Form U5S for 1995, File No. 30-222-2, as Exhibit B-23.)

            B-25 By-laws of MESH. (Designated in Form U5S for 1995, File No. 30-222-2, as Exhibit B-24.)

            B-26 Articles of Incorporation of Southern Development and amendments thereto through March 25, 1993. (Designated in Form U5S for 1985, File No. 30-222-2, as Exhibit B-23, in Form U5S for 1987, File No. 30-222-2, as Exhibit B-27 and in Form U5S for 1993, File No. 30-222-2, as Exhibit B-25.)

            B-27 By-laws of Southern Development. (Designated in Form U5S for 1985, File No. 30-222-2, as Exhibit B-24.)

            B-28 By-laws of SOUTHERN NUCLEAR as amended to date, last amended May 21, 1991. Designated in Form U5S for 1991, File No. 30-222-2, as Exhibit B-27.)

            B-29 Articles of Incorporation of SOUTHERN NUCLEAR and amendment thereto through June 14, 1991. (Designated in Form U5S for 1991, File No. 30-222-2, as Exhibit B-28.)

            B-30 Certificate of Incorporation of SERC. (Designated in Form U5S for 1993, File No. 30-222-2, as Exhibit B-30

            B-31 By-laws of SERC. (Designated in Form U5S for 1993, File No. 30-222-2, as Exhibit B-31.)

            B-32 Certificate of Incorporation of SOUTHERN COMMUNICATIONS. (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-31)

            B-33 By-laws of SOUTHERN COMMUNICATIONS. (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-32)

         EXHIBITS.

            Exhibit
            Number            Description of Exhibit


            B-34 Certificate of Incorporation of SEIH. (Designated in Form U5S for 1993, File No. 30-222-2, as Exhibit B-32.)

            B-35 By-laws of SEIH. (Designated in Form U5S for 1993, File No. 30-222-2, as Exhibit B-33.)

            B-36 Certificate of Incorporation of SEIH-III. (Designated in Form U5S for 1993, File No. 30-222-2, as Exhibit B-34.)

            B-37 By-laws of SEIH-III. (Designated in Form U5S for 1993, File No. 30-222-2, as Exhibit B-35.)

            B-38 Certificate of Incorporation of Southern Electric International - Europe, Inc. and amendments thereto. (Designated in Form U5S for 1995, File No.30-222-2, as Exhibit B-37.)

            B-39 By-laws of Southern Electric International - Europe, Inc. (Designated in Form U5S for 1995, File No. 30-222-2, as Exhibit B-38.)

            B-40 Certificate of Incorporation of Southern Energy North America, Inc. (Designated in Form U5S for 1993, File No. 30-222-2, as Exhibit B-38.)

            B-41 Certificate of Amendment of Certificate of Incorporation of Southern Electric Wholesale Generators, Inc. changing name to Southern Energy North America Inc.

            B-42 By-laws of Southern Energy North America, Inc. (Designated in Form U5S for 1993, File No. 30-222-2, as Exhibit B-39.)

            B-43 Certificate of Incorporation of SEIH-VIII. (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-41)

            B-44 By-laws of SEIH-VIII. (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-42)

            B-45 Certificate of Incorporation of Southern Electric International Trinidad, Inc. and amendments thereto. (Designated in Form U5S for 1995, File No. 30-222-2, as Exhibit B-43.)

            B-46 By-laws of Southern Electric International Trinidad, Inc. (Designated in Form U5S for 1995, File No. 30-222-2, as Exhibit B-44.)

            B-47 Certificate of Incorporation of SEIH-X. (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-45)

            B-48 By-laws of SEIH-X. (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-46)

         EXHIBITS.

            Exhibit
            Number            Description of Exhibit


            B-49 Certificate of Incorporation of SEIH-XI. (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-47)

            B-50 By-laws of SEIH-XI. (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-48)

            B-51 Articles of Organization of MESCO and amendments thereto. (Designated in Form U5S for 1995, File No. 30-222-2, as Exhibit B-49.)

            B-52 Operating Agreement of MESCO. (Designated in Form U5S for 1995, File No. 30-222-2, as Exhibit B-50.)

            B-53 Certificate of Incorporation of Southern Electric, Inc. (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-51)

            B-54 By-laws of Southern Electric, Inc. (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-52)

            B-55 Certificate of Incorporation of GEORGIA POWER HOLDINGS. (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-53)

            B-56 By-laws of GEORGIA POWER HOLDINGS. (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-54)

            B-57 Certificate of Limited Partnership of GEORGIA CAPITAL. (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-55)

            B-58 Amended and Restated Agreement of Limited Partnership of GEORGIA CAPITAL. (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-56)

            B-59 Action of General Partner of GEORGIA CAPITAL dated December 9, 1994. (Designated in Form U5S for 1994, File No. 30-222-2, as Exhibit B-57)

            B-60 Certificate of Incorporation of Southern Energy International, Inc. (Designated in Form U5S for 1995, File No. 30-222-2, as Exhibit B-58.)

            B-61 Certificate of Amendment of Certificate of Incorporation of SEI Newco 1 changing name to Southern Energy International, Inc.

            B-62    By-laws of Southern Energy International, Inc.

            B-63 Certificate of Incorporation of Southern Energy - Newco 2, Inc. (Designated in Form U5S for 1995, File No. 30-222-2, as Exhibit B-60.)

            B-64 Certificates of Amendment of Certificate of Incorporation of SEI Newco 2 changing name to Southern Energy - Newco 2, Inc.

         EXHIBITS.

            Exhibit
            Number            Description of Exhibit


            B-65    By-laws of Southern Energy - Newco 2, Inc.

            B-66    By-Laws of Southern Energy Finance Company, Inc

            B-67    Certificate of Incorporation of EPZ Lease, Inc.

            B-68    By-laws of EPZ Lease, Inc.

            B-69    Certificate of Formation of EPZ Lease, L.L.C.

            B-70    Certificate of Formation of EPZ Lease Holding A, L.L.C.

            B-71    Articles of Organization of EPZ Lease Holding A, L.L.C.

            B-72    Certificate of Formation of EPZ Lease Holding B, L.L.C.

            B-73    Articles of Organization of EPZ Lease Holding B, L.L.C.

            B-74    Certificate of Formation of EPZ Lease Holding C, L.L.C.

            B-75    Articles of Organization of EPZ Lease Holding C, L.L.C.

            C-1 Indenture dated as of January 1, 1942, between ALABAMA and The Chase Manhattan Bank (formerly Chemical Bank), as Trustee, and indentures supplemental thereto through that dated as of December 1, 1994. (Designated in Registration Nos. 2-59843 as Exhibit 2(a)-2, 2-60484 as Exhibits 2(a)-3
                    and  2(a)-4,  2-60716  as Exhibit  2(c), 2-67574 as Exhibit
                    2(c),  2-68687 as Exhibit 2(c), 2-69599 as Exhibit  4(a)-2,
                    2-71364 as Exhibit 4(a)-2, 2-73727  as  Exhibit  4(a)-2,
                    33-5079 as Exhibit 4(a)-2, 33-17083  as  Exhibit  4(a)-2,
                    33-22090 as Exhibit 4(a)-2, in ALABAMA's Form 10-K for the year ended December 31, 1990, File No. 1-3164, as Exhibit 4(c), in Registration Nos. 33-43917 as Exhibit 4(a)-2,
                    33-45492  as Exhibit  4(a)-2, 33-48885  as Exhibit  4(a)-2,
                    33-48917 as Exhibit 4(a)-2, in Form 8-K dated January 20, 1993, File No. 1-3436, as Exhibit 4(a)-3, in Form 8-K dated February 17, 1993, File No. 1-3436, as Exhibit 4(a)-3, in Form 8-K dated March 10, 1993, File No. 1-3436, as Exhibit 4(a)-3, in Certificate of Notification, File No. 70-8069, as Exhibits A and B, in Form 8-K dated June 24, 1993, File No. 1-3436, as Exhibit 4, in Certificate of Notification, File No. 70-8069, as Exhibit A, in Form 8-K dated November 16, 1993, File No. 1-3436, as Exhibit 4(b), in Certificate of Notification, File No. 70-8069, as Exhibits A and B, in Certificate of Notification, File No. 70-8069, as Exhibit A, in Certificate of Notification, File No. 70-8069, as Exhibit A and in Form 8-K dated November 30, 1994, File No. 1-3436, as Exhibit 4.)

         EXHIBITS.

            Exhibit
            Number            Description of Exhibit

            C-2 Indenture dated as of March 1, 1941, between GEORGIA and The Chase Manhattan Bank (formerly Chemical Bank), as Trustee, and indentures supplemental thereto dated as of March 1, 1941, March 3, 1941 (3 indentures), March 6, 1941 139 indentures), March 1, 1946 (88 indentures) and December 1, 1947, through October 15, 1995. (Designated in Registration Nos. 2-4663 as Exhibits B-3 and B-3(a), 2-7299 as Exhibit 7(a)-2, 2-61116 as Exhibit 2(a)-3 and 2(a)-4, 2-62488 as
                    Exhibit 2(a)-3, 2-63393 as Exhibit 2(a)-4, 2-63705 as
                    Exhibit 2(a)-3, 2-68973 as Exhibit 2(a)-3, 2-70679 as
                    Exhibit 4(a)-(2), 2-72324 as Exhibit 4(a)-2, 2-73987 as
                    Exhibit 4(a)-(2), 2-77941 as Exhibits 4(a)-(2) and 4(a)-(3),
                    2-79336 as Exhibit 4(a)-(2), 2-81303 as Exhibit 4(a)-(2),
                    2-90105 as Exhibit 4(a)-(2), 33-5405 as Exhibit 4(a)-(2),
                    33-14367  as Exhibits  4(a)-(2) and  4(a)-(3), 33-22504 as
                    Exhibits  4(a)-(2), 4(a)-(3) and  4(a)-(4), 33-32420 as
                    Exhibit 4(a)-(2), 33-35683 as Exhibit 4(a)-(2), in GEORGIA's Form 10-K for the year ended December 31, 1990, File No. 1-6468, as Exhibit 4(a)(3), in Form 10-K for the year ended December 31, 1991, File No. 1-6468, as Exhibit 4(a)(5), in Registration No. 33-48895 as Exhibit 4(a)-(2), in Form 8-K dated August 26, 1992, File No. 1-6468, as Exhibit 4(a)-(3), in Form 8-K dated September 9, 1992, File No. 1-6468, as Exhibits 4(a)-(3) and 4(a)-(4), in Form 8-K dated September 23, 1992, File No. 1-6468, as Exhibit 4(a)-(3), in Form 8-A
                    dated October 12, 1992, as Exhibit 2(b), in Form 8-K dated January 27, 1993, File No. 1-6468, as Exhibit 4(a)-(3), in Registration No. 33-49661 as Exhibit 4(a)-(2), in Form 8-K dated July 26, 1993, File No. 1-6468, as Exhibit 4, in Certificate of Notification, File No. 70-7832, as Exhibit M, in Certificate of Notification, File No. 70-7832, as Exhibit C, in Certificate of Notification, File No. 70-7832, as Exhibits K and L, in Certificate of Notification, File No. 70-8443, as Exhibit C, in Certificate of Notification, File No. 70-8443, as Exhibit C, in Certificate of Notification, File No. 70-8443, as Exhibit E, in Certificate of Notification, File No. 70-8443, as Exhibit E, in Certificate of Notification, File No. 70-8443, as Exhibit E, in GEORGIA's Form 10-K for the year ended December 31, 1994, File No. 1-6468, as Exhibits 4(c)2 and 4(c)3, in Certificate of Notification, File No. 70-8443, as Exhibit C, in Certificate of Notification, File No. 70-8443, as Exhibit C, in Form 8-K dated May 17, 1995, File No. 1-6468, as Exhibit 4 and in GEORGIA's Form 10-K for the year ended December 31, 1995, File No. 1-6468, as Exhibits 4(c)2, 4(c)3, 4(c)4,
                    4(c)5 and 4(c)6.)

            C-3 Indenture dated as of June 1, 1994, between GEORGIA and Trust Company Bank, as Trustee and indenture supplemental thereto dated December 15, 1994. (Designated in Certificate of Notification, File No. 70-8461 as Exhibits E and F.)

         EXHIBITS.

             Exhibit
             Number         Description of Exhibit


            C-4 Indenture dated as of September 1, 1941, between GULF and The Chase Manhattan Bank (formerly The Chase Manhattan Bank (National Association)), as Trustee, and indentures supplemental thereto through November 1, 1996. (Designated in Registration Nos. 2-4833 as Exhibit B-3, 2-62319 as
                    Exhibit  2(a)-3, 2-63765  as  Exhibit 2(a)-3,  2-66260 as
                    Exhibit  2(a)-3, 33-2809 as Exhibit 4(a)-2, 33-43739 as
                    Exhibit 4(a)-2, in GULF's Form 10-K for the year ended December 31, 1991, File No. 0-2429, as Exhibit 4(b), in Form 8-K dated August 18, 1992, File No. 0-2429, as Exhibit 4(a)-3, in Registration No. 33-50165 as Exhibit 4(a)-2, in Form 8-K dated July 12, 1993, File No. 0-2429, as Exhibit 4, in Certificate of Notification, File No. 70-8229, as Exhibit A, in Certificate of Notification, File No. 70-8229, as Exhibits E and F, in Form 8-K dated January 17, 1996, File No. 0-2429, as Exhibit 4, in Certificate of Notification, File No. 70-8229, as Exhibit A, in Certificate of Notification, File No. 70-8229, as Exhibit A and in Form 8-K dated November 6, 1996, File No. 0-2429, as Exhibit 4.)

            C-5 Indenture dated as of September 1, 1941, between MISSISSIPPI and Bankers Trust Company, as Successor Trustee, and indentures supplemental thereto through December 1, 1995. (Designated in Registration Nos. 2-4834 as Exhibit B-3, 2-62965 as Exhibit 2(b)-2, 2-66845 as Exhibit 2(b)-2,
                    2-71537 as Exhibit  4(a)-(2),  33-5414 as Exhibit 4(a)-(2),
                    33-39833 as Exhibit 4(a)-2, in MISSISSIPPI's Form 10-K for the year ended December 31, 1991, File No. 0-6849, as
                    Exhibit 4(b), in Form 8-K dated August 5, 1992, File No. 0-6849, as Exhibit 4(a)-2, in Second Certificate of Notification, File No. 70-7941 as Exhibit I, in MISSISSIPPI's Form 8-K dated February 26, 1993, File No. 0-6849, as Exhibit 4(a)-2, in Certificate of Notification, File No. 70-8127, as Exhibit A, in Form 8-K dated June 22, 1993, File No. 0-6849, as Exhibit 1, in Certificate of Notification, File No. 70-8127, as Exhibit A, in Form 8-K dated March 8, 1994, File No. 0-6849, as Exhibit 4, in Certificate of Notification, File No. 70-8127, as Exhibit C and in Form 8-K dated December 5, 1995, File No. 0-6849, as
                    Exhibit 4.)

            C-6 Indenture dated as of March 1, 1945, between SAVANNAH and Bank of New York, New York, as Trustee, and indentures supplemental thereto through May 1, 1996. (Designated in Registration Nos. 33-25183 as Exhibit 4(a)-(1), 33-41496 as
                    Exhibit  4(a)-(2), 33-45757 as Exhibit 4(a)-(2), in
                    SAVANNAH's Form 10-K for the year ended December 31, 1991, File No. 1-5072, as Exhibit 4(b), in Form 8-K dated July 8, 1992, File No. 1-5072, as Exhibit 4(a)-3, in Registration No. 33-50587 as Exhibit 4(a)-(2), in Form 8-K dated July 22, 1993, File No. 1-5072, as Exhibit 4, in Form 8-K dated May 18, 1995, File No. 1-5072, as Exhibit 4 and in Form 8-K dated May 23, 1996, File No. 1-5072, as Exhibit 4.)

         EXHIBITS.

            Exhibit
            Number            Description of Exhibit


            D-1 Income Tax Allocation Agreement and Amendments 1 through 31 thereto. (Designated in Form U5S for 1981, File No. 30-222-2, as Exhibit A-21, in Form U5S for 1982, File No. 30-222-2, as Exhibit A-22(b), in Form U5S for 1982, File No. 30-222-2, as Exhibit A-22(c), in Form U5S for 1983, File No. 30-222-2, as Exhibit D-1(d), in Form U5S for 1985, File No. 30-222-2, as Exhibit D-1(e), in Amendment No. 1 to Form U5S for 1985, File No. 30-222-2, as Exhibit D-1(f) in Form U5S for 1987, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1991, File No. 30-222-2, as Exhibit D-2 and in Form U5S for 1992, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1991, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1994, File No. 30-222-2, as Exhibit D-2 and in Form U5S for 1995, File No. 30-222-2, as Exhibit D-2.)

            D-2     Amendments 32 through 42 to Income Tax Allocation Agreement.

            E-1 ALABAMA's, GEORGIA's, GULF's, MISSISSIPPI's, SCS's and SOUTHERN NUCLEAR's personnel policies pertaining to employee loans. (Designated in Form U5S for 1985, File No. 30-222-2, as Exhibits E-1, E-2, E-3, E-4 and E-5, in Form U5S, File No. 30-222-2, for 1987 as Exhibit E-2, in Form U5S for 1990, File No. 30-222-2, as Exhibit E-2, in Form U5S for 1991, File No. 30-222-2, as Exhibits E-2 and E-3, in Form U5S for 1992, File No. 30-222-2, as Exhibit E-2 in Form U5S for 1993, File No. 30-222-2, as Exhibit E-2, in Form U5S for 1991, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1994, File No. 30-222-2, as Exhibit E-2 and in Form U5S for 1995, File No. 30-222-2, as Exhibit E-2.)

            G-1 ALABAMA's Financial Data Schedule. (Designated in Form 8-K dated February 12, 1997, File No. 1-3164, as Exhibit 27.)

            G-2 GEORGIA's Financial Data Schedule. (Designated in Form 8-K dated February 12, 1997, File No. 1-6468, as Exhibit 27.)

            G-3 GULF's Financial Data Schedule. (Designated in Form 8-K dated February 12, 1997, File No. 0-2429, as Exhibit 27.)

            G-4 MISSISSIPPI's Financial Data Schedule. (Designated in Form 8-K dated February 12, 1997, File No. 0-6849, as Exhibit 27.)

            G-5 SAVANNAH's Financial Data Schedule. (Designated in Form 8-K dated February 12, 1997, File No. 1-5072, as Exhibit 27.)

            G-6 SOUTHERN system's consolidated Financial Data Schedule. (Designated in Form 8-K dated February 12, 1997, File No. 1-3526, as Exhibit 27.)

            H       Organizational chart.

         EXHIBITS.

            Exhibit
           Number             Description of Exhibit


            I Financial statements relating to certain exempt wholesale generators and foreign utility companies.

         Exhibits listed above which have heretofore been filed with the SEC pursuant to various Acts administered by the SEC, and which were designated as noted above, are hereby incorporated herein by reference and made a part hereof with the same effect as if filed herewith.